UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

VECTREN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VECTREN CORPORATION
One Vectren Square
211 N.W. Riverside Drive
Evansville, Indiana 47708-1251

Notice of 2015 Annual Meeting of Shareholders

TO BE HELD MAY 12, 2015

To Shareholders of Vectren Corporation:

You are invited to attend our 2015 annual meeting of shareholders on Tuesday, May 12, 2015, at 10:00 a.m. (Central Daylight Time). The meeting will be held at our corporate offices located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. The items of business are:

1.	The election of all directors;

2.	To approve a non-binding advisory resolution approving the compensation of our Named Executive Officers (“NEOs”);

3.	The ratification of the reappointment of Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for Vectren Corporation and its subsidiaries for 2015; and

4.	The consideration of any other business that is properly brought before the meeting or any adjournment of the meeting.

Shareholders of record at the close of business on March 13, 2015 are entitled to vote at the meeting and at any postponement or adjournment of the meeting. Pursuant to the rules of the Securities and Exchange Commission (“SEC”), we have elected to deliver our proxy materials to many of our shareholders over the Internet. On March 23, 2015, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and 2014 annual report to shareholders. Shareholders who did not receive the Notice of Internet Availability will receive a copy of the proxy statement and annual report by mail. Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly.

You may vote your shares by telephone at 1-866-883-3382, or	If you received a copy of the proxy by mail, you may vote by returning the enclosed proxy in the accompanying self-addressed envelope, or

You may vote your shares online via the Internet at www.proxypush.com/vvc, or	You may also vote in person at the annual meeting.

If your shares are held by your bank, broker or nominee, please review the voting options provided on your voter instruction form and act accordingly. As required by federal law, absent your vote, your broker, bank or nominee is not permitted to use its own discretion to vote your shares on Items 1 and 2. For your vote to be counted, you will need to communicate your voting decisions on these matters to your bank, broker or nominee. You can revoke your proxy at any time before it is exercised.

By order of the Board of Directors,
VECTREN CORPORATION

By: RONALD E. CHRISTIAN
Executive Vice President, Chief Legal and External Affairs Officer
and Corporate Secretary

Evansville, Indiana
March 23, 2015

Location of May 12, 2015
Annual Shareholders’ Meeting

Vectren Corporation

One Vectren Square, 211 N.W. Riverside Drive

Evansville, IN 47708-1251

Parking for shareholders will be provided in the parking lot of Vectren Corporation at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana. Vectren Corporation is located between Vine and Court Streets off Riverside Drive in Evansville.

Your Vote Is Important

Whether or not you plan to attend the meeting, your vote is important and we urge you to vote promptly. You may vote your shares via a toll-free number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. You may revoke your proxy prior to or at the meeting and vote in person if you wish. If your shares are held by a broker, bank or nominee, it is important that they receive your voting instructions.

Important Notice Regarding the Availability of Proxy Materials for the 2015

Annual Meeting of Shareholders to be Held on

May 12, 2015

10:00 a.m. (Central Daylight Time)

Our proxy statement for the 2015 annual meeting of shareholders and our annual report on Form 10-K for the year ended December 31, 2014 are available at www.vectren.com.

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Table of Contents

INTRODUCTION	1
Proxy Statement	1
Purposes of Meeting	1
Voting Securities	1
Solicitations of Proxies	2
Cost and Method of Solicitation	2
Annual Report	2
Revocation Rights	2
Communications to Directors	2
Access to Information	3
ITEM 1. ELECTION OF DIRECTORS	4
Election Process	4
Nominee Biographies	5
Retiring Director’s Biography	8
NAMED EXECUTIVE OFFICERS	9
OWNERSHIP OF VECTREN STOCK	10
Common Stock Ownership by Directors and Executive Officers	10
Securities Owned by Certain Beneficial Owners	11
Section 16(a) Beneficial Ownership Reporting Compliance	11
CORPORATE GOVERNANCE AND MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS	11
Related Person Transactions	11
Director Independence	12
Nomination of Directors by Shareholders	12
Board Leadership Structure	13
Board’s Role in Risk Oversight	13
Board Meetings	14
Director Compensation	15
REPORT OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE	17
Scope of Responsibilities	17
2014 Accomplishments	17
Share Ownership Policy for Non-Employee Directors	20
Annual Committee Charter Review and Performance Evaluation	21
Director Independence Standards	21
Selection and Evaluation of Director Candidates	22
Commitment	22
REPORT OF THE AUDIT AND RISK MANAGEMENT COMMITTEE	23
Scope of Responsibilities	23
2014 Accomplishments	23
Corporate Code of Conduct	24
Risk Management	24
Sarbanes-Oxley Section 404 Compliance	24
Independent Registered Public Accounting Firm Activities	24
Reappointment of Deloitte	25
Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm,
and the Audit Committee	25
2014 Form 10-K	25
Annual Committee Charter Review and Performance Evaluation	26
Commitment	26
REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE	27
Role of Board Chair, President and Chief Executive Officer in the Compensation Process	27
Share Ownership Policy for Officers	28
Compensation Consultant	28

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Recoupment or Clawback Policy	29
Oversight of Company Benefit Plans	29
Company’s Human Resources Advisory Committee	29
Regulatory Updates and Governance Practices	30
Deductibility of Executive Compensation	30
Annual Committee Charter Review and Performance Evaluation	30
Compensation and Benefits Committee Report	30
Commitment	30
REPORT OF THE FINANCE COMMITTEE	31
Scope of Responsibilities	31
2014 Accomplishments	31
Annual Committee Charter Review and Performance Evaluation	32
Commitment	32
REPORT OF THE CORPORATE RESPONSIBILITY AND SUSTAINABILITY COMMITTEE	33
Scope of Responsibilities	33
2014 Accomplishments	33
Annual Committee Charter Review and Performance Evaluation	34
Commitment	34
COMPENSATION DISCUSSION AND ANALYSIS	35
Forward-Looking Statements	35
Executive Summary	35
Objectives of Vectren’s Compensation Programs	37
Executive Compensation Strategy and Process	37
Material Differences in Compensation Policies for Individual Executive Officers	38
Monitoring of the Company’s Pay Practices	38
Shareholder Say-on-Pay Votes	39
Compensation Consultant	39
Role of Management in the Compensation Process	40
Elements of Vectren’s Compensation	40
EXECUTIVE COMPENSATION TABLES AND DISCLOSURES	48
Realized Compensation	48
2014 Summary Compensation Table	48
2014 Grants of Plan-Based Awards Table	50
2014 Option Exercises and Stock Vested Table	52
2014 Outstanding Equity Awards at Fiscal Year-End Table	52
Retirement Benefit Plans	53
Nonqualified Deferred Compensation	56
Potential Payments Upon Termination or Change in Control	57
COMPENSATION RISK ASSESSMENT	62
ITEM 2. NON-BINDING PROPOSAL TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	62
ITEM 3. RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	63
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY	64
SHAREHOLDER PROPOSALS FOR 2016 ANNUAL MEETING	65
APPENDIX A—DIRECTOR QUALIFICATIONS	66
APPENDIX B—QUALIFICATIONS FOR CONTINUED SERVICE, RETIREMENT.	67
APPENDIX C—GAAP TO NON-GAAP RECONCILIATIONS.	68

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Introduction

Proxy Statement

The following information is furnished in connection with the solicitation of the enclosed proxy by and on behalf of the Board of Directors (“Board”) of Vectren Corporation (the “Company” or “Vectren”). The proxy will be used at the annual meeting of shareholders to be held at our corporate office located at One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana, on Tuesday, May 12, 2015, at 10:00 a.m. (Central Daylight Time), and at any adjournment of the meeting for the matters to be acted upon under its authority. Under the SEC rules that allow companies to furnish proxy materials to shareholders over the Internet, we have elected to deliver our proxy materials to many of our shareholders in that manner. This delivery process will allow us to provide these shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 23, 2015, we mailed to these shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy statement and 2014 annual report to shareholders. The Notice also provides instructions on how to vote online or by telephone and on how to receive a paper copy of the proxy materials by mail. On March 23, 2015, we also first mailed this proxy statement and the enclosed proxy card to shareholders who will not receive the Notice.

Further, the SEC rules permit us to deliver a single notice of annual meeting materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and conserves natural resources and can result in significant cost savings. To take advantage of this opportunity we have delivered only a single notice or set of annual meeting materials to any shareholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Vectren Corporation Shareholder Services Department by telephone at (800) 227-8625 or by e-mail at vvcir@vectren.com and we will promptly deliver the copies to you. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future notices or annual meeting materials, contact Vectren Corporation Shareholder Services Department at the above telephone number or email address.

Purposes of Meeting

As of this date, the only known business to be presented at the 2015 annual meeting of shareholders is (1) the election of directors of the Company to serve for a term of one year or until their successors are duly qualified and elected, (2) the approval of a non-binding advisory resolution approving the compensation of our NEOs, and (3) the ratification of the reappointment of Deloitte as the independent registered public accounting firm for the Company for 2015. The enclosed proxy authorizes the proxy holders to vote on these matters and on all other matters that may properly come before the meeting, and it is the intention of the proxy holders to take any such action utilizing their best judgment. Only shares held by those present at the meeting or for which proxies are returned will be considered to be represented at the meeting. For the purpose of determining a quorum, shares represented at the meeting are counted without regard to whether they are abstentions or broker non-votes as to any particular item.

Voting Securities

As of March 13, 2015, we had one class of capital stock outstanding, consisting of 82,624,813 shares of common stock without par value. The holders of the outstanding shares of common stock are entitled to one vote for each share held of record on each matter presented to a vote of the shareholders at the meeting. However, unless the holder personally appears and votes at the meeting, shares for which no proxy is returned (whether registered in the name of the actual holder thereof or in nominee or street name) will not be voted. Only shareholders of record at the close of business on March 13, 2015 will be entitled to vote at the meeting or at any adjournment of the meeting.

Solicitations of Proxies

The Board solicits your proxy for use at the meeting. Shares held in your name and represented by your proxy will be voted as you instruct if your proxy is duly executed and returned prior to the annual meeting. Shares represented by proxies that are returned signed but without instructions for voting will be voted as recommended by the Board. Shares represented by proxies that are returned unsigned or improperly marked will be treated as abstentions for voting purposes. You may revoke your proxy at any time before it is exercised by written notice to the secretary of the Company received prior to the time of the meeting or in person at the meeting.

If you are a participant in our automatic dividend reinvestment and stock purchase plan, your proxy card will represent the number of shares registered in your name and the number of shares credited to your plan account. For those shares held in the plan, your proxy card will serve as direction to the plan administrator as to how your account is to be voted.

If your shares are held in a brokerage account, you may instruct your broker, bank or other nominee to vote your shares by following instructions that the broker, bank or nominee provides for you. Most brokers offer voting by mail, telephone or via the Internet.

Cost and Method of Solicitation

The cost of preparing, assembling, printing and mailing this proxy statement, the enclosed proxy and any other material which may be furnished to shareholders in connection with the solicitation of proxies for the meeting will be borne by the Company. The Company has retained D. F. King & Company to assist in soliciting proxies from shareholders, including brokers’ accounts, at an estimated fee of $9,500 plus reasonable out-of-pocket expenses. In addition, some of the officers and regular employees of the Company, who will receive no compensation in addition to their regular salaries for such solicitation, may solicit proxies by telephone, email or personal visits, and it is estimated that the cost of such additional solicitation, if any, will not exceed $5,000, and will be borne by the Company. The Company expects to reimburse banks, brokerage houses and other custodians of stock for their reasonable charges and expenses in forwarding proxy materials to beneficial owners.

Annual Report

A copy of the Company’s combined annual report and Form 10-K for the year ended December 31, 2014 was mailed to certain of our shareholders on or about March 23, 2015. The Company’s consolidated financial statements, including footnotes, are included in the Form 10-K and posted at www.vectren.com. You may request a copy of our 2014 annual report, which includes our 2014 Form 10-K from:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	Robert L. Goocher
One Vectren Square		Treasurer and Vice President,
Evansville, Indiana 47708		Investor Relations
vvcir@vectren.com

Alternatively, you can access the 2014 annual report, which includes the 2014 Form 10-K, on our website at www.vectren.com.

Revocation Rights

A shareholder executing and delivering the enclosed proxy may revoke it by written notice delivered to the secretary of the Company, or in person at the annual meeting, at any time before the authority granted by it is exercised.

Communications to Directors

Our Corporate Governance Guidelines provide that the independent members of the Board elect from the non-management directors a “Lead” Director whose primary responsibilities, including serving as chair of executive sessions of the non-employee and independent directors, are set forth in the Corporate Governance Guidelines. The guidelines are posted on our website at www.vectren.com. Those guidelines provide that the Lead Director is the chair of the Nominating and Corporate Governance Committee (“Governance Committee”). The current Lead Director is J. Timothy McGinley.

The Audit and Risk Management Committee (“Audit Committee”) is responsible for, among other things, establishing, reviewing and updating a code of ethical conduct and ensuring that management has established a system to enforce this code. The Corporate Code of Conduct (titled “Corp Code of Conduct”) is located in the Corporate Governance section of our website at www.vectren.com and applies to all employees, officers and directors, including non-employee directors. The Audit Committee also ensures that the Company implements and follows necessary and appropriate financial reporting processes. The current chair of the Audit Committee is Michael L. Smith.

Shareholders and other parties interested in communicating directly with the Lead Director, chair of the Audit Committee, or with the non-employee directors as a group, may contact them by writing to:

Lead Director, Audit Committee chair, or Non-Employee Directors
Vectren Corporation
P. O. Box 3144
Evansville, IN 47731-3144

Interested parties may also contact Mr. Carl L. Chapman, our one director who is also a member of management, by writing to the address below and directing the communication to Mr. Carl L. Chapman, president and chief executive officer (“CEO”).

Vectren Corporation
One Vectren Square
Evansville, IN 47708

Access to Information

We make available copies of our Corporate Code of Conduct (which is applicable to all of our employees, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the non-employee members of the Board), our Corporate Governance Guidelines and all committee charters free of charge through our website at www.vectren.com, or by request, directed to Vectren Corporation Shareholder Services at the mailing address, phone number or email address that follow:

Mailing Address:	Phone Number:	Investor Relations Contact:
Vectren Shareholder Services	1-800-227-8625	Robert L. Goocher
One Vectren Square		Treasurer and Vice President,
Evansville, Indiana 47708		Investor Relations
vvcir@vectren.com

Item 1. Election of Directors

Election Process

Our Board currently consists of one class of 12 directors. Niel C. Ellerbrook will not be standing for reelection at this year’s annual meeting, and the Board will thereafter consist of 11 directors. The Board recommends that the nominees listed below, all of whom are currently serving as directors, be reelected to a new one-year term. All nominees have consented to serve if elected. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director.

If the enclosed proxy is returned signed but without voting instructions, the Board intends that the enclosed proxy will be voted by the proxy holders in favor of the election of the nominees named below for the office of director of the Company to hold office for a term of one year or until their respective successors are duly qualified and elected. Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees might result in some nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. If, however, any situation should arise under which any nominee is unable to serve, the proxy holders may exercise the authority granted in the enclosed proxy for the purpose of voting for a substitute nominee.

The Board has adopted a policy providing for a majority vote standard for uncontested elections. Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (“majority withheld vote”) shall tender his or her resignation to the chair of the Governance Committee promptly following certification of the shareholder vote. The Governance Committee will promptly consider the tendered resignation and recommend to the Board whether to accept or reject it. In determining whether to recommend acceptance or rejection of the tendered resignation, the Governance Committee will consider all factors it deems relevant including, without limitation, the stated reasons why shareholders “withheld” votes from the director, the director’s qualifications, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In deciding whether to accept the tendered resignation, the Board will consider the factors considered by the Governance Committee and any additional information and factors the Board believes to be relevant. Promptly following the Board’s decision, we will disclose that decision (and provide a full explanation of the process by which the decision was reached) in a Form 8-K filed with the SEC.

If the Board decides to accept the director’s resignation, the Governance Committee will recommend to the Board whether to fill the resulting vacancy or to reduce the size of the Board.

Any director who tenders his or her resignation pursuant to this policy will not participate in the Governance Committee recommendation or the Board consideration whether to accept or reject the resignation. If a majority of the members of the Governance Committee receive a majority withhold vote at the same election, then the independent directors who did not receive a majority withhold vote will appoint a Board committee consisting only of such independent directors solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept or reject them.

Nominee Biographies

Certain information concerning the nominees of the Company is set forth below and under the caption “Corporate Governance and Meetings and Committees of the Board of Directors.” If not otherwise indicated, the principal occupation listed for any individual has been the same for at least five years. The nominees’ ages reported below are as of the record date, March 13, 2015.

CARL L. CHAPMAN, age 59, was elected as Board chair effective May 11, 2011. He has been a director of the Company since 2009 and has served as chief executive officer and president of the Company since June 2010. He served as president and chief operating officer of the Company from November 1, 2007 to May 31, 2010, as chief operating officer from August 1, 2004 to June 2010 and as executive vice president from March 31, 2000 to November 1, 2004. From March 31, 2000 until August 2004, Mr. Chapman also served as president of Vectren Enterprises, Inc. (“Vectren Enterprises”). Prior to March 31, 2000 and since 1999, Mr. Chapman served as executive vice president and chief financial officer of Indiana Energy, Inc., a predecessor of the Company (“Indiana Energy”). Mr. Chapman has been a director of Indiana Gas Company, Inc. (“Indiana Gas”), Southern Indiana Gas and Electric Company (“SIGECO”), and Vectren Utility Holdings, Inc. (“VUHI”) since 2004 and Vectren Energy Delivery of Ohio, Inc. (“VEDO”) since 2005. Mr. Chapman is the Board chair of Vectren Infrastructure Services Corporation (“VISCO“) and Vectren Energy Services Corporation (“VESCO”).

Mr. Chapman has been in a leadership position with the Company since its inception in 2000. His decades of energy industry experience and his current and former duties on behalf of the Company and its predecessor, Indiana Energy, have afforded him intimate knowledge of our operations and businesses. His service on the Board enables him to continue to interact directly with the other members of the Board as they approve strategic decisions regarding our businesses and their future direction.

JAMES H. DEGRAFFENREIDT, JR., age 61, has been a director of the Company since 2010. Mr. DeGraffenreidt is the retired chairman and chief executive officer of WGL Holdings, Inc. and Washington Gas Light Company, a natural gas utility serving over 1 million customers in the District of Columbia, Maryland and Virginia. He has significant experience as an attorney working on energy regulatory issues, as well as from his past service as chair of the American Gas Association and as former co-chair and board member of the Alliance to Save Energy. He is lead director of Massachusetts Mutual Life Insurance Company and a director of Maryland State Board of Education. He is also a director of Harbor Bankshares Corporation, which is a public company.

As the former chief executive officer of a New York Stock Exchange listed energy company, Mr. DeGraffenreidt brings not only a utility background to the Board, but also significant public company experience. During his career, Mr. DeGraffenreidt also served as a utility consumer advocate, which provides him with a particularly unique insight regarding the perspectives of the Company’s stakeholders relating to the regulatory proposals put forth by the electric and natural gas utility businesses. His background and wide ranging expertise in the energy regulatory area enables him to provide valuable insight as a member of the Board. Mr. DeGraffenreidt serves on the Board’s Audit Committee and the Board’s Governance Committee.

JOHN D. ENGELBRECHT, age 63, has been a director of the Company since 2000. Mr. Engelbrecht is the chair and president of South Central Communications Corporation, which owns MUZAK franchises in 15 U.S. cities, a digital media agency, and a private equity firm.

Mr. Engelbrecht, as the chair and president of South Central Communications, brings to our Board strong managerial and marketing experience as the owner and operator of a communications business in one of the service territories of our utility business. His entrepreneurial background is particularly useful to the Board regarding its consideration of the Company’s nonutility businesses. Mr. Engelbrecht is a well-respected business and community leader in southwestern Indiana, which is the heart of the Company’s electric utility business. As a director from this area, he brings a unique insight on local issues of significance to the Company that is a valuable part of the mix of facts and circumstances considered by the Board. Mr. Engelbrecht’s strengths and insights have positioned him as a valued member of the Board’s Finance Committee and chair of the Board’s Corporate Responsibility and Sustainability Committee.

ANTON H. GEORGE, age 55, has been a director of the Company since 2000. Mr. George is the principal of Vision Investments, LLC. He is a director and the former chief executive officer of Hulman & Company and its affiliates Clabber Girl Corporation, Indianapolis Motor Speedway Corporation, and Indy Racing League, LLC. He is a director of First Financial Corporation, a public company.

Mr. George, as the principal of Vision Investments, LLC, as well as, his prior experience as the chief executive officer of Hulman & Company and its affiliates, demonstrates his leadership ability and unique insight into the challenges and opportunities of running successful businesses. Mr. George is a well-respected business and community leader in central Indiana, which is the heart of the service area for the Company’s natural gas utility business. As a director from this area, Mr. George brings a unique insight on local issues of significance to the Company that is a valuable part of the mix of facts and circumstances considered by the Board. His experiences and insights have made him a valuable contributor to the Board’s Compensation and Benefits Committee (“Compensation Committee”) and the Board’s Governance Committee.

MARTIN C. JISCHKE, age 73, has been a director of the Company since 2007. Dr. Jischke is the president emeritus of Purdue University, an institution of higher education. He is a director of Duke Realty Corporation and chairman of the board of Wabash National Corporation, both of which are public companies.

Dr. Jischke has served in leadership positions, including president, of four major research universities, served as a director of a number of publicly-traded corporations and brings to the Board a background of science, engineering and research, as well as experience in public company governance. As the president emeritus of Purdue University, Dr. Jischke is a highly respected thought and opinion leader, particularly in Indiana. He resides in the service area of the Company’s natural gas utility business and has a strong sense of stakeholder issues affecting that business and the Company generally. His insights on business and community issues, with a particular focus on Indiana, are of great value to the Board as it discharges its responsibilities. Dr. Jischke’s background and experiences have provided expertise to the Board’s Corporate Responsibility and Sustainability Committee and the Board’s Compensation Committee.

ROBERT G. JONES, age 58, has been a director of the Company since 2011. Mr. Jones is the president and chief executive officer and a member of the board of directors of Old National Bancorp, which is a public company. He previously served as a director of the Federal Reserve Bank of St. Louis.

Mr. Jones, as the president and chief executive officer of Old National Bancorp, provides the Board with financial, business and management expertise gained through over 35 years in the areas of banking and finance. Like Mr. Engelbrecht, Mr. Jones is a highly respected business and community leader in southwestern Indiana who is able to provide insights into the interests of the Company’s stakeholders, particularly with respect to the utility business. Because Old National Bancorp has a growing statewide presence in Indiana, Mr. Jones also has a good sense of issues that positions him as a valuable advisor. As a financial leader, he brings a strong understanding and knowledge of the markets in Indiana that Vectren serves. Mr. Jones’ expertise is utilized as a valued member of the Board’s Finance Committee and the Board’s Corporate Responsibility and Sustainability Committee.

J. TIMOTHY MCGINLEY, age 74, has been a director of the Company since 2000. Mr. McGinley serves as Lead Director and is also chair of the Governance Committee. Mr. McGinley is the principal and founder of House Investments, Inc., a real estate investment company. He is chairman emeritus of the Board of Trustees of Purdue University after serving 20 years as a trustee and 16 years as the Board chair. He was previously a director of Waterfield LLC and Bindley Western Corporation. He is also a member of the central Indiana Corporate Partnership.

Mr. McGinley provides the Board with valuable financial experience and business acumen. Mr. McGinley has decades of experience in Indiana dealing with key thought and opinion leaders. Based in central Indiana, which is in the heart of the Company’s natural gas utility business, he is highly respected throughout Indiana, and he brings insights from his experiences that are of great value to the Board. The Board has utilized Mr. McGinley’s talents as Lead Director, chair of the Board’s Governance Committee and as a member of the Board’s Finance Committee.

PATRICK K. MULLEN, age 50, has been a director of the Company since 2014. Mr. Mullen is currently executive vice president for Chicago Bridge & Iron (CB&I), a public company, and is president of CB&I’s engineering, construction, and maintenance operation group. He has served in this capacity since December 2013. During the majority of 2013, he served as executive vice president of corporate development. Mr. Mullen joined CB&I through CB&I’s acquisition of ABB Lummus Global in late 2007, and he served as senior vice president of global sales for CB&I’s technology operating group from that time until early 2013.

CB&I, which has been in business for 125 years and employs approximately 55,000 individuals, is the most complete energy infrastructure focused company in the world and a major provider of government services. Mr. Mullen is responsible for CB&I’s largest operating group, managing a wide range of projects and service offerings that span upstream and downstream oil and gas facilities, refineries, petrochemical plants, and both fossil and nuclear power generation facilities. Prior to his current role, Mr. Mullen was responsible for corporate development, including investor relations, strategic planning, defining company growth opportunities, guiding community impact and involvement, and strengthening relationships with economic partners.

Mr. Mullen began his career as a development engineer at UOP LLC, where he progressed through various management roles over 12 years. He joined ABB Lummus Global in 1998, where he served as head of Lummus’ petrochemical technology group until CB&I’s acquisition of ABB Lummus Global in 2007. As part of CB&I’s technology operating group, Mr. Mullen served as head of Global Business Development for five years where he was responsible for sales of proprietary technology and equipment to refining and petrochemical clients.

Mr. Mullen’s significant management and construction expertise are very important as the Company continues to replace and modernize its gas utility infrastructure, as well as expand its construction activities through its nonutility business subsidiaries VISCO and VESCO. Mr. Mullen will be assigned to committees of the Board in May 2015, when such action is routinely taken.

R. DANIEL SADLIER, age 67, has been a director of the Company since 2003. Mr. Sadlier is the retired president and chief executive officer of Fifth Third Bank (western Ohio). He is a member of the board of directors of Fifth Third Bank (Greater Cincinnati), an affiliate of Fifth Third Bancorp, chairman of the board of trustees of Premier Health and a trustee of Sinclair Community College.

Mr. Sadlier, as the retired president and chief executive officer of Fifth Third Bank (western Ohio), has nearly 30 years of senior management experience in the financial services sector and significant community involvement and representation in the Company’s Ohio utility service area. He has a longstanding presence as a key thought and opinion leader in Ohio (the location of a significant portion of the Company’s natural gas utility business and one of VISCO’s largest markets for providing pipeline construction and repair work). The Board has utilized his leadership skills and background in finance as resources for both the Board’s Audit Committee and the Board’s Compensation Committee, of which he is a member.

MICHAEL L. SMITH, age 66, has been a director of the Company since 2006. In addition to the Company, Mr. Smith serves as chairman of the board of hhgregg, Inc. and serves on the board of Envision Healthcare Holding, Inc. (formerly known as Emergency Medical Services Corp.), which are both public companies. He serves on the audit committees of both companies. Mr. Smith was the executive vice president and chief financial officer of Anthem, Inc. from 1999 until he retired on January 31, 2005. Previously, he was a director of the following public companies: Calumet Specialty Products Partners, InterMune, Inc., First Indiana Corporation (which was acquired by Marshall & Ilsley Corporation in 2008), Brightpoint, Inc. (acquired by Ingram Micro, Inc. in November 2012) and Kite Realty Group Trust. Mr. Smith also serves on the boards of Hulman & Company, LDI Ltd., LLC, Carestream Heath Services, Inc., USI, Inc., and Norvax, Inc., which are private companies.

Mr. Smith, as the former executive vice president and chief financial officer of Anthem, Inc. and current member of other public companies’ audit committees, brings to the Board a wealth of knowledge in dealing with financial and accounting matters. His experience in evaluating financial results and overseeing the financial reporting process of a large public company make him an important resource for our Board. Mr. Smith is a resident of central Indiana, which is the heart of the Company’s natural gas utility business. In addition to his substantial financial acumen, Mr. Smith is a highly regarded thought and opinion leader in Indiana. As a result of his decades of involvement in businesses and community activities in Indiana, Mr. Smith has developed insights and relationships that uniquely provide him with the ability to offer a valuable perspective on issues that affect the Company. He provides skilled advice in his roles as a designated “Financial Expert” as well as chair of the Board’s Audit Committee. The Board has further utilized his expertise on the Board’s Governance Committee, of which he is a member.

JEAN L. WOJTOWICZ, age 57, has been a director of the Company since 2000. Ms. Wojtowicz is the president and founder of Cambridge Capital Management Corp., a consulting and venture capital firm. She is a director of First Merchants Corporation and First Internet Bancorp, which are both public companies. For both companies, she serves on the audit committees and as their designated “Financial Expert.” Ms. Wojtowicz is also a director of American United Mutual Insurance Holding Company, a mutual holding company.

Given her decades of work in venture capital markets, Ms. Wojtowicz brings significant expertise to the Board in matters of finance and entrepreneurship. In addition, Ms. Wojtowicz is based in central Indiana, which is the heart of the Company’s natural gas utility business, and she is a well-regarded thought and opinion leader in Indiana. She has had key leadership roles with organizations such as the Indiana Chamber of Commerce. She brings to the Board an excellent perspective on state-wide issues that are of great significance to the Company, and particularly the utility business located in Indiana. Her understanding of financial strategy and her business acumen make her a valued resource in the performance of her roles as chair of the Board’s Compensation Committee and as a member of the Board’s Audit Committee, where she is a designated “Financial Expert.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES.

Retiring Director’s Biography

NIEL C. ELLERBROOK, age 66, has been a director of the Company since 2000. He served as non-executive Board chair from June 2010 to May 2011 and as Board chair and chief executive officer of the Company from March 2000, when SIGCORP, Inc. and Indiana Energy merged to create the Company, until his retirement from the Company on May 31, 2010. Additionally, Mr. Ellerbrook served as president of the Company from May 2003 until November 2007. Prior to that time and since June 1999, Mr. Ellerbrook served as president and chief executive officer of Indiana Energy. He is a director and the chair of the Compensation Committee of Old National Bancorp, a publicly-traded company. He also serves on the Board of Trustees of the University of Evansville.

Mr. Ellerbrook’s experience as former chief executive officer of the Company provided him with keen insight into the Company’s challenges and opportunities as well as its day-to-day operations. His decades of experience in the energy industry equipped him to assist his fellow Board members in assessing issues affecting the Company’s businesses. Mr. Ellerbrook was the chair of the Board’s Finance Committee and was a member of the Board’s Corporate Responsibility and Sustainability Committee.

After serving on the Board since 2000, Mr. Ellerbrook has decided not to stand for reelection. His decision was not the result of any dispute or disagreement with management or the Board. As noted in the “Report of the Nominating and Corporate Governance Committee” on page 20 of this proxy statement, the Governance Committee is actively engaged in recruiting an additional member of the Board.

Named Executive Officers

In addition to Mr. Chapman, whose biography appears on page 5, other named executive officers of the Company during 2014 were M. Susan Hardwick, age 52, Jerome A. Benkert, Jr., age 56, Ronald E. Christian, age 56, Eric J. Schach, age 52 and William S. Doty, until his death on August 25, 2014. Ages are as of the record date, March 13, 2015.

M. SUSAN HARDWICK was named senior vice president and chief financial officer of the Company, effective June 1, 2014. Prior to her current role, Ms. Hardwick was senior vice president of finance and assistant treasurer, and from 2000 to 2013, she served as vice president, controller and assistant treasurer of the Company. Prior to joining the Company, Ms. Hardwick’s most recent experience was with Cinergy Corporation (whose successor company is Duke Energy), a utility holding company formerly based in Cincinnati, Ohio, where she held numerous financial roles, including assistant corporate controller. Ms. Hardwick also has extensive public accounting experience and has spent the majority of her career involved in the regulated utility industry. Ms. Hardwick is a certified public accountant. She has served as director of VUHI and VEDO since 2004 and has served as director of Indiana Gas since 2002 and as director of SIGECO since 2001. Ms. Hardwick is also a member of the board of directors of VESCO.

JEROME A. BENKERT, JR. has served as the Company’s executive vice president and chief administrative officer since June 1, 2014. Prior to his current role, he served as the Company’s executive vice president, chief financial officer and president, Vectren Shared Services, since September 2010. He served as the executive vice president and chief financial officer of the Company since March 2000 and as treasurer of the Company from October 2001 to March 2002. Mr. Benkert has also served as director of Indiana Gas, SIGECO, VEDO, and VUHI since March 31, 2000. Mr. Benkert is a member of the board of directors of Vectren Enterprises and VESCO. Mr. Benkert has announced his intent to retire from the Company in mid-2015.

RONALD E. CHRISTIAN has served as the Company’s executive vice president, chief legal and external affairs officer and corporate secretary since September 2010. He served as executive vice president, chief administrative officer, general counsel and corporate secretary of the Company from August 1, 2004 to September 2010 and executive vice president, general counsel and secretary of the Company from May 1, 2003 to September 2010. Prior to May 1, 2003 and since March 31, 2000, Mr. Christian served as senior vice president, general counsel and secretary of the Company. Mr. Christian has also served as director of Indiana Gas, SIGECO, VEDO and VUHI since March 31, 2000. Prior to March 31, 2000, and since 1999, he was vice president and general counsel of Indiana Energy. Also, Mr. Christian is a member of the board of directors of Vectren Enterprises and VISCO.

ERIC J. SCHACH was named senior vice president of utility operations and president of VUHI in June 1, 2014. Prior to his current role, Mr. Schach was senior vice president of marketing and energy delivery, and from 2003 to 2013, he served as vice president of energy delivery. For three years beginning in 2000, Mr. Schach served as chief information officer for the Company, and from 1994 to 2000, he held the position of vice president information technology for Indiana Gas. Mr. Schach has served as a member of the board of directors of Indiana Gas, SIGECO, VEDO, and VUHI since 2004. Mr. Schach is also a member of the board of directors of VESCO.

Ownership of Vectren Stock

Common Stock Ownership by Directors and Executive officers

The following table sets forth the number of shares of common stock of the Company beneficially owned by the directors, the chief executive officer, four additional NEOs, and all directors and other executive officers as a group, as of February 20, 2015. Except as otherwise indicated, each individual has sole voting and investment power with respect to the shares listed below.

Name of Individuals or Identity of Group	Beneficial Ownership (1)	Phantom Stock Units (2)	Stock Unit Awards (3)	Total
Carl L. Chapman	52,355	35,269	282,444	370,068
James H. DeGraffenreidt, Jr.	8,451	0	3,724	12,175
Niel C. Ellerbrook	35,409	0	3,724	39,133
John D. Engelbrecht	12,069	0	3,724	15,793
Anton H. George (4)	16,936	0	3,724	20,660
Martin C. Jischke	1,000	11,897	3,724	16,621
Robert G. Jones	1,938	2,044	3,724	7,706
J. Timothy McGinley	15,283	40	3,724	19,047
Patrick K. Mullen	1,000	0	1,867	2,867
R. Daniel Sadlier	585	42,594	3,724	46,903
Michael L. Smith	6,644	13,148	3,724	23,516
Jean L. Wojtowicz	13,401	8,337	3,724	25,462
M. Susan Hardwick	0	12,365	37,083	49,448
Jerome A. Benkert, Jr.	47,001	0	94,658	141,659
Ronald E. Christian	26,192	39,922	77,117	143,231
Eric J. Schach	0	22,626	41,604	64,230
Directors and Executive Officers As a Group (16 Persons)	238,264	188,242	572,013	998,519

(1)
No director or executive officer owned beneficially as of February 20, 2015 more than 0.07% of the common stock of the Company. All directors and executive officers owned beneficially an aggregate of 238,264 shares or 0.29% of the common stock of the Company.

(2)
This column represents phantom securities held under the Company’s nonqualified deferred compensation plans, which are in the form of phantom stock units that are valued as if they were Company common stock. These phantom units are not included in the beneficial ownership column.

(3)	This column includes outstanding stock unit awards as of February 20, 2015. These stock unit awards are not included in the beneficial ownership column.

(4)	These totals do not include any shares held by certain charitable organizations and other corporations with which Mr. George is associated and to which he disclaims beneficial ownership.

Securities Owned by Certain Beneficial Owners

According to information filed with the SEC, the following shareholders were beneficial owners of more than 5 percent of our common stock as of December 31, 2014:

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class

The Vanguard Group (1)
100 Vanguard Blvd.	6,873,027	8.3%
Malvern, PA 19355

BlackRock, Inc. (2)
55 East 52nd Street	5,464,884	6.6%
New York, NY 10055

State Street Corporation (3)
State Street Financial Center
One Lincoln Street	4,742,353	5.7%
Boston, MA 02111

(1)
Ownership based on the Schedule 13G/A filed by the Vanguard Group on February 9, 2015, which indicated sole voting power for 60,188 shares, sole investment power for 6,825,339 shares, and shared investment power for 47,688 shares with its subsidiary, Vanguard Fiduciary Trust Company.

(2)
Ownership based on the Schedule 13G/A filed by BlackRock, Inc. on January 12, 2015, which indicated 5,464,884 shares beneficially owned with sole voting power of 5,183,363 shares and sole investment power for all shares.

(3)
Ownership based on the Schedule 13G/A filed by State Street Corporation on February 11, 2015, which indicated shared voting power and shared investment power for all 4,742,353 shares with the following subsidiaries: State Street Global Advisors France S.A.; State Street Bank and Trust Company; SSGA Funds Management, Inc.; State Street Global Advisors Limited; State Street Global Advisors Ltd; State Street Global Advisors, Australia Limited; State Street Global Advisors, Asia Limited.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers, directors, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership concerning the common stock with the SEC and to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company’s review of the Section 16(a) filings that the Company has received, and on written representations from the appropriate persons that no other reports are required, the Company believes that all filings required to be made under Section 16(a) during 2014 were made timely.

Corporate Governance and Meetings and Committees of the Board of Directors

Related Person Transactions

We maintain policies, procedures, and practices for monitoring the occurrence of transactions involving the Company and our subsidiaries and related persons (directors and executive officers or their immediate family members, or shareholders owning 5% or greater of our outstanding stock) and for reviewing and approving related person transactions. Our approach to monitoring related party transactions is described in our Corporate Code of Conduct, Code of Ethics for the Board and annual disclosure practices completed by our leadership and Board members. The Corporate Code of Conduct, Code of Ethics for the Board, and related acknowledgment forms are posted in the Corporate Governance section of our website at www.vectren.com.

Our Corporate Code of Conduct directs all employees and Board members to avoid relationships and financial interests in vendors, suppliers, and contractors with whom we do business or who are seeking to do business with us. Further, our code requires all employees owning or acquiring a financial interest in a vendor, supplier, or contractor to report such relationships to their immediate supervisor using a prescribed form. If the supervisor determines that a conflict exists, the supervisor is required to contact the appropriate executive officer and Corporate Audit department for resolution. Annually, we require all Board members, executive officers, other corporate officers, and key employees to complete a certification that they have read the Corporate Code of Conduct and agree to abide by it. Annually, we also communicate with our major vendors, suppliers, and contractors to inform them of these restrictions.

Our combined Corporate Code of Conduct and Code of Ethics for the Board require directors to promptly disclose to the chair of the Governance Committee any situation that involves, or may potentially involve, a conflict of interest. These codes also provide for the Governance Committee to review all relationships that exist between the Company and the non-management directors other than relationships relating to the director’s service on the Board. We also obtain information from directors at least annually about any of these relationships or transactions.

In connection with the preparation of this proxy statement and the related Form 10-K, we distributed a director and officer questionnaire to our directors and executive officers to elicit information about, among other matters, related person transactions. Data compiled from these questionnaires are reviewed by management, our executive vice president, chief legal and external affairs officer and corporate secretary, the Governance Committee, and the full Board. This practice is followed each year in connection with the preparation of these documents. The related person transactions reviewed in connection with the preparation of this proxy statement are discussed on pages 21-22 of this proxy statement.

Director Independence

The Board has determined that with the exception of Mr. Chapman, who is our chair, president and chief executive officer, all members of the Board are independent since they satisfy our Director Independence Standards. The Director Independence Standards are set forth on pages 21-22 of this proxy statement.

Nomination of Directors by Shareholders

If a shareholder entitled to vote for the election of directors at a shareholders’ meeting desires to nominate a person for election to the Board, our Company Code of By-Laws ("By-Laws") require the shareholder to deliver to or mail a notice that is received at our principal office not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year. If, however, the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, the shareholder notice shall be given by the later of: (a) the close of business on the 90th day prior to the actual date of the shareholder meeting, or (b) the close of business on the tenth day following the day on which the annual meeting date is first publicly announced or disclosed. The shareholder’s notice must set forth (i) the name and address as they appear on the corporate records of the shareholder making the nomination, (ii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description of any agreement, arrangement or understanding with respect to such nomination between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the nomination contained in the notice, (f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the director and/or otherwise to solicit proxies from shareholders in support of such nomination, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the nomination is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the nomination and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. In addition, such shareholder’s notice must set forth, as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of our shares which are beneficially owned by such person, (iv) any other information relating to such person that is required to be disclosed in the solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to be named in the proxy statement as a nominee and to serve as a director, if elected), and (v) the qualifications of the nominee to serve as our director.

The process described in the preceding paragraph is currently the sole formal process for shareholders to nominate persons to our Board. However, there is a framework in place for shareholders to contact the Board’s Lead Director, and, as part of that process, shareholders may communicate regarding any prospective candidate for membership on the Board. The criteria employed by the Governance Committee when considering all nominees to the Board are contained in our By-Laws and are set forth in Appendix A.

Board Leadership Structure

In May 2011, Mr. Chapman assumed the role of Board chair and he holds the combined positions of Board chair, president and CEO. Since the inception of the Company’s operations in 2000, the combination of the Board chair and CEO positions has positively served the Company’s interests because of the efficiencies of having the roles combined. Because of the Board’s confidence in Mr. Chapman’s leadership, and based upon his performance since he assumed the leadership of the Company, the Board has concluded that similar efficiencies are realized by vesting him with the responsibilities of the Board chair, in addition to the responsibilities of the CEO. By combining the performance of all of these responsibilities with Mr. Chapman, he is able to optimize his first-hand knowledge of the operations of the Company, which facilitates his leadership of the Board regarding the Company’s business by allowing the Board to have the benefit of his insight and perspective regarding the affairs of the Company during its deliberations. To ensure the preservation of good governance, the Board has and will continue to maintain the position of an independent Lead Director, who is elected by independent board members, in order that when it is advisable or necessary to have the non-employee, independent directors consider matters and take action, there will be a strong, independent leader in place to facilitate those considerations and actions. As set forth in the Corporate Governance Guidelines and reflected in the practices of the Board, the Lead Director’s responsibilities include the following: (i) coordinate the activities of non-management and independent directors; (ii) preside and act as chair of Board meetings when the Board chair is not in attendance, including executive sessions of the independent directors; (iii) provide the Board chair with input as appropriate on agendas for the Board and committee meetings; (iv) approve the agenda, schedule and information sent to directors for board meetings; (v) serve as chair of the Governance Committee; (vi) coordinate and develop the agenda for, and chair executive sessions of, the non-management directors, which are held at each meeting of the Board; (vii) facilitate communications between the Board chair and the other members of the Board, including communicating other members’ requests to call special meetings of the Board; (viii) authority to call additional meetings of independent directors as he/she deems appropriate; and (ix) to make himself/herself available for consultation and direct communication with major shareholders.

The Board is cognizant of the governance structure recommended by leading corporate governance firms and through the board leadership framework that has been established for the Company, the Board believes that the guidance offered by those firms has been implemented.

Board’s Role in Risk Oversight

The Board is ultimately responsible for risk oversight across the organization. That responsibility is shared by the committees of the Board in addressing financial, compensation, reputational and governance risks with specific responsibility for reviewing management’s risk oversight function delegated to the Board’s Audit Committee, as provided for in its charter. The Risk Management Committee ("RMC") is comprised of the chief executive officer, senior executives and other key members of management and led by the senior vice president and chief financial officer. The RMC meets approximately on a biweekly basis. The RMC identifies and oversees organizational efforts to address the top strategic risks facing the Company, as well as other risks that arise during the course of operations, and ensures that risk management efforts are aligned with our strategic objectives. The types of strategic risks the RMC considers and monitors include, but are not limited to, financial, regulatory, reputational, environmental, cybersecurity, and compliance risks that could significantly impact the business. For example, during 2014, the RMC oversaw and monitored issues relating to commodity hedging, pipeline safety, cybersecurity, business resiliency, regulations and compliance, and insurance and credit risks. The Audit Committee and the full Board receive detailed reports throughout the year regarding the RMC’s activities and strategic risk management efforts within the Company. In response to those reports, the Audit Committee and the full Board may direct management to consider additional issues or provide additional information to the Audit Committee and the full Board regarding the RMC’s actions. The Audit Committee chair reports regularly to the Board regarding enterprise risk matters presented to the Audit Committee. Similarly, other Board committee chairs regularly report to the Board regarding risk matters overseen by their respective committees.

For example, the Compensation Committee chair reports to the Board regarding the oversight of the consideration of any risks presented by the Company’s compensation plans, and the Corporate Responsibility and Sustainability Committee chair reports to the Board regarding the oversight of gas and electric operations compliance activities and the risks they present.

Board Meetings

The Board had 10 meetings during the last year. No member attended fewer than 93% of the aggregate of Board meetings and meetings of the respective committees of the Board of which they are members. Last year’s annual meeting was attended by all members of the Board.

The non-employee members of our Board are elected to various committees. The standing committees of our Board are: the Governance Committee, the Audit Committee, the Compensation Committee, the Finance Committee, and the Corporate Responsibility and Sustainability Committee. Committee memberships are shown in the following table:

Name	Governance	Audit	Compensation	Finance	Corporate Responsibility and Sustainability
James H. DeGraffenreidt, Jr.	Member	Member
Niel C. Ellerbrook (1)				Chair	Member
John D. Engelbrecht				Member	Chair
Anton H. George	Member		Member
Martin C. Jischke			Member		Member
Robert G. Jones				Member	Member
Patrick K. Mullen (2)
J. Timothy McGinley	Chair			Member
R. Daniel Sadlier		Member	Member
Michael L. Smith	Member	Chair
Jean L. Wojtowicz		Member	Chair

(1) Mr. Ellerbrook will not stand for re-election at this year’s annual meeting.

(2) Mr. Mullen joined the Board effective October 1, 2014, and has not yet been assigned to any committees. He is scheduled to be assigned to two committees in May of 2015, when such action is routinely taken.

Governance Committee: Membership on the Governance Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules. The functions of the Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. There were six meetings of the committee during the past year.

Audit Committee: The Board has determined that Mr. Smith and Ms. Wojtowicz are the Audit Committee’s designated “Financial Experts” under the SEC definition. Membership on the Audit Committee is restricted to non-employee members of the Board who must be independent under New York Stock Exchange rules, as well as meet other legal eligibility requirements. The functions of the Audit Committee are described under “Report of the Audit and Risk Management Committee” below. There were seven meetings of the Audit Committee during the past year.

Compensation Committee: Membership on the Compensation Committee is restricted to non-employee members of the Board who must be independent under the rules of the New York Stock Exchange, as well as meet other legal eligibility requirements. The functions of the Compensation Committee are described under “Report of the Compensation and Benefits Committee” below. There were four meetings of the Compensation Committee during the past year.

Finance Committee: The Finance Committee acts on behalf of the Board with respect to financing activities of the Company and its subsidiaries and in instances where the Board has delegated authority to the Finance Committee to act on its behalf. The functions of the Finance Committee are described under “Report of the Finance Committee” below. There were three meetings of the Finance Committee during the past year.

Corporate Responsibility and Sustainability Committee: None of the members of the Corporate Responsibility and Sustainability Committee are an officer or employee of the Company. The functions of the Corporate Responsibility and Sustainability Committee are described under “Report of the Corporate Responsibility and Sustainability Committee” below. There were three meetings of the Corporate Responsibility and Sustainability Committee during the past year.

Director Compensation

As more fully discussed in the “Report of the Nominating and Corporate Governance Committee”, which begins on page 17 of this proxy statement, the establishment of compensation for non-employee directors is part of the responsibilities of that committee. The philosophy for the compensation decisions is discussed in that report.

In 2014, each non-employee director received an annual cash retainer of $70,000 per year for service on the Board. The Lead Director received an additional annual cash retainer of $25,000. The chair of the Audit Committee and chair of the Compensation Committee each received an additional annual cash retainer of $10,000. All other committee chairs each received an additional annual cash retainer of $5,000. All annual cash retainers were paid in the form of a monthly amount. Also, on May 22, 2014, each non-employee director received a time-vested equity grant with a targeted value of $70,000, which will vest on May 1, 2015. No meeting attendance fees are paid to the non-employee directors.

In 2014, the Governance Committee employed Hay Group, the independent compensation consultant engaged by the Compensation Committee, to review the market competitiveness of the existing compensation paid to non-employee members of the Board. The last market review of the Company’s non-employee director compensation was conducted in 2012. Based upon the 2014 review of compensation paid to non-employee board members serving the companies who comprise the peer group used with respect to the Company’s executive compensation process, and more fully described on pages 45-46 of this proxy statement, as well as general information in the marketplace regarding director compensation trends, Hay Group concluded that the existing compensation paid to the non-employee members of the Board was below both the median and the average of compensation paid to directors of other, comparable companies. Hay Group recommended an increase in the annual cash retainer from $70,000 to $72,000, an increase in the annual equity component (which is paid in the form of restricted stock units) from $70,000 to $85,000, and an increase in the annual retainer paid to the chair of the Audit Committee from $10,000 to $13,000. According to Hay Group, with these recommended changes, the compensation would be at market relative to the data that was reviewed for the purpose of making this assessment. In response to this information, the Governance Committee recommended to the Board that these changes be made. The Board received this recommendation and the supporting information at a meeting in September of 2014 and determined to make the changes with an effective date of January 1, 2015.

On January 1, 2015, the Governance Committee issued grants of restricted stock units to each non-employee member of the Board. The grants represent the annual equity component of the compensation for directors and were valued at $85,000 in accordance with the changes approved by the Board and discussed above. The grants are subject to the terms and conditions of the grant agreement and the Vectren Corporation At-Risk Compensation Plan (“At Risk Plan”) and, absent forfeiture, will vest on January 1, 2016.

Pursuant to a director expense reimbursement policy approved by the Board, we reimburse the reasonable travel and accommodation expenses of directors to attend meetings and other corporate functions.

The Board has adopted a director education policy. The Vectren Corporation Director Education Policy is administered by the chair, president and chief executive officer, with oversight by the Governance Committee, and provides each non-employee director with an annual education allowance of up to $7,500 to use for continuing education programs to assist with the discharge of his or her duties.

Under the Vectren Foundation Directors Matching Policy, the Vectren Foundation will match qualifying contributions up to $5,000 annually, made by active non-employee members of the Board. Qualifying organizations must be designated a 501(c)(3) Federal tax exempt entity by the Internal Revenue Service. This policy encourages and supports contributions that promote the preservation and restoration of natural resources, energy efficiency and renewable resources and institutions of higher education. The maximum match amount of $5,000 may be used by matching college or university gifts not to exceed $2,500 in total, and matching gifts to organizations focused on preservation and restoration of natural resources, energy efficiency and renewable resources not to exceed $2,500 in total.

Directors are eligible to participate in the Vectren Corporation Nonqualified Deferred Compensation Plans described starting on page 56 under the heading “Nonqualified Deferred Compensation.” At the present time, directors may defer all or a portion of their director fees and stock unit awards upon the lapse of restrictions applicable to those stock unit awards into the Vectren Corporation Nonqualified Deferred Compensation Plan, effective January 1, 2005, which is designed to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

The plans’ measurement funds mirror the investment options in the Company’s 401(k) plan except that the deferred compensation plans do not include any limitation on the amount of the contributions that can be allocated to the Company’s common stock. Participants have the ability to elect a scheduled distribution of any amounts deferred into the plans as long as the distribution is at least three plan years after the end of the plan year for which the participant elects the deferral. Once the director’s service on our Board has ended, the balance in these plans is paid in either a lump sum or annual installments over 5, 10 or 15 years.

The following table summarizes the compensation paid to non-employee directors for the year ended December 31, 2014. As an active employee, Mr. Chapman does not receive any additional compensation for his service as a director. No option awards or non-equity incentive plan awards were made to directors. Directors do not receive pensions and did not receive any above-market or preferential earnings on deferred compensation.

2014 DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash (1) (b)	Stock Awards (2) (c)	All Other Compensation (3) (d)	Total (e)
James H. DeGraffenreidt, Jr.	$70,000	$72,423	$2,084	$144,507
Niel C. Ellerbrook	$75,000	$72,423	$2,084	$149,507
John D. Engelbrecht	$75,000	$72,423	$2,084	$149,507
Anton H. George	$70,000	$72,423	$7,084	$149,507
Martin C. Jischke	$70,000	$72,423	$2,084	$144,507
Robert G. Jones	$70,000	$72,423	$4,584	$147,007
J. Timothy McGinley	$100,000	$72,423	$4,584	$177,007
Patrick K. Mullen	$35,000	$0	$0	$35,000
R. Daniel Sadlier	$70,000	$72,423	$2,084	$144,507
Michael L. Smith	$80,000	$72,423	$7,084	$159,507
Jean W. Wojtowicz	$80,000	$72,423	$7,084	$159,507

(1)	This column represents annual cash retainers paid to Board members. These amounts are more fully discussed above under “Director Compensation.”

(2)
This column reflects the aggregate fair value at the grant date based on FASB ASC Topic 718, which in this instance is the number of stock units issued multiplied by the share price on the date of grant. In Mr. Mullen’s case, since he did not join the board until October 2014, he did not receive a stock award. Instead, the cash equivalent was paid to Mr. Mullen for the period of time he served as director in 2014, and the sum of those payments is reflected in the amount shown for him in column (b).

(3)
This column includes dividends paid on stock unit awards in 2014 and matching of qualifying charitable contributions. The table below discloses the breakdown of payments in the “All Other Compensation” column.

2014 DIRECTOR ALL OTHER COMPENSATION TABLE

Name	Stock Unit Dividends	Directors Matching Policy Contributions	All Other Compensation
James H. DeGraffenreidt, Jr.	$2,084	$0	$2,084
Niel C. Ellerbrook	$2,084	$0	$2,084
John D. Engelbrecht	$2,084	$0	$2,084
Anton H. George	$2,084	$5,000	$7,084
Martin C. Jischke	$2,084	$0	$2,084
Robert G. Jones	$2,084	$2,500	$4,584
J. Timothy McGinley	$2,084	$2,500	$4,584
Patrick K. Mullen	$0	$0	$0
R. Daniel Sadlier	$2,084	$0	$2,084
Michael L. Smith	$2,084	$5,000	$7,084
Jean W. Wojtowicz	$2,084	$5,000	$7,084

Report of the Nominating and Corporate Governance Committee

The Governance Committee is primarily responsible for corporate governance matters affecting the Company and its subsidiaries. The Governance Committee has four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the rules of the New York Stock Exchange (“NYSE”). The chair of the Governance Committee is J. Timothy McGinley, who is also the Lead Director. The Governance Committee met six times during the past year. At each meeting, the Governance Committee conducts an executive session without management present.

Scope of Responsibilities

The Governance Committee has a number of significant responsibilities which are set forth in its charter posted at www.vectren.com, including:

•	Serving as a conduit for shareholders and other interested parties to communicate with the non-employee members of the Board regarding nominees and other matters affecting Company business;

•	Overseeing the succession planning process for the office of chief executive officer, senior management and the primary leadership of the Company’s subsidiaries and affiliates;

•	Monitoring other corporate governance matters, including periodically reviewing the By-Laws and Articles of Incorporation as they relate to corporate governance;

•	Formulating recommendations concerning the composition, organization and functions of the Board and its committees;

•
Identifying and selecting qualified nominees for election to the Board, including assessing the viewpoint, background and demographics of nominees, and whether their presence on the Board would contribute to the overall diversity of the Board;

•	Recommending programs for continuing Board member education and development;

•	Establishing qualification criteria for service as a member of the Board, including “independence”;

•	Assessing the contributions of existing members of the Board for re-election;

•	Monitoring the effectiveness and functioning of the Board and its various committees;

•	Approving management participation on compensated third party boards of directors; and

•	Establishing compensation for non-employee members of the Board.

2014 Accomplishments

Throughout the year, the Governance Committee gathered, assessed, and, as appropriate, acted upon information relating to corporate governance, including governance-related items described in the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), and those regulatory changes affecting listed companies established by the NYSE and SEC. These efforts by the Governance Committee are ongoing. As a result of this constant oversight, over time, and at the recommendation of the Governance Committee, the Board has allowed the Company’s shareholder rights plan to expire without renewal, declassified the board, adopted a majority Board election standard, established rigorous processes relating to the role of the Lead Director and generally sought to be responsive to public pronouncements regarding good governance practices.

As part of the Governance Committee’s effort to follow best practices with respect to corporate governance matters, during 2014 the Committee evaluated the Board’s role in interacting with the company’s shareholders. This effort included the full Board receiving a presentation by a founding member of the Shareholder Director Exchange (SDX) Protocol, www.sdxprotocol.com, which has established practices for director engagement with institutional shareholders. Based upon the unanimous recommendation of the Governance Committee, in 2014 the full Board agreed to the Company’s adoption of the principles embodied in the SDX Protocol.

As required by the Governance Committee’s charter, which is posted on the Company’s website at www.vectren.com, during the year the Governance Committee conducted an annual review of the Corporate Governance Guidelines applicable to the full Board. Based upon that review, the Governance Committee concluded that no modifications were currently advisable or necessary. The Corporate Governance Guidelines are posted on the Company’s website at www.vectren.com.

The Governance Committee is responsible for considering nominees for director, including nominees recommended by shareholders. The policy for director nominations by shareholders is included under “Nomination of Directors by Shareholders” beginning on page 12 of this proxy statement. The criteria considered by the Governance Committee and the full Board when assessing candidates are contained in the By-Laws and are also set forth in Appendix A of this proxy statement.

From time to time, the Lead Director and the Governance Committee receive unsolicited inquiries from individuals interested in serving as a Board member. In the event such inquiries are sent to management, they are then forwarded to the Lead Director. These inquiries are reviewed by the Lead Director and ultimately provided to the entire Governance Committee. Upon receipt, the determination is made whether in light of the needs of the Board to pursue the inquiry further, which would include an analysis of the inquiring individual under the Board’s qualification criteria. Each inquiry is evaluated on its own merits.

In connection with the 2015 annual meeting, and employing the qualification criteria set forth in the By-Laws, as well as the director retention criteria approved by the Board, the Governance Committee evaluated all of the nominees who are standing for re-election. As a result of that process, the Governance Committee concluded that the full Board should recommend to the shareholders the re-election of the existing directors, with the exception of Niel C. Ellerbrook, who will not stand for re-election at the 2015 annual meeting.

During the year, the Governance Committee provided ongoing oversight with respect to each Board member’s relationship with the Company and its subsidiaries. This action was required under the “independence” standards for the Board, which were developed by the Governance Committee as required by the Company’s Corporate Governance Guidelines, and were approved by the full Board. The independence standards are set forth and discussed on pages 21-22 of this proxy statement. Based on these standards, the Board has determined that, with the exception of Mr. Chapman, who is an active employee and serves as the Board chair, president and chief executive officer of the Company, all members of the Board are independent.

During the year, the Governance Committee evaluated each Board member’s service on committees in light of the applicable qualification requirements, including additional independence and qualification requirements pertinent to certain of the committees. Based upon this evaluation, the Governance Committee made a recommendation to the full Board regarding the composition and leadership of each committee. Thereafter, that recommendation was adopted by the full Board.

During the year, the Governance Committee oversaw a formal communication process to ensure the Board receives adequate information regarding the actions taken by the boards of directors at the Company’s wholly-owned subsidiaries and affiliates. That process requires regular management updates to the Governance Committee regarding such actions.

During the year, the Governance Committee continued with the administration of the succession planning and talent development processes for the Company’s senior management and the primary leadership of the Company’s subsidiaries and affiliates. The Governance Committee believes that actively engaging in these efforts is critical to the Company’s long-term management continuity preparedness. Succession planning and talent development are ongoing processes applicable to management positions across the Company and are an integral part of the Company’s normal personnel planning activities. Presentations are regularly provided to the Governance Committee by both external advisors and members of senior management who are charged with direct responsibility for these efforts. In this regard, effective August 2013, a number of organizational changes were made resulting in the promotion of three vice presidents to senior executive positions, as well as the reallocation of responsibilities among a number of vice presidents, and the creation of new officer roles for certain functions. Under the oversight of the Governance Committee, and as a result of the succession planning process, further organizational changes were made effective June 2014. The changes were precipitated by the announced retirement in 2015 of the Company’s then chief financial officer and the illness of the Company’s executive vice president in charge of the Company’s utility operations, who passed away in August 2014. The succession planning and talent development processes are ongoing and are intended to enhance the professional development of the persons involved, as well as result in better execution of the Company’s strategies and processes. The accomplishment of these outcomes is the subject of continuing oversight by the Governance Committee as it administers these processes. On a regular basis, the chair of the Governance Committee provides updates on this subject to the Board as part of the executive session segments of Board meetings.

During the year, the Governance Committee reviewed the slate of individuals to serve as officers for the Company and recommended that the full Board elect the current officers to their respective positions in June of 2014. This review and recommendation was done in light of the Governance Committee’s ongoing assessment of the succession planning and talent development processes and reflected the changes discussed above with respect to the chief financial officer and utility operations executive vice president positions. The Governance Committee also reviewed responsibilities within the management group and determined the individuals who should be deemed to be insiders for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

During the year, the Governance Committee evaluated the leadership strengths of the Board, and affirmed the previously made determination to continue to consolidate the roles of Board chair and chief executive officer into a single position, as well as continue the Lead Director position with its attendant role and responsibilities. Mr. Chapman has served as Board chair since the 2011 annual meeting. Mr. McGinley has also served as the Lead Director since that time. This subject is discussed more fully at page 13 of this proxy statement with respect to the organizational structure of the Board. As discussed later in this report, the Governance Committee, together with the full Board, is actively engaged in a succession planning process for the Lead Director position. Under the Company’s Corporate Governance Guidelines, and as more fully discussed in this report, as a result of a one-year waiver of the mandatory director retirement guideline, Mr. McGinley will not be eligible to stand for reelection in 2016.

Under the oversight of the Governance Committee, formal Board development activities were undertaken during the year. The Board conducted a multi-day development session where they heard presentations from various external professionals regarding important issues affecting the Company, including with respect to cybersecurity, the energy industry and trends in corporate governance. As part of that session, the Board also received in-depth presentations from senior management regarding energy industry issues and processes affecting the Company and its subsidiaries. The Board also received a presentation from one of the Company’s largest shareholders. In addition, some members of the Board attended training activities focused on the development of director skills.

The Governance Committee is charged with oversight of compensation for the non-employee members of the Board. Periodically, the Governance Committee directs the preparation of an analysis of the continuing market competitiveness of that compensation. In 2014, the Governance Committee had such an analysis prepared by Hay Group, which is also the independent compensation consultant employed by the Compensation Committee. The analysis included a review of the Board’s total compensation system, which consists of an annual board retainer, committee chair retainers, and equity grants. The analysis primarily relied upon a review of comparative data from the group of companies within the industry peer group that has been used by the Company to measure its performance and used by the Compensation Committee when establishing executive compensation. Based upon the analysis and review of current market data, it was the conclusion of the independent consultant that the compensation to outside directors was below both the average and the median for the Company’s peer group. In August of 2014, the Governance Committee took action in response to the report provided by the independent compensation consultant and recommended an adjustment to director compensation. That recommendation was adopted by the Board at its September 2014 meeting, with an effective date of January 1, 2015. The specifics of director compensation are more fully discussed on pages 15-16 of this proxy statement under the heading “Director Compensation.” In 2015, the Governance Committee anticipates continuing to review the on-going market competitiveness of director compensation to ensure that it remains appropriate.

As the plan administrator of the At Risk Plan, with respect to compensation for non-employee members of the Board, the Governance Committee has made annual grants of restricted stock units for directors effective as of January 1, 2015. As part of this action, the Governance Committee moved the effective date of the grants from May 1. The role of equity compensation as part of the total compensation provided to non-employee directors is more fully discussed beginning on page 15 of this proxy statement.

During the year, the Governance Committee oversaw the efforts of the Corporate Affairs Committee, which has been renamed the Corporate Responsibility and Sustainability Committee, to expressly broaden the scope of that Committee’s responsibilities to include corporate sustainability. The Governance Committee provided input to the Corporate Responsibility and Sustainability Committee with respect to this change and, as more fully discussed in that Committee’s report at pages 33-34 of this proxy statement, those responsibility changes were implemented effective February 1, 2015.

Under the leadership of the Lead Director, who is also the chair of the Governance Committee, the Board has developed a strengths and experiences matrix that is a foundation for the performance evaluation and director succession planning processes to ensure the Board is composed of individuals with the right skills and experiences to oversee the Company’s operations. The matrix is regularly evaluated to ensure the identified desired strengths and experiences reflect the current and expected talent needs for the Board. During 2014, as a result of the use of this matrix and the results of the 2013 annual Board performance evaluation, the Governance Committee and the Board reached the conclusion that given the increasing contributions made by the Company’s subsidiaries Vectren Infrastructure Services Corporation (VISCO) and Vectren Energy Services Corporation (VESCO), which are both engaged in aspects of the construction business, additional director expertise in the construction area would further enhance the Board’s performance and effectiveness. Thereafter, the Governance Committee worked with a third-party search firm to identify potential candidates for membership on the Board. After an extended process during which the Governance Committee and the full Board met with a number of candidates, the decision was made to extend an invitation to Patrick K. Mullen to join the Board. Mr. Mullen has significant management expertise with a particular emphasis upon the construction area and his qualifications are set forth on page 7 of this proxy statement. Mr. Mullen accepted that invitation and joined the Board in October of 2014.

Early in 2015, the chair of the Governance Committee administered the annual Board performance evaluation process pursuant to which the Board critiqued its performance. It is the policy of the Board to undertake this action in the first quarter of every year. Under the direction of the Lead Director, the annual performance evaluation process entails individual sessions between the Lead Director and each member of the Board during which directors provide commentary with respect to their performance and contributions, as well as the performance and contributions by peer directors, and a full Board performance assessment. The results of these discussions are initially analyzed by the Lead Director. Following that analysis, the Lead Director summarizes the results, including his observations relative to where the Board is situated in light of the strengths and experiences matrix. The comments of individual directors are maintained in strict confidentiality to encourage full and frank commentary on all aspects of the Board’s performance. Once this summary is complete, the Lead Director: (1) reviews the results with the Board chair, and (2) provides the full Board with the findings and any recommended actions, as well as a summary of the survey results. In response, and under the supervision and direction of the Governance Committee, senior management develops an action plan that is intended to respond to issues raised during this process. The Board’s annual performance evaluation is seen as an opportunity to review the past year and consider contributions, successes and opportunities for development. The process is also integral to the execution of the Board succession planning process since the conclusions reached help the Governance Committee and the full Board determine whether and when it is advisable to refresh the composition of the Board. In light of this robust annual performance evaluation process, the Board has determined not to employ a director tenure policy, which would limit the service of valuable Board members. The Board does have a retirement policy in which, absent a waiver from the independent directors, a director may not remain a Board member longer than the term of office during which he or she turns age seventy-five (75).

The Governance Committee is continuing to engage in the Board succession planning process, including the development of the process for the selection of the next Lead Director, due to the fact that under the Company’s Corporate Governance Guidelines, Mr. McGinley will not be eligible to stand for reelection in 2016, and, for the same reason, Mr. Jischke will not be eligible to stand for reelection in 2017. In addition, Mr. Ellerbrook has made the decision to not stand for reelection at this year’s annual meeting. This process and the resultant addition of new members to the Board are also intended to enhance the Board’s performance and effectiveness by broadening its strengths and experiences. The Governance Committee is working with a third party advisor to identify talented individuals for consideration as members of the Board, who would best match the desired strengths and experiences as determined by the Governance Committee and the full Board. This process is ongoing.

At the November 2014 Board meeting, the independent members of the full Board voted to provide Mr. McGinley a one year waiver of the mandatory retirement age set forth in the Company’s Corporate Governance Guidelines. That action was confirmed by the independent members of the Board in March of 2015. The basis for this waiver was to enable Mr. McGinley to complete his ongoing efforts as Lead Director with respect to the continuing implementation of the Company’s change in its strategic direction (exiting commodity-based businesses, stabilizing earnings growth, and further growing VISCO and VESCO, together with the Company’s utility businesses) and in executing the Board succession planning and Lead Director selection processes discussed above. Mr. McGinley and Mr. Chapman, who is not independent, did not participate in either instance of the decision-making process relating to this waiver.

At the February 2015 meeting, the Governance Committee confirmed that all Board committees had complied with their respective charters during 2014. The Governance Committee will continue to oversee any future recommended revisions to Board committee charters to ensure that the apportionment of responsibilities among the committees is appropriate.

Share Ownership Policy for Non-Employee Directors

Our Company’s share ownership policy requires non-employee directors to meet share ownership targets. The Governance Committee adopted that policy in 2000 and it provides a five year transition period for non-employee directors to comply with their applicable share ownership targets. The Board expects the covered persons to make ratable progress toward compliance each year. The program includes these key features:

•
Participants who are non-employee directors have a share ownership target based on a multiple of five times their annual cash retainer, which calculated as of January 1, 2015, equaled $360,000. As of January 31, 2015, all of the non-employee directors, excluding Messrs. Jones and Mullen who are in the transitional five year compliance period, exceeded the established ownership requirements. The Governance Committee reviews non-employee director stock ownership on an annual basis.

•
A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options (of which none are outstanding), restricted shares and stock unit awards, with value based on the market price of our common stock.

For non-employee directors who have not met their ownership target at the time a stock unit award is settled under the At Risk Plan, the above policy provides that the award will be settled in shares of Company common stock (unless such non-employee director previously elected to defer such amounts into the Company’s Nonqualified Deferred Compensation Plan).

In 2014, the Governance Committee, with assistance from the Hay Group, reviewed the reasonableness of the director share ownership guidelines from a market perspective and concluded that they are, in fact, in line with the market. The Governance Committee anticipates reviewing the continuing appropriateness of the guidelines again in 2015.

Annual Committee Charter Review and Performance Evaluation

As required by the Governance Committee’s charter, during the year, the Committee reviewed its charter and determined that no changes were necessary or advisable. Also, as required by the Governance Committee’s charter, the Governance Committee conducted an annual performance evaluation, and as noted on page 20 of this proxy statement, the results of which have been discussed among the members.

Director Independence Standards

In determining director independence, the Board considers broadly all relevant facts and circumstances, including the corporate governance listing standards of the NYSE, which are summarized below. The Board considers the issue not merely from the perspective of the particular director, but also from the perspective of persons or organizations with which the director has an affiliation. An independent director must be free of any relationship with the Company that impairs the director’s ability to make independent judgments, including indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company.

At a minimum, in making the independence determination, the Board applies the following standards, and it also considers any other relationships it deems relevant. A director will not be considered independent if any of the following criteria apply:

1. The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer,1 of the Company.

2. The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee chair fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

3. (A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or, (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

4. The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company at which any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

5. The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

1 For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

The NYSE listing standards require that the Board affirmatively determine that a director has no material relationship at the Company. In determining whether a particular director satisfied the independence criteria, the Governance Committee considered the following transactions. In 2014, the Company purchased approximately $338,000 of advertising and digital media agency services from South Central Communications, Inc. (South Central), a corporation in which Mr. Engelbrecht has a thirty-six percent ownership interest and for which he serves as chair and president. The sum of these purchases represents a small percentage, less than 1%, of South Central’s 2014 revenues. In 2014, the Company had banking relationships with Old National Bank, of which Mr. Jones is president and chief executive officer. The total fees paid for those relationships, which consist of approximately $125,000, represent a very small percentage of Old National Bank’s 2014 revenues. These fees were solely transactional fees and included: $44,000 in payments for participation and renewal in the $600 million VUHI and Capital Corp. syndicated credit facilities at the level of $15 million; a $24,000 payment for provision of three letters of credit to Vectren Fuels, Inc. totaling about $5.2 million, which letters of credit have been terminated following the August 2014 sale of Vectren Fuels; and a $57,000 payment for bank account service charges related to provision of the Vectren payroll account, which serves several subsidiary companies, provision of the account processing automated customer checking account drafts for Vectren South, provision of the miscellaneous customer billings lockbox account, and provision of the checking account used in connection with a not-for-profit energy payment assistance fund. In addition, Old National Bank purchased utility services from the Company, which was significantly less than 1% of Old National Bank’s and the Company’s respective gross revenues. The Governance Committee and the Board determined that the amounts involved in these transactions were well below the levels provided in the director independence standards and were not material to the relevant directors or to any person or organization with whom they are affiliated.

1 For purposes of this standard, the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Selection and Evaluation of Director Candidates

All director candidates must meet the requirements established by the Governance Committee from time to time and the director qualification standards included in the Company’s Corporate Governance Guidelines. Candidates are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. In considering director nominees pursuant to its charter, the Governance Committee employs a holistic approach to diversity, taking into consideration factors that affect a candidate’s life and work experiences, including, racial, ethnic, social, economic, educational, professional, geographic and community experiences. In discharging this responsibility, the Governance Committee assesses the viewpoint, background and demographics of the candidates. The Governance Committee seeks to create a board that is strong in identity diversity, as well as having a collective knowledge and diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and other factors the Governance Committee deems appropriate. When considering a candidate, the Governance Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes, including the matters discussed above. Specific selection criteria are set forth in the By-Laws and are also included in Appendix A.

Commitment

The Governance Committee is committed to ensuring that the Company implements and follows corporate governance principles that fulfill its responsibilities under its charter and to enhance, where appropriate, the Company’s corporate governance practices. The Governance Committee anticipates meeting at least five times in 2015.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

J. Timothy McGinley, Chair,
James H. DeGraffenreidt, Jr.,
Anton H. George, and
Michael L. Smith

Report of the Audit and Risk Management Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the full Board. The Audit Committee consists of four members, who each satisfy the “independence” standard established by the full Board, as well as the independence requirements contained in the Corporate Governance Listing Standards of the New York Stock Exchange (“NYSE”). The Audit Committee met seven times during the past year.

Scope of Responsibilities

The Audit Committee operates under a written Audit and Risk Management Committee Charter containing provisions that address requirements imposed by the Securities and Exchange Commission (“SEC”) and the NYSE. That charter is posted on the Corporate Governance section of the Company’s website at www.vectren.com. The charter, as revised and restated in September 2012, prescribes the Audit Committee’s oversight of SEC and other financial compliance matters in addition to a number of other responsibilities that the Audit Committee performs. Those responsibilities include:

•	Overseeing the integrity of the Company’s financial statements;

•	Overseeing the independent registered public accounting firm’s qualifications and independence;

•	Overseeing the performance of the Company’s internal audit function (“Corporate Audit”) and independent auditor;

•	Overseeing the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, SEC compliance, and ethics that management and the Board have established; and

•	Overseeing the Company’s practices and processes relating to risk assessment and risk management.

2014 Accomplishments

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche, LLP (“Deloitte”), the financial and related internal control information included in the Company’s annual report filed with the SEC on Form 10-K. The Audit Committee also received reports from management with respect to each of the Company’s quarterly reports on Form 10-Q and reviewed drafts of the Company’s earnings releases prior to public dissemination.

Michael L. Smith and Jean L. Wojtowicz each is designated an “Audit Committee Financial Expert,” as previously determined by the Board. These appointments and designations were reviewed and approved by the Governance Committee and confirmed by the Board. The other committee members have significant financial acumen and have been determined by the Governance Committee and confirmed by the Board to be “financially literate” as that term is defined by the NYSE Corporate Governance Listing Standards. The section of this Proxy Statement captioned “Nominee Biographies” beginning on page 5 contains biographies of each Audit Committee member.

The Audit Committee has discussed with Deloitte matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 16, “Communications with Audit Committees.” Such matters include the timing of the audit, audit strategy and scope, and significant risks and unusual transactions. More specifically, items addressed in 2014 related to the accounting for significant regulatory actions; the accounting for and disclosure of significant acquisitions and dispositions of assets and businesses; and analysis of the carrying value of certain assets and investments.

The Audit Committee has also received from Deloitte the written disclosures required by the PCAOB regarding Deloitte’s independence and has discussed with Deloitte their independence. The Audit Committee has approved the terms of Deloitte’s engagement letter.

The vice president of Corporate Audit reports functionally to the Audit Committee, and in early 2014, the Audit Committee reviewed and approved the Corporate Audit department’s charter, work plan, and budget for activities to be undertaken during 2014.

The Audit Committee met periodically with the vice president of Corporate Audit and Deloitte, with and without management present, to discuss the results of their audits and other activities, their evaluations of the Company’s internal controls, and their judgments as to the quality and the acceptability of the Company’s financial reporting.

During the year, the Audit Committee received updates from the Company’s legal counsel with respect to compliance with SEC rules and regulations and other litigation, claims, and legal matters that have potential to affect the Company’s financial statements.

Corporate Code of Conduct

As provided for in its charter, the Audit Committee is responsible for establishing, reviewing, and updating periodically a Corporate Code of Conduct (“Code”) and ensuring that management has established a system to enforce this Code. This process includes confirming that the Code is in compliance with all applicable rules and regulations. Additionally, processes have been outlined within the Code providing Company employees and others with the ability to directly contact the chair of the Audit Committee with issues arising under the Code or to utilize other methods to report issues, such as the Company’s anonymous third party administered hotline. A copy of the Code is posted on the Corporate Governance section of the Company’s website at www.vectren.com (link is titled “Corp Code of Conduct”). The Audit Committee reviews management’s monitoring of the Company’s compliance with the Code and confirms that management has the proper review system in place to provide that the Company’s financial statements, reports, and other financial information disseminated to governmental organizations and the public satisfy applicable legal requirements. The Audit Committee also confirmed, with assistance from the Corporate Audit department, that during 2014 the members of the Board have complied with the Code.

Risk Management

As provided for in its charter, the Audit Committee, throughout the year, received and reviewed reports from management regarding enterprise risk issues affecting the Company and considered by management’s Risk Management Committee. This included a comprehensive and regular review of numerous business matters that present potential risks for the Company. As part of risk management, the Audit Committee received regular reports regarding the Company’s approach to cybersecurity issues.

Sarbanes-Oxley Section 404 Compliance

Throughout the year, the Audit Committee received and reviewed reports from the vice president of Corporate Audit regarding the Company’s ongoing compliance with the certification and attestation requirements of Sarbanes-Oxley Section 404. The Audit Committee also received reports on this subject from the Company’s chief financial and accounting officer and the corporate controller, as well as commentary from Deloitte with respect to the Company’s compliance.

Independent Registered Public Accounting Firm Activities

Pursuant to the Audit Committee’s responsibility to oversee the qualifications, independence, and performance of the Company’s independent registered public accounting firm, the Audit Committee appoints the firm and, following approval of that action by the full Board, submits the appointment to the shareholders for ratification. With management’s assistance, the Audit Committee is actively involved in setting and approving the fees paid to Deloitte for its services. In determining these fees, the Audit Committee and management considers the quality of work Deloitte has performed in the past, the staffing mix Deloitte expects to employ on the engagement, and fees charged by Deloitte’s peers and Deloitte on similar engagements.

The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax, and other services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy. Audit fees are disclosed in more detail in the section captioned “Independent Registered Public Accounting Firm of the Company” beginning on page 64 of this proxy statement.

When necessary, the Audit Committee assists the Company with the transition of engagement partners. This assistance includes an interview of the candidates. Audit partner transitions are required by PCAOB rules that mandate firms rotate engagement partners. The current Deloitte lead engagement partner has led the Company’s audit for three years.

Reappointment of Deloitte

The Audit Committee has recommended to the full Board that Deloitte be reappointed as the Company’s independent registered public accounting firm for 2015. That recommendation calls for the reappointment to be subject to ratification by the Company’s shareholders at the 2015 annual meeting. In determining whether Deloitte’s reappointment is in the best interest of the Company and its shareholders, the Audit Committee took into consideration a number of factors including, but not limited to:

•	The quality of the Audit Committee’s ongoing discussions with Deloitte;

•	Deloitte’s independence;

•	Management’s perceptions of Deloitte’s industry expertise and past performance;

•	External data relating to audit quality and performance, including recent PCAOB reports on Deloitte and its peer firms; and

•	The appropriateness of fees charged.

Deloitte has been the Company’s independent registered public accounting firm since May 17, 2002.

Delineation of Responsibilities Between Management, the Independent Registered Public Accounting Firm, and the Audit Committee

Management is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; establishing and maintaining disclosure controls and procedures; establishing and maintaining internal control over financial reporting; evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of its internal control over financial reporting; and evaluating any change in its internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, its internal control over financial reporting.

The Company’s independent registered public accounting firm is responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to monitor and review the processes performed by management and Deloitte. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Audit Committee members are not employees of the Company. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of Deloitte included in its reports on the Company’s financial statements and internal control over financial reporting. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm concerning the Company’s audited and unaudited financial statements, internal controls and related matters do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles; that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards;
or that the Company’s independent registered public accounting firm is in fact “independent.”

2014 Form 10-K

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board that the audited consolidated financial statements of the Company and its subsidiaries for 2014 be included in the annual report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

A copy of the Company’s 2014 Form 10-K is available without charge upon request. Send your request to:

Attn: Investor Relations
Vectren Corporation
One Vectren Square
Evansville, IN 47708
vvcir@vectren.com

Annual Committee Charter Review and Performance Evaluation

The Audit Committee reviewed its charter during 2014. Based on that review, no changes to the charter were necessary or advisable. The Audit Committee confirmed that it fulfilled the requirements of the charter over the course of 2014. Also, as required by its charter, the Audit Committee conducted an annual performance evaluation in an effort to continuously improve its processes. The Audit Committee plans to implement changes that result from this evaluation that will enhance future performance.

Commitment

The Audit Committee is committed to ensuring that the Company implements and follows necessary and appropriate financial reporting processes. The Audit Committee anticipates meeting seven times throughout 2015.

AUDIT AND RISK MANAGEMENT COMMITTEE

Michael L. Smith, Chair,
James H. DeGraffenreidt, Jr.,
R. Daniel Sadlier, and
Jean L. Wojtowicz

Report of the Compensation and Benefits Committee

The Compensation Committee has four members and met four times during the year 2014. The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NYSE rules. The Compensation Committee members are also required to meet other independence requirements imposed by federal laws and regulations. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website at www.vectren.com. At each meeting, the Compensation Committee conducts an executive session without management present.

The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibility to:

•	Establish the base salary, incentive compensation and any other compensation for the Company’s president and chief executive officer and each of the other executive officers of the Company;

•
Administer the Company’s management incentive and stock-based compensation plans, and oversee the administration of the Company’s retirement and welfare plans and discharge the duties imposed on the Compensation Committee by the terms of the plans; and

•	Conduct the performance appraisal for the Company’s president and chief executive officer; and perform other functions or duties that are deemed appropriate by the full Board.

Compensation decisions for the Company’s executive officers named in the Summary Compensation Table in this proxy statement, which include the president and chief executive officer and other executive officers of the Company (collectively, “executive officers”), are made by the Compensation Committee. Decisions regarding non-equity compensation for other officers of the Company and the officers of the Company’s primary subsidiaries are made by the Company’s president and chief executive officer and, in certain cases, are reviewed and evaluated by the Compensation Committee. Compensation for the officers of the Company’s nonutility businesses is established by the boards for those entities. The Compensation Committee has engaged Hay Group, Inc. (“Hay Group”), an independent outside global human resources consulting firm, to conduct an annual review of the Company’s total compensation program (base salaries, annual incentives and long-term incentives) for the executive officers. At the Compensation Committee’s direction, Hay Group also provides advice with respect to the total compensation for the Company’s other officers, as well as the officers of the Company’s primary subsidiaries.

The agendas for meetings of the Compensation Committee are established by its chair with assistance from the other members of the Compensation Committee, the Compensation Committee’s independent compensation consultant, and the Company’s president and chief executive officer, chief administrative officer, and chief legal and external affairs officer and secretary. Compensation Committee meetings are regularly attended by the president and chief executive officer, chief administrative officer, chief financial officer, chief legal and external affairs officer and secretary, and the vice president of Human Resources. The Compensation Committee’s chair reports the Compensation Committee’s recommendations on executive compensation to the Board and the Board approves the base salaries for the executive officers. Independent advisors, as directed by the Compensation Committee, support the Compensation Committee in its duties. In addition, one or more of the Company’s officers, as well as the Company’s Human Resources department, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Company’s Human Resources department is charged by the Compensation Committee with the task of executing the compensation plans and programs adopted by the Compensation Committee, as well as implementing changes in compensation levels as directed by the Compensation Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary or advisable to assist in the fulfillment of its responsibilities.

Role of Board Chair, President and Chief Executive Officer in the Compensation Process

Compensation determinations for our executive officers, including the chair, president, and chief executive officer, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman in his role as chair, president and chief executive officer. He provides recommendations to the Compensation Committee regarding the base salary, annual incentive and stock-based compensation opportunity for each of the other executive officers. He receives and reviews market data from the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the overall performance of each other executive officer, such executive officer’s contributions to the Company over the past year, such executive officer’s experience and potential, any change in such executive officer’s functional responsibility, and internal pay equity in making his recommendations.

Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities under the At Risk Plan for the other executive officers are approved by the Compensation Committee. Mr. Chapman also provides recommendations with respect to those opportunities to the Compensation Committee for the Company’s other officers and certain of the officers of the Company’s primary subsidiaries.

Mr. Chapman regularly attends Compensation Committee meetings to provide input as a representative of management. At each meeting the Compensation Committee goes into an executive session and excuses Mr. Chapman and any other members of management who may be present. Actions required by the Compensation Committee relating to the establishment of executive compensation are deferred to and acted upon during the executive sessions.

Share Ownership Policy for Officers

Our Company’s share ownership policy requires officers to meet share ownership targets. The Compensation Committee adopted that policy in 2000 and it provides a five year transition period for officers to comply with their applicable share ownership targets. The Compensation Committee expects the officers to make ratable progress toward compliance each year. The program includes these key features:

•
Participants who are officers have a share ownership target based on a multiple of their base salary, which is three times base salary for Messrs. Benkert, Christian, and Schach, and Ms. Hardwick, and five times base salary for Mr. Chapman. As of February 20, 2015, all of the current executive officers listed in the Summary Compensation Table exceeded the established ownership requirements. The Compensation Committee reviews executive officers’ stock ownership on an annual basis. As of February 20, 2015, all of the Company’s current officers, as well as officers of the regulated business subsidiaries of the Company, and the presidents of the Company’s primary non-regulated businesses, who are subject to the share ownership policy either held the required level of shares or they were still in their five year compliance transition period. Moreover, based upon research conducted at the Compensation Committee’s direction, the Compensation Committee determined in 2014 that the existing share ownership targets are in line with the market for such matters.

•
A participant may count toward his or her target the value of owned shares, phantom units of our stock in our nonqualified deferred compensation plans and vested “in the money” stock options, restricted shares and stock unit awards, with value based on the market price of our common stock. Presently, there are no outstanding stock options held by the executive officers of the Company.

For officers who have not met their ownership target at the time a stock unit award is settled under the At Risk Plan, the above policy provides that the award will be settled in shares of Company common stock (unless such officer previously elected to defer such amounts into the Company’s Nonqualified Deferred Compensation Plan). Effective January 1, 2015, and irrespective of the five year transition period provided above, the Compensation Committee determined that officers receiving Company common stock (or phantom stock units under the Company’s Nonqualified Deferred Compensation Plan) must continue to hold 50% or more of such common stock (or phantom stock units) until their ownership targets are met or exceeded.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants. In accordance with this authority, the Compensation Committee engaged Hay Group as its independent compensation consultant for 2014. The Compensation Committee began its relationship with Hay Group in 2005. The representatives of Hay Group report directly to the Compensation Committee and in performing their engagements work under the direction and supervision of the chair of the Compensation Committee. Once that work is completed, it is then reported to the entire Compensation Committee for review, discussion and, if appropriate, action by the Compensation Committee. Under the direction and supervision of the chair of the Compensation Committee, Hay Group provides market data concerning compensation of executives at comparable companies in order to assist the Compensation Committee in determining whether the compensation system is a reasonable and appropriate means to achieve the Company’s business objectives. From time to time, Hay Group is also engaged by the Compensation Committee to provide advice with respect to other elements of executive compensation, including providing regulatory updates and advice on the positions on compensation matters taken by corporate governance firms, as well as advice with respect to employment, change in control, severance and retention agreements, and other arrangements and practices affecting executives. As discussed at page 19 of this proxy statement, Hay Group is also engaged from time to time by the Governance Committee to assist with the review and establishment of appropriate, market based compensation for the non-employee members of the Board. The Compensation Committee has re-engaged Hay Group as its independent compensation consultant for 2015.

The Compensation Committee requires that its compensation consultant must be independent. To ensure that occurs, the consultant can only perform work for the Company pursuant to an engagement of the Compensation Committee which provides that the work is performed under the direction and supervision of the Compensation Committee chair, and work for the Governance Committee with respect to the compensation for non-employee members of the Board. No fees were paid to Hay Group for services other than executive officer and non-employee director compensation consulting during 2014.

The Board has adopted the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, which is available on the Company’s website at www.vectren.com, to ensure that the Compensation Committee remains in compliance with applicable independence requirements, including those imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). The Compensation Committee has developed internal controls to ensure compliance with this policy and as part of those controls at each meeting there is a detailed review of the work that has been performed by Hay Group since the prior meeting and confirmation that the work is in conformity with the engagements between the Compensation Committee and Hay Group. In light of SEC and NYSE rules, the Compensation Committee considered the independence of Hay Group, including assessment of the following factors: (i) other services provided to the Company by the consultant; (ii) fees paid as a percentage of the consulting firm’s total revenue; (iii) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and any member of the Compensation Committee; (v) any Company stock owned by individual consultants involved in the engagement; and (vi) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee has concluded that no conflict of interest exists that would prevent Hay Group from independently representing the Compensation Committee and that it is in compliance with the independence requirements discussed above.

Recoupment or Clawback Policy

The Compensation Committee has adopted a pay recoupment or clawback policy which provides, under certain conditions, for the return of certain annual incentive compensation received by officers of the Company and its subsidiaries for a period of up to three years. Generally stated, those conditions are a material restatement of the Company’s consolidated financial statements for a prior period, which, if such restated financial statements had been in effect at the time that incentive compensation was paid would have resulted in a lesser payment. The policy is intended to position the Company to comply with the requirements of the Dodd-Frank Act in this area, recognizing that neither the SEC nor the NYSE has adopted rules implementing this part of the law. The policy explicitly acknowledges that upon the adoption of further guidance from these authorities, the policy will need to be revised. Given the pending uncertainty in this area due to the lack of definitive guidance from the SEC and the NYSE, following the adoption of the policy the Compensation Committee has reserved the right in the grant agreements for awards of long-term incentive compensation issued under the At Risk Plan to subject those grants to any successor policy adopted by the Compensation Committee during the pendency of those grants. The Compensation Committee’s recommended pay recoupment or clawback policy has been approved by the Board and is available on the Company’s website at www.vectren.com.

Oversight of Company Benefits Plans

In addition to the responsibilities with respect to executive compensation, which are fully discussed in the Compensation Discussion and Analysis beginning on page 35 of this proxy statement, pursuant to its charter the Compensation Committee also has general oversight authority of benefit plans applicable to all employees and retirees. In furtherance of that charge, during 2014 the Compensation Committee received reports from management regarding retirement and welfare plans. Those reports also addressed issues arising from the passage of federal health care legislation. The Compensation Committee anticipates continuing to receive such informational reports during 2015.

The Compensation Committee also received reports from management regarding ongoing efforts by the Company to continuously improve the design of its incentive plans applicable to the majority of employees. While the Compensation Committee does not directly administer those plans, it provides counsel to management with respect to plan design issues. The Compensation Committee anticipates continuing to perform such a role in 2015.

Company’s Human Resources Advisory Committee

The Company has a Human Resources Advisory Committee (“HRAC”) that is composed solely of officers and is focused upon establishing policy with respect to human resource matters. Under its charter, the Compensation Committee is charged with appointing the membership of the HRAC. Each year the Compensation Committee reviews the membership of the HRAC, and, with input from the chair, president and chief executive officer, selects members of management to serve on that committee.

Regulatory Updates and Governance Practices

Throughout 2014, the Compensation Committee regularly received updates from Hay Group regarding regulatory developments in the area of executive compensation. Those updates also addressed executive pay and governance practices as established by corporate governance rating firms. In establishing the executive compensation program that is more fully described in the Compensation Discussion and Analysis beginning on page 35 of this proxy statement, the Compensation Committee is ever mindful of these regulatory developments and executive pay and governance practices and endeavors to ensure that the Company’s executive compensation program is in alignment with those developments and practices.

Deductibility of Executive Compensation

In 1993, Congress enacted Section 162(m) of the Internal Revenue Code, which disallows corporate deductibility for “compensation” paid in excess of one million dollars to the chief executive officer and the other three highest paid executives unless the compensation is “qualified performance-based compensation”, which includes a requirement that it be payable solely on achievement of objective performance goals. The At Risk Plan, as re-approved by our shareholders in May 2011, has been structured to give the Compensation Committee the discretion to award compensation which satisfies the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code. Consequently, the Compensation Committee intends to the extent practical and consistent with the best interests of the Company and its shareholders to use compensation policies and programs that preserve the tax deductibility of compensation expenses. The At Risk Plan also requires deferral of any payment to these executives if the deduction would be eliminated by Section 162(m) until the deduction would no longer be eliminated or the executive officer separates from service. The delayed payment is automatically transferred to our nonqualified deferred compensation plan.

Annual Committee Charter Review and Performance Evaluation

In December of 2014 the Compensation Committee determined that during the year it had fulfilled its responsibilities under the charter. The Committee also determined that no changes to the charter were necessary or advisable at this time. In addition, as required by the Compensation Committee’s charter, the Committee has conducted an annual performance evaluation, the results of which have been discussed with the committee members.

Compensation and Benefits Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K.

Commitment

The Compensation Committee is committed to fulfilling its responsibilities as set forth in the committee charter. The Compensation Committee expects to meet at least three times in 2015.

COMPENSATION AND BENEFITS COMMITTEE

Jean L. Wojtowicz, Chair,
Anton H. George,
Martin C. Jischke, and
R. Daniel Sadlier

Report of the Finance Committee

The Finance Committee is primarily responsible for ensuring the discharge of the Board’s duties relating to the financing activities of the Company’s utility and nonutility businesses. The Finance Committee consists of four members and is composed entirely of non-employee directors all of whom the Board has determined to be independent pursuant to the rules of the New York Stock Exchange. The chair of the Finance Committee was Niel C. Ellerbrook, who will not stand for re-election at this year’s annual meeting. The Finance Committee met three times during the last year. At each meeting, the Finance Committee conducts an executive session without management.

Scope of Responsibilities

The Finance Committee’s responsibilities are set forth in its charter, which is posted on the Company’s website at www.vectren.com. Those responsibilities include:

•
Acting within parameters established by the full Board with respect to the financing activities of the Company, including, as necessary or advisable, financing activities of its subsidiaries or affiliates;

•
Acting on behalf of the full Board in limited instances where it is not practical for the full Board to meet and take action with respect to finance matters and only within parameters prescribed and delegated by the full Board; and

•
Appointing from among management the members of the Company’s Investment Committee, which is charged with monitoring retirement plan investments; developing retirement plan investment policies; selecting and reviewing investment managers and investment advisors; reviewing the funded status of the pension plans; and recommending Company contribution levels. The Finance Committee is also kept informed of the general activities of the Investment Committee, but does not make investment decisions, nor does it perform any functions delegated to the Investment Committee.

2014 Accomplishments

At the first meeting in 2014, the Finance Committee reviewed and approved the Company’s 2014 financing program. As part of this action, the Finance Committee received presentations from management regarding the Company’s credit ratings and capitalization ratios, as well as the forms of financing instruments that are available to the Company to effectuate both our short and long-term financing requirements. The Finance Committee received an overview of the state of the financial markets. The Finance Committee also received a report from management with respect to the Company’s investor relations activities. The Finance Committee reviewed and approved parameters for proposed financing transactions by the company’s subsidiaries. This included providing authorization to amend and extend the maturities of the Company’s existing credit facilities for up to five years and to call and reissue certain tax-exempt debt issues of one of its utility subsidiaries. The Finance Committee reviewed the company’s pension plan investments, funding levels and other related matters. The Finance Committee also appointed the members of management who serve on the Investment Committee. The Finance Committee concluded by confirming the fulfillment of the responsibilities under the Committee’s charter in 2013 and conducting a 2013 performance evaluation.

At the second meeting of the year the Finance Committee reviewed the state of financing transactions in the utility industry. The Finance Committee also reviewed the status of the Company’s 2014 financing plans, including financings relating to a number of the Company’s utility businesses. The Finance Committee reviewed detailed reports regarding the status of the credit ratings for the Company’s various debt arrangements and discussed recent meetings management had conducted with representatives of rating agencies. The Finance Committee also reviewed an update from management regarding the Company’s overall business plan and reviewed the Company’s dividend policy. The Finance Committee received reports on the Company’s employee stock purchase plan, as well as the Company’s tax strategies. The Finance Committee received a report with respect to the planned use of proceeds from the 2014 sale of the Company’s coal mining business. They also reviewed the status of investments in the Company’s various retirement plans.

At the third meeting of the year, the Finance Committee reviewed the status of the Company’s execution of its 2014 financing plans. They also reviewed the Company’s proposed 2015 financing plans, as well as management’s recommended change to the Company’s common stock dividend to be payable December 1, 2014. In support of the recommended increase in the dividend, the Finance Committee reviewed details of the Company’s updated forecasts reflecting expected increased earnings and dividend growth rates and a lower targeted dividend payout ratio. The Finance Committee also reviewed reports with respect to the Company’s credit ratings and with respect to the Company’s benefit plans. Finally, the Finance Committee confirmed the fulfillment of their duties under the Committee’s charter in 2014.

Annual Committee Charter Review and Performance Evaluation

As required by the Finance Committee’s charter, the Finance Committee reviewed the charter and determined that no changes were necessary or advisable at this time. Also, as required by that charter, the Finance Committee will conduct its 2014 annual performance evaluation at its first meeting in 2015, which will occur in April.

Commitment

The Finance Committee is committed to overseeing the financing activities of the Company on behalf of the full Board and, in limited circumstances, to act on behalf of the Board with respect to financing matters when delegated authority to respond to certain circumstances. The Finance Committee is also committed to discharging its role with respect to the Company’s benefit plans, as more fully defined in the Committee’s charter. The Finance Committee anticipates meeting at least three times in 2015 to continue to focus on the matters set forth in its charter.

FINANCE COMMITTEE

Niel C. Ellerbrook, Chair,
John D. Engelbrecht,
Robert G. Jones, and
J. Timothy McGinley

Report of the Corporate Responsibility and Sustainability Committee

Early in 2015, the Corporate Affairs Committee was renamed the Corporate Responsibility and Sustainability Committee (“Corporate Committee”) in recognition of their increased role in overseeing the Company’s sustainability initiatives and planning, as well as discharging their responsibilities relating to the Company’s policies, practices and procedures as a responsible corporate citizen and monitoring compliance with governmental regulations (other than SEC regulations). The Corporate Committee has four members. The Corporate Committee met three times during the past year. At each meeting, the Corporate Committee conducts a private session with the chief compliance officer, as well as an executive session without management present.

Scope of Responsibilities

The Corporate Committee’s responsibilities are set forth in its charter which was recently modified to emphasize its sustainability duties, and, which is posted on the Company’s website at www.vectren.com. Those responsibilities include the oversight of Company policies, practices, and procedures relating to:

•
Sustainability, including monitoring current and emerging political and social action, and public policy and environmental issues that may affect the business operations, material financial performance or public image of the Company, and also considering policies for sustainable growth strategies to create value consistent with long-term preservation and enhancement of the Company’s financial, environmental and social capital;

•	Business practices, and legal compliance, including compliance by utility operations;

•	Public communications with key stakeholders, other than the financial community;

•	Community relations, including charitable contributions and community affairs;

•	Customer relations, including customer satisfaction and quality of customer service;

•
Overseeing policies, practices and procedures relating to employer practices and procedures, including the Company’s objective of being an employer of choice, the attainment of workforce diversity and inclusion, and compliance with employment related laws, regulations and policies;

•	Environmental compliance and stewardship, including adherence to environmental laws and regulations; and

•	The promotion of a culture of employee and public safety.

2014 Accomplishments

The Corporate Committee received reports related to corporate sustainability initiatives, and reviewed and provided input on the Company’s 2014 Corporate Sustainability Report which included certain metrics designed to obtain a Global Reporting Initiative certification. The Corporate Committee considered the scope of its duties related to sustainability and recommended to the Board that the committee charter be revised to clarify the extent of the Corporate Committee’s oversight of such matters.

During the past year, the Company’s compliance with regulations at its utility operations was overseen by the Corporate Committee. Reports related to North American Electric Reliability Corporation compliance, pipeline safety matters such as state audit results and facility locating and third party damage. Company management provided reports regarding improvements to the Company’s compliance framework as well as oversight of contractor qualifications and the use of risk modeling to drive compliance activities. Management also described ongoing efforts to assess the effectiveness of the Company’s pipeline integrity management programs. The chief compliance officer also reported on the process used to oversee compliance matters by the Company’s nonutility businesses.

Throughout the past year, legislative matters of importance to the Company at the federal level, as well as in Indiana and Ohio, and the activities of the Company’s Political Action Committee (PAC) were reviewed and discussed with the Corporate Committee. The Committee approved a recommendation by management of the Company to provide a public disclosure confirming corporate dollars are not used to make political contributions, and to illustrate the activities of the PAC.

During the past year, the Corporate Committee monitored the activities of the Vectren Foundation. This monitoring included receiving regular updates regarding the Foundation’s activities in the Company’s utility operating areas. The Corporate Committee recommended approval of the contribution level of the Foundation for 2015. In addition, the Corporate Committee received reports related to Community Sustainability initiatives being supported by the Company designed to foster economic development in economically challenged communities where the Company’s utility businesses operate.

During the past year, the Corporate Committee monitored activities related to the Company’s relationships with its customers, including the ongoing measurement of customer satisfaction which is used by the Compensation Committee as a performance metric for annual incentive awards under the Company’s At Risk Plan. That performance metric is discussed further on pages 41-43 of this proxy statement. The Corporate Committee also regularly received reports relative to the measurement of customer satisfaction as determined by the firm of J.D. Power and Associates, as well as the Company’s own customer survey. Reports were provided by management regarding the Company’s continued implementation of gas and electric efficiency programs. Performance of these efficiency programs is also used by the Compensation Committee as a metric for establishing annual incentive payment awards under the At Risk Plan. That performance metric is discussed further on pages 41-43 of this proxy statement. Management also regularly reported on ongoing regulatory proceedings before the Indiana Utility Regulatory Commission and the Public Utilities Commission of Ohio.

During the past year, the Company’s safety performance was monitored by the Corporate Committee. Considerable attention was given to the safety performance of the company’s utility businesses compared to the safety performance of other utility companies, as well as efforts being implemented to minimize workplace accidents and injuries. Employee safety performance is also used by the Compensation Committee as a metric in establishing annual incentive payment awards under the At Risk Plan. That performance metric is discussed further on pages 41-43 of this proxy statement.

During the past year, the Corporate Committee monitored the Company’s employment practices. The Corporate Committee also monitored management’s continuing efforts to enhance employee diversity and inclusion at the Company.

The Company’s environmental compliance and stewardship was considered at each meeting of the Corporate Committee. Presentations were provided regarding potential new or revised Environmental Protection Agency (“EPA”) regulations, covering among other topics fly ash disposal and beneficial reuse, the regulation of mercury and carbon emissions from the Company’s coal fired electric generating units, and planned controls to be used at the plants to assure compliance with applicable regulations. Management also described the process used to assess future resource choices and make decisions related to the continued operation of the Company’s electric generating units. Reports were also provided on the status of former manufactured gas plant remediation activities and associated cost recovery efforts.

Annual Committee Charter Review and Performance Evaluation

As required by its charter, in 2014, the Corporate Committee reviewed its charter and, as described above, recommended to the Board that both the Committee’s name as well as its duties be modified to emphasize its role related to the Company’s sustainability efforts. Also, as required by its charter, the Corporate Committee conducted an annual performance evaluation, the results of which will be discussed at the first meeting of the year in May of 2015.

Commitment

The Corporate Committee is committed to ensuring that the Company conducts its operations consistent with the long-term sustainability of the enterprise that will be of continuing benefit to the Company’s stakeholders. The Corporate Committee anticipates meeting at least three times in 2015 to continue to focus on the matters set forth in its charter.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY COMMITTEE

John D. Engelbrecht, Chair,
Niel C. Ellerbrook,
Martin C. Jischke, and
Robert G. Jones

Compensation Discussion and Analysis

In this “Compensation Discussion and Analysis” section the terms “we,” “our,” and “us” refer to Vectren Corporation and the term “Compensation Committee” refers to the Compensation and Benefits Committee of Vectren’s Board of Directors and the term “executive officers” refers to our Named Executive Officers (NEOs) identified in the Summary Compensation Table of this proxy statement. Information concerning the compensation of non-employee directors can be found under the heading “Director Compensation” beginning on page 15 of this proxy statement.

The purpose of this Compensation Discussion and Analysis is to provide information about our compensation objectives and policies for our executive officers.

Forward-Looking Statements

The following discussion and analysis contains statements regarding our future Company and individual performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Executive Summary

The following are key features of our executive compensation program. A more detailed disclosure follows this summary. Our compensation philosophy and related governance features and practices are designed to align our executive compensation with long-term shareholder interests.

PAY FOR PERFORMANCE
The primary objectives of our compensation program are paying for Company performance, individual performance, and level of job responsibility, as well as attracting and retaining successful, high achieving employees. While all executive officers receive a mix of short-term and long-term incentive compensation, a greater portion of compensation that can be earned by our executive officers is tied to long-term performance because they are in a position to have greater influence on long-term results. A significant portion of compensation that can be earned by our executive officers is directly related to both annual and long-term Company performance-based goals that are approved by the Compensation Committee.

As illustrated in the accompanying charts, in 2014, approximately 77% of the CEO’s total direct compensation (base salary, annual incentive, and long-term incentive) and approximately 64% of the other executive officers’ total direct compensation (excluding Mr. Doty, who passed away in August 2014) was performance-based and not guaranteed. The charts include base salaries as of the end of the year, target annual incentives, and the fair value of the long-term incentives as of the date established or granted.

•	Long-Term Incentive (100% Performance Based) - 54%	•	Long-Term Incentive (100% Performance Based) - 43%
•	Annual Incentive (100% Performance Based) - 23%	•	Annual Incentive (100% Performance Based) - 21%
•	Base Salary - 23%	•	Base Salary - 36%

2014 COMPENSATION INCREASE SUBSTANTIALLY DRIVEN BY ASSUMPTIONS IN RETIREMENT PLANS
The increase in total compensation for 2014, as reported in the Summary Compensation Table for Messrs. Chapman, Benkert, and Christian, was primarily driven by a change in pension values, which was significantly driven by assumptions. For example, driven by lower interest rates at December 31, 2014, the discount rate was decreased from 4.72% to 3.98%, and additionally, revised mortality tables were adopted for pension-related calculations. Similar assumption changes have impacted many if not most companies in 2014. For Mr. Chapman specifically, the increase in pension costs would be 34% lower if the discount rate had not decreased and 12% lower if the revised mortality tables had not been used. The remainder of Mr. Chapman’s change in pension value was caused by an increase in the five year final average pay calculation used in the Supplemental Retirement Plan and an additional year of service. Mr. Chapman’s average pay increase is primarily a result of the removal of a year of compensation in his prior role and the inclusion of a year of compensation as CEO.

CLAWBACK POLICY
In 2011, the Compensation Committee in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and on the advice of its independent compensation consultant adopted a policy to recoup or clawback future annual incentive compensation paid to current and former officers that resulted from a material restatement of financial statements. The Compensation Committee expects to review and refine, if necessary or advisable, this policy after the SEC provides guidance on how to address recoupment under the Dodd-Frank Act. The Compensation Committee has also reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants.

PERFORMANCE THRESHOLDS AND CAPS
Both the annual incentive and long-term performance awards granted to executive officers require a threshold level of performance in order to achieve payments, and the maximum payments are capped.

STOCK OWNERSHIP
We have a share ownership policy which requires executive officers to meet or exceed share ownership targets. Executive officers have a share ownership target based on a multiple of their base salary, which is five times base salary for Mr. Chapman and three times base salary for Ms. Hardwick, and Messrs. Benkert, Christian, Schach, and Mr. Doty, whose employment ended upon his death on August 25, 2014. All executive officers are in compliance with their respective ownership targets.

HEDGING PROHIBITION, ANTI-PLEDGING POLICY
Under the Company’s Insider Trading Policy, insiders (which include executive officers and Board members) are prohibited from engaging in hedging transactions, pledging transactions and forms of speculation with respect to the Company’s common stock and related securities. The Company’s Insider Trading Policy is available in the Corporate Governance section of the Company’s website at www.vectren.com.

EXECUTIVE BENEFITS
Our executive benefits are limited to an executive physical program, executive life insurance, and executive long-term disability insurance, which costs and premiums are assumed by the Company. We do not provide tax gross-ups for such benefits.

RETIREMENT PLANS AND NONQUALIFIED PLANS
In addition to tax-qualified plans which are available to substantially all non-union eligible employees of the Company and certain subsidiaries, the executive officers and other officers participate in a nonqualified benefit restoration plan and nonqualified deferred compensation plans which restore the benefits that are lost due to Internal Revenue Service (“IRS”) limitations. We also have an unfunded supplemental retirement plan. Participation in the unfunded supplemental retirement plan is limited to only three executive officers.

SEVERANCE BENEFITS
We have an executive severance plan and change in control agreements in which the executive officers of the Company participate. The change in control agreements employ a “double trigger” upon a change in control such that payments are only made upon a change in control and subsequent qualified termination of employment. We do not provide excise tax gross-ups for change in control benefits. The change in control agreements use a modified severance payment cap whereby the severance payment would be reduced to a level below the Internal Revenue Code Section 280G safe harbor amount if the executive officer would receive a higher after-tax benefit than if the executive officer were to pay the applicable excise tax on the full payment amount.

INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee has engaged Hay Group to report directly to the Compensation Committee as its independent compensation consultant. The consultant provides independent advice to the Compensation Committee and does not provide any other services to the Company other than at the direction of the Compensation Committee. In addition, the Governance Committee from time to time engages that independent consultant to provide market data on the competitiveness of our non-employee director compensation program. For a further discussion of such engagements, see page 19 of this proxy statement.

Objectives of Vectren’s Compensation Programs

  The objectives of our executive compensation programs are as follows:

•
Compensation should be based on the level of job responsibility, individual performance and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company financial performance because those employees have more ability to affect the Company’s results.

•
Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers who compete with us for talent. Our compensation programs are designed to be competitive with market practices for comparable sized companies in the energy market and general industry markets, with the data that we take into consideration weighted 75% and 25%, respectively, to approximate our mix of utility and nonutility businesses.

•
Compensation should reward performance. Our programs should deliver top-tier total compensation given top-tier Company and individual performance; likewise, when Company performance lags the industry and/or individual performance falls short of expectations, the programs should deliver lower-tier compensation. In addition, the objectives of pay for performance and retention must be balanced.

•
While all executive officers receive a mix of both annual and long-term incentives, those officers at higher levels have an increasing proportion of their compensation tied to long-term performance, because they are in a position to have greater influence on long-term results.

  In assessing the appropriate overall compensation level for our executive officers, the Compensation Committee considers numerous factors and challenges facing our businesses, including:

•	Our need to attract and retain effective management;

•	The competitive markets in which we operate;

•	The economic conditions and resulting business challenges in the Midwest compared to other regions of the country;

•	The increasing regulation of our operations and the resulting impact on the cost of our products and services and our customers’ ability to pay for the services they receive;

•	The challenges and potential cost to access capital to finance our ongoing operations; and

•	The importance of our nonutility businesses to our overall long-term success.

Executive Compensation Strategy and Process

As discussed below, the Compensation Committee has established a number of processes to assist in ensuring that our executive compensation program is achieving its objectives. While the Compensation Committee reviews internal pay equity, it does not adhere to any multiple of pay policy or maximum or minimum levels of compensation.

ASSESSMENT OF COMPANY PERFORMANCE
The Compensation Committee uses Company performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers various measures of Company and industry performance, including, among other measures, earnings per share, return on equity and total shareholder return. The Compensation Committee does not apply a formula or assign these performance measures relative weights. Instead, it makes a subjective determination after considering such measures collectively. Second, as described in more detail below, the Compensation Committee has established specific Company performance measures, against which actual performance determines the size of payouts under the Company’s incentive programs.

ASSESSMENT OF INDIVIDUAL PERFORMANCE
Individual performance has a strong impact on the compensation of all employees, including the CEO and the other executive officers. Annually, the Board completes a comprehensive evaluation of the CEO’s performance on a range of different performance measures including financial, operating and strategic achievements. The Compensation Committee meets to summarize and discuss the results of the evaluation process. The chair of the Compensation Committee then reports the results of this process to the full Board in executive session. For the other executive officers, the Compensation Committee receives a performance assessment and compensation recommendation from the CEO and also exercises its judgment based on the Board’s direct interactions with each executive officer. As with the CEO, the performance evaluation of these executive officers is based on achievement of objectives by the Company and the executive officer, their contribution to the Company’s performance and other leadership accomplishments.

BENCHMARKING
The Compensation Committee uses market compensation information from Hay Group’s Energy Industry Executive Compensation Report and Hay Group’s Industrial Executive Compensation Report to ensure that the executive compensation program as a whole is competitive, meaning generally within the 50th percentile of comparative pay of similar sized companies within Hay Group’s compensation reports when the Company achieves targeted performance levels.

In measuring the market competitiveness of our total compensation program, the Compensation Committee’s independent consultant, Hay Group, has advised the Compensation Committee members that the firm’s compensation survey reports (Hay Group Energy Executive Compensation Report and the Hay Group Industrial Executive Compensation Report), which contains information from approximately 460 companies (80 energy companies and 380 general industry companies), provides a well-founded source of information from which the Compensation Committee can assess our officers’ compensation compared with the entire marketplace. This will better ensure our total compensation program is in line with what others are paying their executives, which will assist us in attracting and retaining the talent necessary to operate our businesses. To approximate our mix of utility and nonutility businesses, the market data taken into consideration is weighted 75% energy market data and 25% general industry market data.

The Compensation Committee also reviews peer group market compensation data as another data source for consideration in benchmarking compensation levels and pay mixes. The peer group criteria are described in detail on pages 45-46. The individual’s relative compensation position to benchmark is driven by Company and individual performance.

TOTAL COMPENSATION REVIEW
The Compensation Committee annually reviews each executive officer’s base pay, annual incentive and long-term equity incentive with the guidance of the Compensation Committee’s independent consultant. In addition to these primary compensation elements, the Compensation Committee reviews the deferred compensation programs and other compensation that would be required under various severance and change in control scenarios.

Material Differences in Compensation Policies for Individual Executive Officers

The Compensation Committee conducts an annual performance review of the CEO based on his contributions to the Company’s performance, achievement of objectives and leadership accomplishments. As discussed above, for the other executive officers, the Compensation Committee receives a performance assessment from the CEO and exercises its judgment based on the Board’s interaction with each executive officer, and compensation is based on Company performance, individual performance, and the level of job responsibility. The Committee also considered that two of the executive officers were new to their roles in 2014. In addition, as part of the benchmarking process, as noted above, the Compensation Committee reviews market information with respect to the levels of compensation for executive positions similar to those held by our executive officers. Market comparability is an important factor in determining the amount of compensation awarded to the individual executive officer. Market data reflects that the chief executive officers of our peer companies and Hay Group’s benchmark data are paid higher, and with a greater proportion of at risk compensation, than other executives at those same companies. With assistance from its independent compensation consultant, the Compensation Committee designs total compensation packages which ensure that any differential between the pay for the CEO and the other executive officers is market based and is not excessive.

Monitoring of the Company’s Pay Practices

The Compensation Committee is mindful of the need to ensure that our pay practices are appropriate, in line with the market for executive compensation and serve our shareholders’ long-term interests. Below is a summary of practices that the Compensation Committee believes accomplish these goals:

•	Pay for performance by linking a significant portion of executive officers’ compensation to performance-based incentive opportunities (see pages 35, 37);

•	Mitigate risk in compensation programs that would be disadvantageous to the Company and our stakeholders by employing multiple performance measures and, in some cases, payment caps (see page 40-46);

•
Include a “double trigger” provision in our change in control agreements where severance benefits are only provided upon a change in control and subsequent qualified termination of employment (see pages 57-59);

•	No excise tax gross-ups upon a change in control (see page 58-59);

•	Executive benefits are limited to an executive physical program, executive life insurance and executive long-term disability insurance (see page 47);

•	No tax gross-ups for executive benefits or other such benefits;

•	Employ robust share ownership guidelines for executive officers and other officers of the Company (see page 28);

•
Prohibit hedging and pledging transactions and forms of speculation with respect to the Company’s common stock and related securities by insiders via the Company’s Insider Trading Policy (which is available in the Corporate Governance section of the Company’s website at www.vectren.com);

•	Utilize an independent compensation consultant (see page 28);

•
Do not pay cash dividends during the performance and vesting periods of performance-based long-term incentive grants; instead these dividend amounts are accrued and are at risk dependent upon the performance and vesting of the underlying grant (see page 43);

•	Effective October 1, 2014, our At Risk Plan prohibits the re-pricing of stock options and the buyout of underwater options; and

•
Our performance metrics used in our incentive plans for the executive officers are designed to give the Compensation Committee the opportunity to meet the performance-based requirements of Section 162(m) of the Internal Revenue Code and preserve the Company’s deductibility of such compensation.

Shareholder Say-on-Pay Votes

We provide our shareholders with the opportunity to cast an annual vote to approve a non-binding advisory resolution approving the compensation of our executive officers. At our annual meeting of shareholders held on May 22, 2014, ninety-six percent (96%) of the votes cast at the meeting were voted in favor of the compensation paid to our executive officers, as disclosed in the Compensation Discussion and Analysis. The Compensation Committee believes this affirms shareholders’ support of our approach to executive compensation, and this was considered by the Compensation Committee in deciding not to change this approach in 2014. The Compensation Committee will continue to consider the outcome of our non-binding proposal to approve the compensation of our executive officers, as well as feedback from shareholders throughout the course of the year, when making future compensation decisions.

Compensation Consultant

The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance with the discharge of its responsibilities. In accordance with this authority, the Compensation Committee engaged Hay Group as its independent consultant for 2014. Hay Group has been the Compensation Committee’s independent consultant since September of 2005. Hay Group was originally selected following a process whereby the Compensation Committee interviewed a number of consultants. Hay Group was selected based upon the Compensation Committee’s assessment of the firm’s overall expertise in the area of providing compensation counsel to Board compensation committees. The independent consultant reports directly to the Compensation Committee and attends the Compensation Committee meetings. The Compensation Committee restricts the scope of its engagement of Hay Group to executive compensation and other compensation and benefit matters that are reported to the Compensation Committee. The Compensation Committee has in place the Vectren Corporation Compensation and Benefits Committee Consultant Engagement Policy, which ensures that consultants and advisors engaged under the policy remain independent of the Company and its management. The policy requires consideration of all relevant facts and circumstances relating to independence, including the independence factors required to be considered by the NYSE listed company rules and consideration of any conflicts of interest before engaging any consultant and advisor. This policy, which is titled “Consultant Approval Policy,” is available in the Corporate Governance section of the Company’s website at www.vectren.com. The independent compensation consultant may also perform services for the Governance Committee. In 2014, the Governance Committee engaged Hay Group to review the competitiveness of Vectren’s outside director compensation program relative to industry pay practices. The work performed by Hay Group has not raised any conflicts of interest.

The independent compensation consultant provides an additional measure of assurance that our executive compensation program is a reasonable and appropriate means to achieve our objectives. The independent compensation consultant’s role is to advise the Compensation Committee on all executive compensation matters, including the following:

•	Executive compensation philosophy and strategy;

•
Executive compensation market analysis, which includes an annual competitive comparison of our pay levels to market practice for base salary, total cash compensation (base salary plus annual incentive) and total direct compensation (total cash compensation plus long-term incentive opportunities);

•	Executive compensation incentive plan design, employment agreements, severance and change in control benefits, targets and performance measures; and

•	Rules, regulations and developments in executive compensation.

Role of Management in the Compensation Process

Compensation determinations for our executive officers, including our chair, president and CEO, are made by the Compensation Committee. The Compensation Committee delegates certain administrative duties to, and solicits recommendations from, Mr. Chapman, chair, president and CEO. He provides recommendations to the Compensation Committee regarding the base salaries, annual incentives and long-term incentives for the other executive officers. With approval from the Compensation Committee chair, he receives and reviews market data from the Compensation Committee’s independent compensation consultant. Mr. Chapman considers that data, as well as the officer’s contribution to the Company over the past year, the overall performance of each officer, the officer’s experience and potential, and any change in the officer’s functional responsibility, among other items, and after he takes internal pay equity into account he makes his recommendations to the Compensation Committee. Mr. Chapman’s recommendations are reviewed by the Compensation Committee with assistance from its independent compensation consultant, and the Compensation Committee has the final decision making authority and can accept or make upward or downward adjustments to the recommended amounts. Determinations regarding short-term and long-term incentive opportunities for executive officers are made by the Compensation Committee. The chair, president and CEO and other members of management in attendance at Compensation Committee meetings are excused when decisions regarding their individual compensation are discussed by the Compensation Committee.

Elements of Vectren’s Compensation

Our total compensation program for executive officers includes base salaries, annual and long-term incentive opportunities under the At Risk Plan, retirement benefits, welfare benefits, and other benefits.

BASE SALARY
Base salaries, which are reviewed annually and become effective at the beginning of March of the applicable year, are the non-variable element of cash compensation and are set relative to each position’s functions and responsibilities and the performance of the executive officer, with the intention of being competitive with market pay practices as described on page 37. Establishing market-aligned salaries provides an objective standard by which to judge the reasonableness of our salaries, maintains our ability to compete for and retain qualified executives, and ensures that internal responsibilities are properly rewarded. Generally, base salaries are based on the executive officer’s job responsibilities and performance in his or her position, the executive officer’s level of experience and expertise in a given area, and the executive officer’s role in developing and executing corporate strategy. The base salaries paid in 2014 to our executive officers are shown in column (c) of the Summary Compensation Table on page 49 of this proxy statement.

ANNUAL INCENTIVE COMPENSATION
Consistent with our compensation objectives, as employees progress to higher levels in the organization, a greater proportion of overall compensation is linked to our performance and shareholder returns. Accordingly, all of our executive officers have a significant portion of their total compensation at risk. Participation in the shareholder-approved At Risk Plan is extended to the executive officers designated by the Compensation Committee in light of the roles they play in achieving financial and operating objectives. Under the At Risk Plan, the Compensation Committee provides for the payment of at risk annual compensation in the form of cash.

Annual incentive opportunities under the At Risk Plan are based on the Compensation Committee’s yearly review of prevailing practices for comparable positions among similar companies of comparable size. Those prevailing practices are found in Hay Group’s compensation reports, which include approximately 460 companies in the energy and general industry markets, as described on page 38. The Compensation Committee determines the potential annual incentive award and bases the target award upon a percentage of each participant’s base salary.

In 2011, the Compensation Committee adopted the Vectren Corporation Annual Incentive Payment Recoupment Policy. Under this policy, the Compensation Committee will seek reimbursement of up to three years of annual incentives paid under any annual incentive plan to any current or former officer of the Company, including its subsidiaries and affiliates, in the event of a material restatement of financial results due to material noncompliance with SEC financial reporting requirements and as defined in the policy. You may access this policy on our website at www.vectren.com. The Compensation Committee also reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants.

2014 ANNUAL INCENTIVE OPPORTUNITY AND RESULTS
The following table summarizes the executive officers’ 2014 target annual incentive opportunity and the weighting of performance metrics used by the Compensation Committee to determine the 2014 annual incentive opportunity under the At Risk Plan.

	Consolidated	Customer			Equivalent	Target Payout
Executive	EPS	Satisfaction	Conservation	Safety	Availability	(% of base salary) (1)
Carl L. Chapman	70%	10%	10%	10%	NA	100%
M. Susan Hardwick	70%	10%	10%	10%	NA	55%
Jerome A. Benkert, Jr.	70%	10%	10%	10%	NA	60%
Ronald E. Christian	70%	10%	10%	10%	NA	65%
Eric J. Schach	70%	10%	10%	10%	NA	55%
William S. Doty	60%	10%	10%	10%	10%	65%

(1)
Additional information on the range of annual incentive payouts can be found in the 2014 Grants of Plan-Based Awards Table on pages 50-51. Prior to the Company’s June 1, 2014 leadership changes, target payout percentages were 45% for Ms. Hardwick and Mr. Schach, and 65% for Mr. Benkert. Further details regarding the June 2014 leadership changes can be found in our Form 8-K filed with the SEC on April 3, 2014. The amount paid to Mr. Doty was based upon active service prior to his August 25, 2014 death.

•	Consolidated EPS – measures our achievement of specified earnings per share levels.

•	Customer Satisfaction – measures our achievement of specified levels of customer satisfaction based upon the following measures:

– Perception: measures customer perception of our customer service;

– Contact: measures the satisfaction of customers we have recently served; and
– Efficiency and Effectiveness: measures the percentage of calls answered within a specified time, and measures the percentage of customer transactions completed in the first call or contact.
•
Conservation – measures the achievement of gross therm savings in our service territories through gas conservation programs in effect in Indiana and Ohio, and measures the achievement of electric savings in our Indiana service territory through conservation programs.

•	Safety – measures the minimization of DART (days away or restricted days or job transfer) incidents at the utility business.

•	Equivalent Availability – measures the percentage of time an electric power generating unit was available for service during a period.

For the annual incentive, EPS was selected as a key measure because EPS and EPS growth are clearly linked to share value in our industry. While a significant portion of the annual incentive is tied to the financial earnings of the Company, which benefits our share owners and our other stakeholders, we also believe it is also important to link the compensation paid to our executive officers with other key metrics that are tied to the interests of all of our stakeholders. For this reason, we also employ performance metrics relating to customer satisfaction, conservation, safety, and equivalent availability of our generating units (with this last measure affecting only Mr. Doty, who had functional responsibility for that part of our business). Mr. Doty had this metric for the portion of 2014 during which he was employed by the Company. We believe our success, as measured by these metrics, will result in long-term value to our overall business enterprise.

For each metric, a range of performance levels was established for 2014: threshold (zero payment), target (a percentage of base salary), and maximum (two times target). Linear interpolation is used for results between threshold, target and maximum. Actual award payouts are a function of achievement of these predetermined target performance levels. The Compensation Committee has authority to decrease, but not increase, a payout to the executive officers.

For 2014, the Compensation Committee established a trigger mechanism for the payout of the annual incentive to executive officers. In order to achieve a payout under the At Risk Plan for 2014, the threshold of consolidated EPS of $1.93, including the effects of the approved adjustment rules, was required to be achieved to trigger any payment related to the satisfaction of the criteria for customer satisfaction, conservation, safety and equivalent availability. The Compensation Committee has the authority to decrease the award and reserved the discretion to adjust the consolidated EPS measure for certain predetermined events, some of which occurred in 2014. The approved adjustment rules for 2014 included the following: (i) all impacts related to the sale of Vectren Fuels, Inc. (our coal mining business) and of the operations up to the sale; (ii)

90% of the accounting impacts related to business exit transactions, whether a gain or loss; (iii) if business operations are discontinued during the year, whether classified for GAAP purposes as discontinued operations or not, earnings for incentives will be earnings from continuing operations, and the incentive target will be adjusted to exclude any amounts related to the operations that were discontinued; and (iv) if there is a business acquisition and the acquired business was not included in the earnings target and an increase or a reduction of earnings occurs as a result of the acquired business, then the change in earnings will be excluded for purposes of calculating earnings. The annual incentive amount paid to each executive officer is reflected in column (e) of the Summary Compensation Table on page 49. These amounts will be realized compensation to the executive officers in 2015, when the amounts are actually paid.

The tables below show the metrics, various performance goal levels and actual results for the 2014 annual incentive opportunity:

						Conservation (Gas/Therms 000’s,
		Customer Satisfaction				Electric/MWhs 000’s)

	Adjusted	Efficiency	Effectiveness	Perception	Contact	Gas-IN	Gas-OH	Electric-Plus	Electric-Core		Equivalent
	Consolidated EPS (1)	(10%)	(10%)	(40%)	(40%)	(50%)	(20%)	(20%)	(10%)	Safety	Availability

Threshold	$1.93	82.1%	85.0%	62.7%	80.7%	2,210	700	17	30	25	84.9%
Target	$2.23	87.0%	88.0%	66.7%	84.7%	2,950	900	23	40	16	87.9%
Maximum	$2.53	91.0%	92.1%	70.7%	88.7%	3,250	1,000	25	44	7	90.9%
2014 Results	$2.27	86.9%	89.3%	76.7%	83.3%	3,415	965	26.7	31.3	19	84.8%

(1)
The Compensation Committee has approved the use of certain adjustments to the consolidated EPS measure to incent participants to focus on operational business performance from continuing operations. Under the approved rules, the consolidated 2014 EPS measure was adjusted from GAAP to exclude the accounting impacts relating to the sale of Vectren Fuels, Inc. (our coal mining business) and to exclude earnings related to the business operations that were sold. Results were further adjusted to reflect financing assumptions consistent with the targeted EPS resulting in a $.01 per share reduction. This resulted in a 2014 adjusted consolidated EPS of $2.27 which was used for incentive compensation purposes. Please see Appendix C for a reconciliation of the Non-GAAP measure for incentives discussed herein to the most comparable GAAP measure.

The 2014 annual incentive payout was 116.3% of target for all NEOs, except for Mr. Doty, whose annual incentive amount was at target and prorated based upon active service prior to his death on August 25, 2014. Mr. Doty’s amount was paid to his designated beneficiary.

2015 ANNUAL INCENTIVE OPPORTUNITY
For 2015, the Compensation Committee elected to employ the same performance measures that were used in 2014, with the exception of equivalent availability, which will be replaced with an equivalent forced outage rate. The new measure gives specific focus to minimizing forced electric generation outages. The consolidated EPS measure for the 2015 annual incentive will exclude 90% of the impacts of potential business exit transactions, whether a gain or loss; will exclude impacts of certain business operations deemed appropriate by the Compensation Committee, whether such operations are classified for GAAP purposes as discontinued operations or not; and will exclude results from a business acquisition where the acquired business was not included in the earnings target as mentioned above. The EPS adjustments are intended to incent participants to focus on operational business performance from the continuing operations delineated by the Compensation Committee.

In addition, the Compensation Committee again established a trigger mechanism for the payout of the annual incentive to officers. In order to receive a payout under the At Risk Plan for 2015, the threshold of consolidated EPS of $2.27, including the effects of the adjustment rules discussed above, must be achieved to trigger any payment upon the satisfaction of the criteria for customer satisfaction, conservation, safety and the equivalent forced outage rate.

The table below shows the metrics and various performance goal levels for the 2015 annual incentive opportunity:

						Conservation (Gas/Therms 000’s,
			Customer Satisfaction			Electric/MWhs 000’s)

	Adjusted		First Contact
	Consolidated	Service Level	Resolution	Perception	Contact	Gas-IN	Gas-OH	Electric-Plus		Equivalent Forced
	EPS	(10%)	(10%)	(40%)	(40%)	(50%)	(25%)	(25%)	Safety	Outage Rate

Threshold	$2.27	82.1%	85.0%	68.1%	80.7%	2,600	700	30	22	7
Target	$2.47	87.0%	88.5%	72.1%	84.7%	3,100	850	35	14	5
Maximum	$2.67	91.0%	92.1%	76.1%	88.7%	3,600	1,000	40	8	3

LONG-TERM INCENTIVE COMPENSATION
The purpose of the long-term incentive opportunity under the At Risk Plan is to motivate the attainment of our long-term growth and profit objectives, retain our executive officers and focus on the attainment of shareholder value. Under the At Risk Plan, the Compensation Committee determines the executive officers to whom grants will be made and the percentage of each executive officer’s base salary to be used for determining the amount of the grants to be awarded. The amount of an executive officer’s total compensation that is granted in performance-based stock units is based on market practices (based on prevailing practices found in Hay Group’s compensation reports, which includes approximately 460 companies in the energy and general industry markets, as described on page 38), our business strategies, the individual’s scope of responsibility, the individual’s ability to impact total shareholder return and return on equity, and individual performance.

Like the potential cash payment that may be received as the annual incentive opportunity under the At Risk Plan, this component of total compensation is also performance driven and completely at risk. Actual award payouts are a function of achievement of pre-determined performance goals.

Most recently, our shareholders approved the amendment and restatement of the At Risk Plan on May 11, 2011, and as of December 31, 2014, the At Risk Plan reserved approximately 3.55 million shares for issuance.

The Compensation Committee’s practice is to approve equity awards with a performance period starting on January 1st. This aligns our equity awards and related performance goals with our fiscal year and business strategies, strengthening the linkage between our executive compensation programs and actual performance.

The use of performance-based stock unit awards accomplishes the following:

•	Links long-term incentive compensation to predetermined performance goals (i.e., relative total shareholder return and earned return on equity performance); and

•	Limits future share usage for incentive compensation plan purposes.

For performance-based stock units, the Compensation Committee determined that, rather than paying cash dividends on the performance-based stock unit awards, cash dividends would automatically be converted into a number of shares of performance-based stock units determined by dividing the amount of the dividend by our closing price on the NYSE on the dividend date. These dividend equivalent stock unit awards are at risk and subject to the same restrictions on transferability, forfeiture and performance measurements as the underlying stock unit awards.

The Compensation Committee reserved the right in the long-term grant agreements that any successor clawback policy adopted will apply to such grants.

2012 PERFORMANCE-BASED STOCK UNITS (MEASURED AS OF DECEMBER 31, 2014)
The performance measurement period for the 2012 long-term incentive grant ended on December 31, 2014, and the performance results, as approved and certified by the Compensation Committee, are outlined below:

Grant Year	Performance Period	Performance Measures	Status
2012	2012 - 2014	Equally between relative Total Shareholder Return and adjusted Return on Equity	Performance results were certified in February 2015. Results were above target, with 176% of the target number of stock units including accrued dividends awarded (amounts are shown in Column (b) of the 2014 Outstanding Equity Awards at Fiscal Year-End Table). Generally, the stock units will vest and be paid to executive officers in cash on December 31, 2015, unless such officer is not in compliance with the stock ownership policy, in which case, the payment will be made in Company common stock.

(1)
Relative total shareholder return measure represents 50% of the value of the grant. Our relative total shareholder return rank compared to the 2012 peer group was 5 of 18 resulting in payout multiplier of 1.59.

(2)
Return on equity applies to 50% of the award opportunity. As originally approved, the same adjustments to the consolidated EPS measure for the annual incentive discussed on page 42 were applied to the return on equity measure relating to the 2012 performance-based stock units measured as of December 31, 2014. For incentive purposes, the adjusted return on equity was 11.87% versus the GAAP measure of 10.59%. The incentive target return on equity was 10%, and our return on equity for incentive purposes resulted in a payout multiplier of 1.94 for that 50% of the award opportunity. Please see Appendix C for a reconciliation of the Non-GAAP measure discussed herein to the most comparable GAAP measure.

(3)
Performance results were above target, with a payout multiplier of 176% (the average of 159% achievement on relative total shareholder return and 194% achievement on adjusted return on equity) of the target number of stock units including accrued dividends awarded.

Generally, the stock units will vest and be paid to the executive officers in cash on December 31, 2015, unless an officer is not in compliance with the stock ownership policy then payment will be made in Company common stock. For Mr. Doty, the 2012 performance-based stock units vested upon his August 25, 2014 death, and were paid shortly thereafter to his designated beneficiary. In accordance with At Risk Plan, Mr. Doty’s units were paid at target (the initial grant amount) and were not prorated for service nor adjusted for performance.

OUTSTANDING AND UNMEASURED PERFORMANCE-BASED STOCK UNITS
Long-term incentive grants made in 2013, 2014, and 2015 are currently outstanding, and performance measurements will be determined and certified by the Compensation Committee in the following manner:

Grant Year	Performance Period	Performance Measures	Status
2013 2014	2013 - 2015 2014 - 2016	Equally between relative Total Shareholder Return and adjusted Return on Equity	Performance results will be certified in February following the year in which the performance measurement period ends. At the end of the same year, the stock units will vest and be paid to executive officers in cash, unless such officer is not in compliance with the stock ownership policy, in which case, the payment will be made in Company common stock.

Grant Year	Performance Period	Performance Measures	Status
2015	2015 - 2017	Equally between relative Total Shareholder Return and adjusted Return on Equity	Performance results will be certified in February following the year in which the performance measurement period ends. Before March 31 of the same year, executive officers will be paid in cash, unless such officer is not in compliance with the stock ownership policy, in which case, the payment will be made in Company common stock.

2014 PERFORMANCE-BASED STOCK UNITS
For 2014, the number of performance-based stock unit awards approved by the Compensation Committee on January 17, 2014 was intended to provide each of our executive officers with a market-aligned long-term incentive value consistent with our compensation philosophy. The number of performance-based stock units awarded to each executive in 2014 was calculated using the following assumptions: (1) our closing stock price on the NYSE on December 6, 2013 discounted for risk of forfeiture over the three-year performance period beginning January 1, 2014 and over the additional one-year vesting period, (2) annual dividend rate of $1.44 and (3) reinvestment of dividends subject to achievement of performance goals. The grants of performance-based stock units were effective as of January 1, 2014.

The ultimate earned value of the January 17, 2014 grants will be determined equally by:

(1)	our total shareholder return performance relative to the 2014 peer group during the three-year performance period, and

(2)	our adjusted return on equity performance during the final year of the performance period (2016), with an absolute measure set at a threshold of 8%, a target of 10% and a maximum of 12%.

The Compensation Committee endeavors to provide a balanced approach to our long-term incentive compensation program by employing a relative total shareholder return measure and an absolute return on equity measure. For half of the opportunity, we use total shareholder return as the measure because it aligns the interests of our executive officers with the interests of our shareholders by linking this portion of their at risk compensation to the returns our shareholders receive on their investments in the Company compared to the returns they could have received had they invested their money in comparable investments (as reflected by our peer group returns). For the remaining half of this opportunity, we use adjusted return on equity as the measure because we believe it links this portion of at risk compensation for our executive officers to achieving appropriate levels of risk adjusted returns on the capital deployed. The measure of return on equity relates well to measuring performance with rate regulated assets. We believe both measures appropriately and directly align executive officers’ pay to Company performance and long-term shareholder value.

The Compensation Committee will employ linear interpolation to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at or above the 90th percentile will result in a doubling of that portion. The Compensation Committee also will employ linear interpolation to calculate the payout on earned return on equity performance and performance at or below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. Consistent with prior grants, generally, the recipient will be required to remain employed by us through December 31, 2017, which is one year after the end of the performance period.

The Compensation Committee uses a peer group of companies for benchmarking performance, which is reviewed each year by our independent compensation consultant to ensure the group aligns with our attributes and business model. To be included in the 2014 peer group, a company needed to satisfy all of the following criteria:

A)	Be included in one of the following SIC Codes (our SIC Code is 4932):

– 4911: Electric Services,

– 4923: Natural Gas Transmission and Distribution,

– 4924: Natural Gas Distribution,

– 4931: Electric & Other Services Combined, and

– 4932: Gas & Other Services Combined;

B)	U.S. domiciled;

C)	Minimum 3-year operating history of current company or predecessor company;

D)	Owns both gas and electric distribution assets, or only natural gas or electric distribution assets;

E)	3-year average utility operations contribute 50% or more of utility and nonutility earnings;

F)	3-Year average market capitalization between 0.4 times and 2.5 times that of Vectren’s 3-year average market capitalization;

G)	Company must qualify on the date of the award;

H)	Deletions to the peer group occur after the grant is awarded, only if SIC changes, nonutility grows beyond 50%, or the company is no longer U.S. domiciled; and

I)
In addition, a peer company will be removed from our peer group after the grant date upon an announcement that it is to be acquired. Following the consummation of the transaction, if the resulting company continues to qualify for inclusion in the peer group, it will remain part of the peer group.

The peer group utilized for the January 1, 2014 grant consists of the following companies:

AGL Resources, Inc.	Cleco Corp.	Integrys Energy Group, Inc.	Pepco Holdings, Inc.	South Jersey Industries, Inc.
ALLETE, Inc.	CMS Energy Corp.	Laclede Group, Inc.	Piedmont Natural Gas Co. Inc.	Southwest Gas Corp.
Alliant Energy Corp.	El Paso Electric Co.	New Jersey Resources Corp.	Pinnacle West Capital Corp.	TECO Energy, Inc.
Atmos Energy Corp.	Great Plains Energy, Inc.	Northwest Natural Gas Co.	PNM Resources, Inc.	UIL Holdings Corp.
Avista Corp.	Hawaiian Electric Industries, Inc.	NorthWestern Corp.	Portland General Electric Co.	Westar Energy, Inc.
Black Hills Corp.	IDACORP, Inc.	OGE Energy Corp.	SCANA Corp.	WGL Holdings, Inc.

Following the January 17, 2014 grant, the planned acquisitions of four companies were announced, which included Cleco Corp., Hawaiian Electric Industries, Inc., Integrys Energy Group, Inc., and Pepco Holdings, Inc. According to our peer group selection criteria, these four companies have been excluded from the 2015 peer group. Additionally, the remaining group of 26 companies was approved by the Compensation Committee at its February 20, 2015 meeting for the January 1, 2015 grant. Following the Committee’s February 2015 meeting, UIL Holdings Corp. (“UIL”) announced plans to be acquired. Based on the selection criteria, UIL was subsequently removed from the 2015 peer group, which now consists of 25 companies.

2015 PERFORMANCE-BASED STOCK UNITS
At its December 17, 2014 meeting, the Compensation Committee reviewed the long-term incentive opportunity to be provided in 2015, and determined the number of performance-based stock units to be included in the January 1, 2015 grants. The grants were based upon a market competitive long-term incentive value for each executive officer and the number of stock units awarded were calculated using the following assumptions: (1) our closing price on the New York Stock Exchange on December 5, 2014 discounted for risk of forfeiture over a three year performance period and until vesting occurs at the time the Committee certifies the performance results, (2) annual dividend rate of $1.52 and (3) reinvestment of dividends subject to achievement of performance goals.

At its December 2014 meeting, the Compensation Committee made a slight modification to the peer group selection criteria to be applied for the 2015 grant. The criteria, which had required a minimum of three years of operating history for all companies, was amended to require a minimum of 12 months of stock trading history for a spin-off from a publicly-traded predecessor company. For an Initial Public Offering from a privately-held entity with no prior trading history, there continues to be a required minimum of three years of operating history. This language change had no impact on the 2015 peer companies selected.

As noted in the immediately preceding section, the Committee finalized the peer group utilized for the January 1, 2015 grant. The January 1, 2015 performance-based stock unit grants will be measured against the performance of our 2015 peer group companies. The performance measurement will be weighted equally between (1) our total shareholder return performance relative to the 2015 peer group during a three-year performance period, and (2) our adjusted earned return on equity performance during the final year of the performance period (2017), with an absolute measure set at a threshold of 8%, a target of 11.5% and a maximum of 13.5%. The target and maximum were adjusted upward by 150 basis points each from our prior grant levels. While these measurements are established as long-term targets for the business, as well as for business investment decisions and had been unchanged for several years, the Company’s recent favorable performance and future potential to perform at higher levels indicates that the metrics should be adjusted upwards to add more stretch. The target level, as established, well exceeds the recent median historical level of return among our peer group companies. The performance period on this grant commenced on January 1, 2015 and will conclude on December 31, 2017. After the end of the performance period, the grant will vest once performance is measured and certified by the Compensation Committee. Prior to the 2015 grants, the vesting included a three-year performance period followed by a one-year vesting period. In order to align with market, the Compensation Committee eliminated the final one year vesting period (since performance was already complete) and will pay this award at the time the Compensation Committee certifies the performance results. The payout will be valued based upon the average of the closing price on the New York Stock Exchange for the three consecutive trading days 10 days prior to the date the Committee certifies performance. Executives will not have any voting rights with respect to those stock units and no cash dividends will be paid on performance-based stock units during the period of restriction. However, dividends will accrue on the performance-based stock units and the amount of dividends ultimately paid will be determined based upon the actual amount of stock units that are awarded following the performance measurement using the two metrics described above. The Compensation Committee reserved the right in the grant agreements that any successor clawback policy adopted by the Compensation Committee will apply to the grants.

As originally approved, the same adjustments, if any, as described for the 2015 consolidated EPS measure on page 42, will apply to the adjusted return on equity measure relating to the 2013 performance-based stock units measured in 2015. The adjusted return on equity measure will also exclude the impacts of lower return on equity created by new goodwill from a Board-approved utility acquisition unless waived by the Compensation Committee. The Compensation Committee also maintains the authority to decrease the stock unit award payout.

RETIREMENT, WELFARE AND OTHER BENEFITS
In general, the Company’s benefits program is designed to provide a safety net of protection against financial catastrophes that can result from illness, disability or death, to provide retirement income based on years of service with the Company and to provide transitional assistance to employees who are separated from the Company. We offer these benefits to retain and attract Company officers and to provide a competitive total benefits package. In addition to the benefits, plans and agreements described in more detail below, the executive officers are eligible to participate in a range of broad-based employee benefits including, but not limited to, vacation pay, sick pay, medical insurance, dental insurance and group-term life insurance.

QUALIFIED RETIREMENT BENEFIT PLANS
Our executive officers are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2014, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $260,000 and the amount of annual pension that can be paid from a tax qualified plan to $210,000. The tax-qualified defined benefit plan consists of a cash balance formula and a traditional final average pay formula. Our tax-qualified plans were available to substantially all non-union eligible employees of the Company and certain subsidiaries in 2014. For a specific description of the defined benefit plans in which the executive officers participate, see the 2014 Pension Benefits table and the accompanying narrative beginning on page 53. The amount of the Company’s contributions to the tax-qualified defined contribution plan for each executive officer can be found in footnote five (5) of the Summary Compensation Table on pages 49-50.

NONQUALIFIED COMPENSATION PLANS
Our executive officers are covered by nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman, Benkert, and Christian. For a specific description of the nonqualified defined benefit plans in which executive officers may participate, see the 2014 Pension Benefits Table and narrative beginning on page 53. For specific information regarding nonqualified deferred compensation plans in which the NEOs participate, see the narrative beginning on page 56 and the accompanying 2014 Nonqualified Deferred Compensation Table.

EXECUTIVE BENEFITS
Our executive officers are provided with additional life and long-term disability insurance benefits with premiums being paid by the Company. The life insurance benefit equals two times base salary with a cap of $1.75 million. Long-term disability coverage is equal to 60% of base salary plus the target amount of the executive officer’s annual incentive compensation. Both benefits end upon the executive officer’s termination of employment, unless the executive officer has a qualified termination after a change in control in which coverage would continue for a specified period of time. In addition, the executives participate in an executive physical program which offers outpatient health assessments and physical examinations paid for by the Company. The amount of life insurance premiums, long-term disability insurance premiums and executive physical program costs for the executive officers are included in “All Other Compensation” column (g) of the Summary Compensation Table on page 49.

EXECUTIVE SEVERANCE PLAN AND CHANGE IN CONTROL AGREEMENTS
We offer our executive officers participation in an executive severance plan and separate change in control agreements to provide transitional assistance if separated from the Company. The purpose of the severance plan and change in control agreements is to provide our executive officers with certain severance benefits upon qualifying terminations. This benefit allows the executive officers to focus on the business of the Company without the distraction of the impact of these events on the executive officer’s employment and then provide the executive officer with a smooth transition to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the executive officer’s employment is terminated by the Company other than for cause, death or disability, or the executive officer resigns employment for good reason. For a more detailed discussion of the Company’s severance plan and change in control agreements, see pages 57-61.

Executive Compensation Tables and Disclosures

Realized Compensation

The calculation of total compensation, as shown in the 2014 Summary Compensation Table includes several items that are driven by accounting assumptions and which are not necessarily reflective of the compensation actually realized by the NEO in a particular year. To supplement the required information contained in the Summary Compensation Table, we have also included the realized compensation table below, which shows the total compensation actually realized by each current NEO (with the exception of Mr. Doty, who departed the Company in 2014), as reported on each NEO’s Form W-2 for each calendar year shown. The primary differences between the realized compensation amounts and the total compensation amounts disclosed in the Summary Compensation Table are Stock Award values and Change in Pension values, which will be realized by the NEOs in future years and will be contingent upon the Company’s successful achievement of predetermined financial performance targets.

2014 REALIZED COMPENSATION TABLE (SOURCE FORM W-2)
Name and Principal Position	Year	Realized Compensation (1)
	2014	$4,769,382
Carl L. Chapman	2013	$3,361,185
Chairman, President & CEO	2012	$1,717,780

M. Susan Hardwick	2014	$869,999
SVP & CFO

	2014	$2,126,000
Jerome A. Benkert	2013	$1,693,498
EVP & Chief Administrative Officer; Former CFO	2012	$825,984

Ronald E. Christian	2014	$1,845,688
EVP, Chief Legal & External Affairs Officer &	2013	$1,486,226
Corporate Secretary	2012	$743,098

Eric J. Schach
SVP, Utility Operations & President, VUHI	2014	$991,570

(1)
The amounts reported in the table above reflect income for the calendar years shown as reported on each NEO’s Form W-2. These amounts differ from the amounts reported in the total compensation column of the 2014 Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the 2014 Summary Compensation Table. Generally speaking, realized compensation excludes the following as reported in the 2014 Summary Compensation Table: (1) the grant date fair value of the stock awards (as reflected in the Stock Awards column) as it is likely different amounts will be realized or paid at a future date depending on actual performance of the Company (in future years the amounts actually paid relating to the stock award grants will be reflected in each NEO’s realized compensation); (2) the year-over-year change in pension value (as reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column) as these amounts will be paid to the NEO at a future date; and (3) bonus amounts that were earned in a particular year and actually paid in a subsequent year (as reflected in the Non-Equity Incentive Plan Compensation column). Realized compensation reflects salaries, bonuses, stock options exercised and stock units that were actually paid in the reported calendar year. Also, as reported in Box 5 of Form W-2, realized compensation includes deferrals of compensation by the NEO into the qualified and nonqualified deferred compensation plans, and excludes any amounts previously deferred into these plans and paid in a subsequent year.

2014 Summary Compensation Table

2014 COMPENSATION INCREASE SUBSTANTIALLY DRIVEN BY ASSUMPTIONS IN RETIREMENT PLANS
The increase in total compensation for 2014 as reported in the Summary Compensation Table for Messrs. Chapman, Benkert, and Christian was primarily driven by a change in pension values, which was significantly driven by assumptions. For example, driven by lower interest rates at December 31, 2014, the discount rate was decreased from 4.72% to 3.98%, and additionally, revised mortality tables were adopted for pension-related calculations. Similar assumption changes have impacted many if not most companies in 2014. For Mr. Chapman specifically, the increase in pension costs would be 34% lower if the discount rate had not decreased and 12% lower if the revised mortality tables had not been used. The remainder of Mr. Chapman’s change in pension value was caused by an increase in the five year final average pay calculation used in the Supplemental Retirement Plan and an additional year of service. Mr. Chapman’s average pay increase is primarily a result of the removal of a year of compensation in his prior role and the inclusion of a year of compensation as CEO.

The following table shows the compensation paid to, or earned by, each of the NEOs during the year ending December 31, 2014, as required by SEC rules, and includes the NEOs who were serving at year-end, as well as Mr. Doty, who passed away on August 25, 2014. Mr. Doty would have been one of the Company’s three most highly compensated executive officers (other than CEO and CFO) except he was not actively serving at the end of the year. The figures in the Summary Compensation Table below also reflect the effects of the June 2014 leadership changes disclosed in the Company’s April 3, 2014 Form 8-K.

Name and			Stock	Non-Equity Incentive	Change in Pension Value	All Other
Principal Position	Year	Salary (1)	Awards (2)	Plan Compensation (3)	and NQDC Earnings (4)	Compensation (5)	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Carl L. Chapman	2014	$832,309	$1,966,104	$977,144	$2,856,504	$131,893	$6,763,954
Chairman, President & CEO	2013	$785,579	$1,819,590	$1,016,608	$920,787	$129,710	$4,672,274
	2012	$711,156	$1,474,875	$1,034,188	$1,359,268	$105,614	$4,685,101

M. Susan Hardwick	2014	$304,381	$284,963	$183,658	$38,125	$34,054	$845,181
SVP & CFO

Jerome A. Benkert, Jr.	2014	$355,486	$626,040	$259,001	$585,190	$51,669	$1,877,386
EVP & Chief Administrative	2013	$405,782	$608,382	$337,666	$52,922	$55,649	$1,460,401
Officer; Former CFO	2012	$388,763	$598,000	$364,484	$346,887	$48,989	$1,747,123

Ronald E. Christian	2014	$398,208	$487,296	$303,886	$506,618	$50,855	$1,746,863
EVP, Chief Legal & External Affairs	2013	$379,875	$475,038	$316,108	$73,035	$53,619	$1,297,675
Officer & Corporate Secretary	2012	$364,494	$465,750	$341,211	$249,108	$46,139	$1,466,702

Eric J. Schach	2014	$332,849	$307,676	$200,843	$46,439	$37,268	$925,075
SVP, Utility Operations &
President, VUHI

William S. Doty	2014	$224,525	$423,000	$0	$0	$4,330,392	$4,977,917
Former EVP, Utility Operations	2013	$330,937	$411,144	$258,404	$138,960	$27,560	$1,167,005
& President, VUHI	2012	$319,926	$408,250	$281,058	$580,527	$24,955	$1,614,716

(1)	Amounts shown represent base salaries earned during the year.

(2)
For 2012-2014, the NEOs received only performance-based stock units. The 2014 stock awards are detailed in the 2014 Grants of Plan Based Awards Table of this proxy statement. The compensation cost for stock unit awards represents the aggregate grant date fair market value of each equity award computed in accordance with FASB ASC Topic 718, as described in footnote four (4) of the 2014 Grants of Plan Based Awards Table on page 51 of this proxy statement. The performance-based stock unit awards are subject to performance conditions and the values listed in this column with respect to such awards are based on the probable outcome of such conditions at target as of the grant date. If the conditions for the highest level of performance are achieved, the value of the performance-based stock unit award at the grant would be as follows: Mr. Chapman: 2014 - $3,932,208, 2013 - $3,639,180, 2012 - $2,949,750, Ms. Hardwick: 2014 - $569,926, Mr. Benkert: 2014 - $1,252,080, 2013 - $1,216,764, 2012 - $1,196,000, Mr. Christian: 2014 - $974,592, 2013 - $950,076, 2012 - $931,500, Mr. Schach: 2014 - $615,352, Mr. Doty: 2014 - $846,000, 2013 - $822,288, 2012 - $816,500. At the lowest level of performance, the performance-based stock unit awards are forfeited. The Company has not issued stock options in any of the years disclosed in the table above. For financial reporting purposes, no determination of grant date fair value is required as stock unit awards are accounted for as liability awards since they are, or can be, settled in cash. For purposes of the required disclosure in this proxy statement, a Monte Carlo valuation model was used to estimate the grant date fair value of the stock unit awards. The Monte Carlo model utilizes multiple inputs to produce distributions of total shareholder return for the Company and each of its peer group companies to calculate the fair value of each award. Expected volatilities utilized in the model are based on implied volatilities from the historical volatility of stock prices for the Company and for each peer company, using daily adjusted stock prices for the three-year period preceding each grant date. The dividend yield is based on historical experience and our estimate of future dividend yields. The risk-free interest rate is based on the U.S. Treasury rates on the grant date with maturity dates approximating the performance period. The grant date fair values of the 2012-2014 stock unit awards were determined by using three assumptions, as reflected in the following chart. Actual amounts earned are determined after a three-year performance period is completed and are generally paid one year later. For 2014, a second grant date fair value was determined to reflect additional grants that were provided as a result of the Company’s June 1, 2014 leadership changes, referred to above, and further discussed in the Grants of Plan-Based Awards Table on pages 50-51.

	2014		2013	2012
	1/17/2014	6/1/2014
Dividend Yield	4.02%	4.02%	4.78%	4.58%
Risk-Free Interest Rate	0.79%	0.79%	0.36%	0.40%
Volatility	17.32%	17.42%	18.04%	21.18%

(3)
The amounts shown in this column are exclusively annual cash awards under the At Risk Plan for 2014, 2013 and 2012 performance, which are discussed under the heading “Annual Incentive Compensation” in the Compensation Discussion and Analysis. The amounts reported are the amounts earned in the reported year but actually paid in the subsequent year. The 2014 annual incentive payout was approved at 116.3% of target for all NEOs, except Mr. Doty. For Mr. Doty, his 2014 annual incentive ($146,791) was paid at target and prorated based on actual service and is included in column (g), All Other Compensation. In the event of a participant’s death, the At Risk Plan does not provide for payouts to be adjusted for corporate performance.

(4)
This column reflects the increase in the actuarial present value of the NEOs’ benefits under all pension plans of the Company determined using interest rate and post-retirement mortality assumptions consistent with those used in the Company’s financial statements. No above-market or preferential earnings are paid on deferred compensation pursuant to the Company’s deferred compensation plans. Amounts due to Mr. Doty’s designated beneficiary have been paid and are reflected in the All Other Compensation column.

(5)
The following table reflects (i) employer contributions to the qualified retirement plan; (ii) deferred compensation contributions to restore employer contributions to our qualified retirement plan; (iii) the actuarial value of insurance premiums paid by or on behalf of us and our subsidiaries; (iv) the actuarial equivalent costs of the executive physical program; and (v) any payment(s) made in connection with, or as a result of, a termination event that occurred in 2014:

ALL OTHER COMPENSATION TABLE
		Thrift/401(k) Employer	Def Comp Contributions-	Life Ins Paid by	Exec Phys	Payments Following
	Year	Contributions	Restore Qualified Plan	Company	Program	Termination	Total
Carl L. Chapman	2014	$15,600	$95,335	$19,605	$1,353	$0	$131,893
M. Susan Hardwick	2014	$15,600	$10,897	$6,204	$1,353	$0	$34,054
Jerome A. Benkert, Jr.	2014	$15,600	$25,989	$8,727	$1,353	$0	$51,669
Ronald E. Christian	2014	$15,600	$26,054	$9,201	$0	$0	$50,855
Eric J. Schach	2014	$15,600	$13,407	$6,908	$1,353	$0	$37,268
William S. Doty	2014	$6,271	$465	$6,092	$0	$4,317,564	$4,330,392

For Mr. Doty, the “Payments Following Termination” amount includes the sum of payments that were triggered by his death on August 25, 2014, and that have been paid to his designated beneficiary. Individual amounts include (i) $2,684,389, which reflects amounts due and payable upon death under the At-Risk Plan, for 2011 stock units ($865,398), 2012 stock units ($650,164), 2013 stock units ($645,877), and 2014 stock units ($522,951); (ii) $250,332, which reflects installment one of five directed by Mr. Doty from his Unfunded Supplemental Retirement Plan; (iii) $205,003, which reflects installment one of five directed by Mr. Doty from his Nonqualified Defined Benefit Restoration Plan; (iv) $146,791, which reflects the pro-rata portion of his annual incentive award (earned in 2014 & paid in 2015); and (v) $1,031,049, which reflects the balance of his Nonqualified Deferred Compensation Plan at the time of death. An additional payment was made in the amount of $465, which reflects deferred compensation contributions to restore employer contributions to the Company’s qualified defined contribution plan, as further noted in Column (c) of the 2014 Nonqualified Deferred Compensation Table on page 56.

2014 Grants of Plan-Based Awards Table

The following table reflects the annual incentives and long-term stock unit grants awarded under the At Risk Plan to the NEOs shown in the Summary Compensation Table:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant	Approval Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Grant Date Fair Value of Stock and Option Awards (4)
(a)	Date	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Carl L. Chapman	1/1/2014	1/1/2014	$0	$840,000	$1,680,000
	1/17/2014	1/17/2014				15,768	58,100	116,200	$1,966,104

M. Susan Hardwick	1/1/2014	1/1/2014	$0	$157,882	$315,764
	1/17/2014	1/17/2014				1,601	5,900	11,800	$199,656
	6/1/2014	5/22/2014				624	2,300	4,600	$85,307

Jerome A. Benkert, Jr.	1/1/2014	1/1/2014	$0	$222,650	$445,300
	1/17/2014	1/17/2014				5,021	18,500	37,000	$626,040

Ronald E. Christian	1/1/2014	1/1/2014	$0	$261,235	$522,470
	1/17/2014	1/17/2014				3,908	14,400	28,800	$487,296

Eric J. Schach	1/1/2014	1/1/2014	$0	$172,655	$345,310
	1/17/2014	1/17/2014				1,873	6,900	13,800	$233,496
	6/1/2014	5/22/2014				543	2,000	4,000	$74,180

William S. Doty	1/1/2014	1/1/2014	$0	$146,791	$293,582
	1/17/2014	1/17/2014				3,393	12,500	25,000	$423,000

(1)
These columns reflect the range of annual incentive payouts for 2014 performance under the At Risk Plan described on pages 40-42 under “Annual Incentive Compensation” in the Compensation and Discussion and Analysis. The Non-Equity Incentive Plan Awards targets in Column (d) for Ms. Hardwick and Messrs. Benkert and Schach are prorated to reflect leadership changes disclosed by the Company in its April 3, 2014 Form 8-K that became effective June 1, 2014. For Ms. Hardwick, her annual incentive target increased from 45% of her former $283,700 base salary to 55% of a $326,300 base salary. For Mr. Benkert, his annual incentive target decreased from 65% of his former $429,100 base salary to 60% of a $304,100 base salary. For Mr. Schach, his annual incentive target increased from 45% of his former $310,300 base salary to 55% of a $356,800 base salary. For Mr. Doty, his annual incentive target reflects a pro-rata adjustment for actual 2014 service prior to his death on August 25, 2014.

(2)
For each metric, a range of performance levels and corresponding award levels was established for 2014: threshold (zero payment), target (a percentage of base salary) and maximum (two times target). Linear interpolation was used for results between threshold, target and maximum. Actual award payouts were a function of achievement of predetermined target performance levels.

(3)
The Compensation Committee authorized performance-based stock unit awards to be granted on January 17, 2014. It also approved a supplemental grant for Ms. Hardwick and Mr. Schach, effective June 1, 2014, in recognition of their promotions to senior vice president and chief financial officer and senior vice president of utility operations and president of VUHI, respectively. The performance periods for both grants extend from January 1, 2014 to December 31, 2016. After the end of the performance period, the grant is subject to a one-year continued employment vesting period (with limited exceptions) and all restrictions will lapse on December 31, 2017. Dividends paid during the restriction period will accrue as additional stock units and will be subject to the same restrictions on transferability, forfeiture, and performance measurements as the initial stock unit awards. Linear interpolation will be used to calculate the payout on total shareholder return performance, and if performance as compared to the peer group is below the 25th percentile, the result will be a complete forfeiture of that portion, while performance at the 90th percentile or above will result in a doubling of that portion. Linear interpolation will also be used to calculate the payout on earned return on equity performance and performance at or below threshold will result in a complete forfeiture of that portion, while performance at or above maximum will result in a doubling of that portion. See “Compensation Discussion and Analysis–Long-Term Incentive Compensation” for a discussion of the performance measures applicable to the grant. For Mr. Doty, the restrictions on his January 1, 2014 performance-based stock units lifted upon his death, August 25, 2014, in accordance with the provisions of the At Risk Plan, and were paid to his designated beneficiary. Mr. Doty’s performance-based stock units were not adjusted for actual performance nor for active service during the three-year performance period.

(4)
This column reflects the value upon the date(s) of grant, based upon the probable outcome of the relevant performance conditions at target. This amount is consistent with the estimate of aggregate compensation costs to be recognized over the service period determined as of each grant date under FASB ASC Topic 718, excluding the effect of any estimated forfeitures. For the January 17, 2014 grant, stock units are valued at $33.84, and for the June 1, 2014 grant, the stock units are valued at $37.09.

We refer you to the “Compensation Discussion and Analysis” and the “Potential Payments Upon Termination or Change in Control” sections of this proxy statement, as well as the corresponding footnotes to the tables, for material factors necessary for an understanding of the compensation detailed in the Summary Compensation Table and 2014 Grants of Plan-Based Awards Table, which are incorporated by reference herein.

2014 Option Exercises and Stock Vested Table

The table below provides information on the performance-based stock units which vested during the year ending December 31, 2014 for the NEOs in the Summary Compensation Table. No stock options were exercised during this period, nor does any NEO or other executive officer currently have earned or unearned stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Carl L. Chapman	62,514	$2,890,045
M. Susan Hardwick	9,267	$428,426
Jerome A. Benkert, Jr.	30,981	$1,432,274
Ronald E. Christian	24,480	$1,131,719
Eric J. Schach	11,065	$511,533
William S. Doty	21,256	$865,398

(1)
Reflects the value of performance-based stock units issued on January 1, 2011. The performance measurement for this grant ended December 31, 2013, and the vest date was December 31, 2014. As required by the SEC, the values shown in this table were based on the closing stock price for Company shares on the date of vesting, which was $46.23. The actual value paid upon vesting was determined by averaging the closing price of Company shares for the three trading days immediately preceding December 25, 2014, which yielded a share price value of $45.10 versus the $46.23 price required to be used in this table. The net result was the actual compensation received by Plan participants was lower than the amount shown in this table, and that amount is included in each officer’s W-2 amount shown in the 2014 Realized Compensation Table on page 48 of this proxy statement. For Mr. Doty, performance-based stock units in the amount of 21,071 fully vested upon his August 25, 2014 death, which were valued at (and paid to his designated beneficiary based on) the closing stock price that day, or $40.71. A remaining third quarter dividend, in the amount of 185 units, was paid to Mr. Doty’s designated beneficiary, which was valued at (and paid to his designated beneficiary based on) the September 2, 2014 closing stock price of $41.10.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table includes information on all equity grants outstanding at December 31, 2014 for the NEOs in the Summary Compensation Table. The Company has not granted stock options since 2005.

	Stock Awards
	Number of	Market Value of	Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
	Shares or Units of	Shares or Units of	Number of Unearned Shares,	Market or Payout Value of
	Stock That Have	Stock That Have	Units or Other Rights That Have	Unearned Shares, Units or Other
Name	Not Vested (1)	Not Vested (2)	Not Vested (3)	Rights That Have Not Vested (4)
(a)	(b)	(c)	(d)	(e)
Carl L. Chapman	102,619	$4,744,076	131,025	$6,057,286
M. Susan Hardwick	12,402	$573,344	15,481	$715,687
Jerome A. Benkert, Jr.	41,609	$1,923,584	42,849	$1,980,909
Ronald E. Christian	32,407	$1,498,176	33,410	$1,544,544
Eric J. Schach	14,603	$675,097	17,401	$804,448
William S. Doty	0	$0	0	$0

(1)
This column represents the number of performance-based stock units (plus accrued dividend equivalents) outstanding for each NEO as of December 31, 2014 that have been measured but are not vested. The award amounts have been measured but remain subject to a one-year vesting period (with limited exceptions), in which the recipient must remain an employee of the Company. These awards were granted on January 1, 2012, were measured as of December 31, 2014, will generally fully vest on December 31, 2015, and will continue to accrue dividend equivalents until all restrictions lapse. For Mr. Doty, his January 1, 2012 performance-based stock units were fully vested and valued upon his date of death, August

25, 2014. His stock unit award was not subject to actual performance nor was it prorated for active service during the three-year performance period. In accordance with the At Risk Plan, a payment was made to his designated beneficiary shortly thereafter.

(2)
This column represents the market value of the measured but unvested performance-based stock units referenced in footnote one (1), as of December 31, 2014. The closing price per share of the Company common stock on the New York Stock Exchange on December 31, 2014 was $46.23.

(3)
This column represents the number of performance-based stock unit awards outstanding for each NEO on December 31, 2014. As reported in the following table, amounts reflected include initial grants and accrued dividends from 2013 and 2014:

		Awarded Performance-Based
Name	Grant Date	Stock Units	Accrued Dividends
Carl L. Chapman	January 17, 2014	58,100	2,114
	January 1, 2013	65,500	5,311

M. Susan Hardwick	June 1, 2014	2,300	40
	January 17, 2014	5,900	214
	January 1, 2013	6,500	527

Jerome A. Benkert, Jr.	January 17, 2014	18,500	673
	January 1, 2013	21,900	1,776

Ronald E. Christian	January 17, 2014	14,400	524
	January 1, 2013	17,100	1,386

Eric J. Schach	June 1, 2014	2,000	34
	January 17, 2014	6,900	251
	January 1, 2013	7,600	616

The above performance awards have a three-year performance measurement period and a one-year additional vesting period. These grants, including stock unit dividend equivalents that accrue from grant date through vest date, are subject to forfeiture as provided by the At Risk Plan. Mr. Doty had no outstanding equity incentive awards as of December 31, 2014, as all grants immediately vested upon his death, were valued based upon Vectren’s closing stock price on the New York Stock Exchange at death (August 25, 2014), and were subsequently paid to his designated beneficiary.

(4)
This column represents the market value of the unvested and unearned performance-based stock units and accrued dividends, as reported in footnote three (3). The closing price on December 31, 2014 was $46.23. Except for Mr. Doty, the total value in this column is subject to performance adjustments and forfeiture.

Retirement Benefit Plans

Our NEOs are eligible to participate in our tax-qualified defined benefit plan and tax-qualified defined contribution plan, both of which are subject to Internal Revenue Code limitations on allowable compensation for benefit calculation purposes, as well as for limits on the amount of benefits or contributions allowed. For 2014, the Internal Revenue Code limited the amount of compensation that can be used to calculate a pension benefit to $260,000 and the amount of annual pension that can be paid from a tax qualified plan to $210,000. The tax-qualified defined benefit plan consists of a cash balance formula or a traditional final average pay formula. The differences in pension benefits among NEOs are primarily attributable to different tenures with the Company and its predecessors. These plans were available to significantly all non-union eligible employees of the Company and certain subsidiaries in 2014.

NEOs are also covered by nonqualified plans that restore the benefits and contributions mentioned above in light of the Internal Revenue Code compensation and benefit limits. To the extent contributions to our tax-qualified defined contribution plans are reduced by reason of Internal Revenue Code limits, we will make up these contributions in an unfunded, nonqualified deferred compensation plan arrangement. Also, to the extent benefits under our tax-qualified defined benefit pension plan are limited by Internal Revenue Code limits, the benefits are restored under an unfunded nonqualified plan. The amounts paid under these restoration plans are paid from our general assets. We also have a supplemental pension plan which covers Messrs. Chapman, Benkert, and Christian, and which covered Mr. Doty at the time of his death. Payments under the supplemental plan will be paid to Mr. Doty’s designated beneficiary according to elections made by Mr. Doty prior to his death.

The following table provides the actuarial present value of each NEO’s total accumulated benefits under each of our pension plans in which the named executive has participated in the past year. The present value of accumulated benefits is calculated using interest rate and mortality rate assumptions consistent with those used in our financial statements. The table also includes payments made during 2014.

2014 PENSION BENEFITS TABLE
		Number of Years	Present Value of	Payments During
Name	Plan Name (1)	Credited Service	Accumulated Benefit	Last Fiscal Year (2)
(a)	(b)	(c)	(d)	(e)

	Vectren Corporation Combined Non-
	Bargaining Retirement Plan	29.50	$294,448	$0

	Vectren Corporation Nonqualified Defined
Carl L. Chapman	Benefit Restoration Plan	29.50	$430,628	$0

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	29.50	$6,385,799	$0
	Management Employees

	Vectren Corporation Combined Non-
M. Susan Hardwick	Bargaining Retirement Plan	15.00	$109,342	$0

	Vectren Corporation Nonqualified Defined
	Benefit Restoration Plan	15.00	$23,140	$0

	Vectren Corporation Combined Non-
	Bargaining Retirement Plan	28.83	$229,795	$0

	Vectren Corporation Nonqualified Defined
Jerome A. Benkert, Jr.	Benefit Restoration Plan	28.83	$161,695	$0

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	28.83	$1,207,375	$0
	Management Employees

	Vectren Corporation Combined Non-
	Bargaining Retirement Plan	25.33	$198,274	$0

	Vectren Corporation Nonqualified Defined
Ronald E. Christian	Benefit Restoration Plan	25.33	$103,034	$0

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	25.33	$848,957	$0
	Management Employees

	Vectren Corporation Combined Non-
Eric J. Schach	Bargaining Retirement Plan	21.00	$130,444	$0

	Vectren Corporation Nonqualified Defined
	Benefit Restoration Plan	21.00	$34,369	$0

	Vectren Corporation Combined Non-
	Bargaining Retirement Plan	20.00	$606,142	$0

	Vectren Corporation Nonqualified Defined
William S. Doty	Benefit Restoration Plan	20.00	$744,489	$205,003

	Vectren Corporation Unfunded Supplemental
	Retirement Plan for a Select Group of	21.00	$909,108	$250,332
	Management Employees

(1)
We sponsor a tax-qualified defined benefit pension plan covering a significant portion of our eligible employees and certain employees of our subsidiaries who meet specified age and service requirements. The plan covers salaried employees, including NEOs, and provides fixed benefits at normal retirement age based upon compensation and length of service. The costs of the plan are fully paid by the employer and are computed on an actuarial basis. The plan also provides for benefits upon death, disability, early retirement and other termination of employment under conditions specified therein. The compensation covered by the plan includes the salaries and non-equity incentive plan compensation shown under columns (c) and (e) of the Summary Compensation Table. In addition to the nonqualified defined benefit restoration plan, we also have a supplemental pension plan for certain NEOs which provides fixed benefits at normal retirement age based upon the officer’s compensation over the 60-month period ending on his termination of employment. Messrs. Chapman, Benkert, and Christian are the current participants in the Company’s Unfunded Supplemental Retirement Plan, which is no longer open to new participants. Benefits under the supplemental plan are offset by Social Security, the tax-qualified defined benefit plan, the nonqualified defined benefit restoration plan and benefits under the tax-qualified defined contribution plan and nonqualified defined contribution plan attributable to contributions made by us and our subsidiaries. Note 11 to our financial statements for the year ended December 31, 2014 (included in the annual report on Form 10-K filed with the SEC on February 17, 2015) describes the valuation method and assumptions used to calculate the present value of the accumulated benefits included in this table.

(2)
Mr. Doty’s accrued balances in the Nonqualified Defined Benefit Restoration Plan and the Unfunded Supplemental Retirement Plan were amortized in accordance with his prior elections in the case of death, which, for both plans, instructs that account balances be paid in five annual installments to his designated beneficiary. The amortization schedule used to determine the five equal annual installment amounts was based upon the annual interest rate reflected in both plans. The amounts reflected in this column were paid to his designated beneficiary in 2014 and will be paid annually in this manner to his designated beneficiary through 2018.

NON-BARGAINING RETIREMENT PLAN
The Vectren Corporation Combined Non-Bargaining Retirement Plan is a tax-qualified defined benefit pension plan for salaried employees of the Company and certain subsidiaries, including the NEOs. The plan includes a cash balance formula and a traditional final average pay formula. The formula applicable to a particular participant depends on whether we or one of our predecessors first hired the participant and when that hire date occurred. Both formulas are based on the participant’s base salary and annual cash incentive, subject to the annual compensation limit under the Internal Revenue Code (set at $260,000 for 2014).

The NEO has a vested right to accrued benefits after five years of service or three years of service for the cash balance benefit. All NEOs are vested in their accrued benefit. The accrued benefit is based on the value of a cash balance account or the traditional final average pay formula based on service and compensation at the date of determination. In addition to the benefits at normal retirement, benefits are paid from this plan upon termination from employment due to voluntary or involuntary termination, disability, early retirement and death.

The cash balance formula provides for annual pay credits to the cash balance account of each NEO equal to the following percentage of his or her compensation for the year: Chapman–4.5% per year; Benkert–3.5% per year; and Hardwick, Christian, and Schach –2.5% per year. The cash balance formula also provides a credited interest rate for a plan year equal to the average annual yield for the ten-year U.S. Treasury Constant Maturities for October of the preceding year (plus 1% while employed). At the time of Mr. Doty’s death, he was entitled to a benefit equal to 1.52% times final average pay times years of service up to 30 years plus 0.69% times final average pay times service between 30 and 40 years. His beneficiary will make a 2015 election regarding distribution options. The differences in pension benefits among officers are primarily attributable to different tenures with the Company and its predecessors. For voluntary or involuntary termination or early retirement, the NEO is eligible for the accrued benefit determined as of the date of termination or retirement. The NEO may elect to receive the pension benefit as a lump sum; otherwise the pension benefit is paid in the form of an actuarially equivalent annuity.

For termination due to disability, the NEO will continue to accrue benefits in his or her cash balance account until age 65, unless he or she elects to receive the pension benefit. The NEO may elect to begin receiving benefits under the early retirement provisions above based on the benefits accrued to the date of commencement.

NONQUALIFIED DEFINED BENEFIT RESTORATION PLAN
The defined benefit restoration plan has the same formulas and conditions as the core defined benefit plan described above. This plan restores the benefits that are lost due to Internal Revenue Code limitations.

UNFUNDED SUPPLEMENTAL RETIREMENT PLAN
Messrs. Chapman, Benkert, and Christian are eligible to participate in our supplemental retirement plan which is based on final average pay and is offset by Social Security and retirement benefits. The benefit for life at normal retirement (65 years) is 65% of final average monthly pay over the prior sixty (60) consecutive calendar month period, less Social Security (on normal retirement) and other Company provided retirement benefits. If properly and timely elected, this benefit is payable in an actuarially equivalent joint and one-half survivor annuity option, a lump sum option, five year installment option or ten year installment option.

Messrs. Chapman, Benkert, and Christian are eligible to retire early under this plan, as each has attained age 55 and has completed 10 or more years of service. In that event, the amount payable is reduced based on the amount of time prior to age 65 that the eligible NEO retires. The benefit is further reduced by five-ninths of one percent for up to the first sixty calendar months that the benefit commences before age sixty-five (65) and by five-eighteenths of one percent for each calendar month that the benefit commences before age sixty (60).

An eligible NEO can also terminate due to total disability. The disability benefit starts payments at age sixty-five (65) and continues for life and is the same as described above for normal retirement.

Finally, if the eligible NEO dies prior to retirement, the eligible NEO’s spouse or other beneficiary is entitled to an actuarially equivalent payment, which will be made as a lump-sum payment or if properly elected in 5- or 10-year installments, as if the eligible NEO’s employment terminated immediately prior to the executive’s death.

No benefit will be paid if the eligible NEO is terminated for cause, as defined in the Company’s Executive Severance Plan beginning on page 57 of this proxy statement.

Nonqualified Deferred Compensation

We have historically offered our NEOs the opportunity to defer certain compensation into our deferred compensation plans. We have two unfunded plans due to the passing of the American Jobs Creation Act of 2004, which created a new Section 409A of the Internal Revenue Code. Section 409A caused companies to fundamentally change the way in which they manage deferred compensation. We believe that the best practice for companies, including ours, which had a deferred compensation plan as of the effective date of Section 409A was to, first, freeze their current plan and, second, create a new plan that complies with Section 409A. The first plan is frozen, meaning that employees can no longer make contributions to that plan but will continue to be paid benefits from that plan pursuant to its terms. The second plan is active, meaning that employees are currently making contributions to and receiving distributions from that active plan pursuant to the terms of that active plan.

Each currently-serving NEO in the Summary Compensation Table is eligible to participate in the Company’s deferred compensation plans. The active plan allows the NEO to receive restoration contributions to restore benefits limited by the Internal Revenue Code. At present, NEOs may defer base salaries, annual incentives and long-term incentives upon lapse of restrictions into the active deferred compensation plan. Each participant may elect to receive deferred compensation at a pre-selected date at least 3 years after the initial deferral year or on a change in control, and in any event, the participant will receive his or her deferred compensation on retirement (in a lump sum or, if properly elected, in annual installments over 5, 10 or 15 years), on non-retirement termination (in a lump sum or, if properly elected, in installments over 5 years), on disability (in a lump sum) and on death (in a lump sum). In addition, a NEO may receive a distribution in the event of an unforeseeable emergency. Finally, most distributions from the active plan will be delayed six months as is required by Section 409A of the Internal Revenue Code. All distributions from these plans are paid in cash.

Both deferred compensation plans are designed to offer a variety of measurement funds. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock, except that the deferred compensation plans do not include any limitation on the amount of the contributions which can be allocated to the Company’s common stock. The 401(k) plan limits the amount of new contributions which can be allocated to our common stock to no more than 10%.

The table below discloses the activity in our nonqualified deferred compensation plans for the NEOs in the Summary Compensation Table.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
Name	Contributions in Last	Contributions in Last	Earnings in Last	Withdrawals/	Balance at Last Fiscal
(a)	Fiscal Year (1)	Fiscal Year (2)	Fiscal Year	Distributions	Year End (3)
	(b)	(c)	(d)	(e)	(f)
Carl L. Chapman	$91,921	$95,335	$436,940	$74,307	$3,145,684
M. Susan Hardwick	$15,219	$10,897	$163,624	$0	$1,369,352
Jerome A. Benkert, Jr.	$22,650	$25,989	$69,718	$17,972	$2,173,508
Ronald E. Christian	$22,215	$26,054	$487,940	$0	$3,674,856
Eric J. Schach	$32,022	$13,407	$258,570	$21,110	$1,240,102
William S. Doty	$0	$465	$99,921	$1,058,227	$465

(1)
Amounts in this column are also included in the Summary Compensation Table, on page 49, in column (c) Salary, column (e) Non-Equity Incentive Plan Compensation and for Mr. Doty’s prorated annual incentive and outstanding stock units in column (g) All Other Compensation. This column includes the deferral of compensation during the fiscal year and includes accrued amounts that were earned and deferred.

(2)
Amounts in this column are deferred compensation contributions to restore employer contributions to the Company’s qualified defined contribution plan and are included in the Summary Compensation Table, on page 49, in Column (g) All Other Compensation as described in footnote five (5) to that table.

(3)
A record keeping account is established for each participant, and the participant chooses from a variety of measurement funds for the deemed investment of his or her account. The measurement funds are the same as the funds in our 401(k) plan and include an investment in Company stock. The earnings measures are market-based and do not include any above-market or preferential earnings. The balance fluctuates with the investment returns on those funds. For Mr. Doty, as of December 31, 2014, his account had a balance of $465; however, his full balance in the Nonqualified Deferred Compensation Plan, including this amount, has now been paid to his designated beneficiary. The balance was a result of column (c) calculations that were performed after December 31, 2014, which are further described in footnote two (2) above.

Of the totals in this column, the following amounts have been reported in the Summary Compensation Table for this year and for previous years:

Name	2014	Previous Years (a)	Total
Carl L. Chapman	$187,256	$1,334,209	$1,521,465
M. Susan Hardwick	$26,116	NA	$26,116
Jerome A. Benkert, Jr.	$48,639	$571,233	$619,872
Ronald E. Christian	$48,269	$1,135,834	$1,184,103
Eric J. Schach	$45,429	NA	$45,429
William S. Doty	$465	$555,269	$555,734

(a)
Amounts in this column represent base salaries and annual incentives deferred into the Company’s Nonqualified Deferred Compensation Plan from 1999-2005 for Messrs. Benkert and Chapman and from 2001-2005 for Messrs. Christian and Doty. These amounts were previously disclosed as compensation paid to the executive in the Summary Compensation Table for those years, even though a portion of this compensation was deferred. Also, included in this total are the amounts disclosed for years 2006-2013 in the Executive Contributions and Registrant Contributions columns of the 2006-2013 Nonqualified Deferred Compensation Tables. Not included in this total are other forms of compensation previously deferred into the nonqualified deferred compensation plan prior to the individual being required to be included in the Summary Compensation Table or under a predecessor plan. “NA” is provided for Ms. Hardwick and Mr. Schach, as 2014 is their first year as NEOs.

Potential Payments Upon Termination or Change in Control

The Company no longer maintains employment agreements with its NEOs. Rather, the Company maintains a severance plan and change in control agreements with its NEOs who are actively employed by the Company. These change in control agreements and severance plan are described below. On August 25, 2014, Mr. Doty’s employment with the Company terminated upon his death. The payments made or to be made to his designated beneficiary as a result of his death and termination of employment with the Company are set forth in the subsequent table. The purpose of the severance plan and change in control agreements is to provide our NEOs with certain severance benefits upon qualifying terminations. This benefit allows the NEOs to focus on the business of the Company without the distraction of the qualifying termination on the NEO’s employment and then to provide the NEO with a smooth transition to other employment. Severance benefits are payable under the severance plan and the change in control agreements only if the NEO’s employment is terminated by the Company other than for cause, death or disability, or the officer resigns employment for good reason (as defined in the applicable document). In order to receive severance benefits under the severance plan, the NEO must first execute and deliver to the Company a release of all employment related claims. If the change in control agreement provides severance benefits to the NEO, that officer’s participation in the severance plan will automatically terminate.

In addition, in exchange for the opportunity to participate in the severance plan, during the time the severance plan is in effect, the NEO must agree to maintain the Company’s proprietary information confidential during employment and thereafter, not to compete with the Company or its affiliates while employed, not to solicit the employees or customers or prospective customers of the Company or its affiliates while employed and for a period of 12 months after employment ends and not to disparage the Company or any of its affiliates during and after employment ends. In addition, in order to receive severance under the severance plan, the NEO will be required to agree not to compete with the Company or its affiliates for the period of time during which severance is paid.

As a condition to the NEO’s participation in the severance plan, the executive must agree that the Company can clawback or recoup certain payments made to the NEO if such is permitted pursuant to any policy or program of the Company.

The severance plan may be amended by the Compensation Committee any time it deems the modification necessary based on changes in market conditions, as documented by an independent compensation consultant. Any termination or other amendment may be made by the Compensation Committee in its sole discretion and requires a notice of one year to the NEO. The change in control agreement terminates immediately upon a cessation of the NEO’s employment prior to a change in control and can be terminated by the Company after one year’s notice is provided to the NEO.

The definitions of the terms “Cause,” “Good Reason” and “Change in Control” are central to an understanding of the potential payments to the continuing NEOs pursuant to their change in control agreements and participation in the severance plan. Below we provide a summary of those definitions and refer you to the applicable document for the full definition. You may access the documents by reviewing the Form 8-K filed on January 5, 2012, which may be accessed at www.vectren.com.

Cause: If the NEO’s employment is terminated by the Company for ‘cause’, no severance is paid. In general, we have cause to terminate the NEO if the officer has engaged in any of the specific activities listed in the applicable document, including intentional gross misconduct by the NEO damaging in a material way to the Company or any affiliate; commission of fraud against the Company or any affiliate; and public acts of dishonesty or conviction of a felony; and with respect to the change in control agreement, a material breach of the change in control agreement that the NEO has not cured after reasonable notice and an opportunity to cure.

Good Reason: If the NEO resigns employment for ‘good reason,’ which prior to a change in control requires appropriate notice to the Company and the subsequent failure of the Company to cure the circumstances that led to the good reason event, then severance is paid upon the executive executing and delivering to the Company a release. The definition of good reason under the severance plan is different from that in the change in control agreement. The Compensation Committee believes this difference is appropriate because the circumstances of the NEO’s employment could change dramatically after a change in control. The Compensation Committee believes that it is in the best interests of the Company to maximize the ability of the NEO to focus on the change in control transaction without concern about the circumstances of the executive’s continued employment. As such, prior to a change in control (which is when the severance plan applies), the good reason events are limited, and after a change in control (which is when the change in control agreement applies) the good reason events are expanded.

Good Reason for purposes of the severance plan generally includes a material diminution in base compensation, or authority, duties or responsibilities; a material change in the geographic location where services are performed; or a material breach by the Company of the severance plan. Good Reason for the purpose of the change in control agreements generally includes a demotion, the assignment of any duties or responsibilities inconsistent with his status, position or responsibilities, removal from any positions or failure to reappoint or reelect to any positions; a reduction in base salary; failure to increase base salary within 12 months of the last increase in base salary in an amount reasonably comparable to other executives of the Company and its affiliates; the relocation of the principal executive offices by more than 50 miles; reduction in total direct compensation opportunity; failure to continue any incentive, bonus or other compensation plan in which the executive participated prior to the change in control, unless there is a substitute or alternative plan available; the Company’s failure to permit the NEO’s continued participation in the plan or material reduction in the NEO’s participation in the plan; failure to provide aggregate benefits reasonably comparable to other executives of the Company and its affiliates; failure to obtain a satisfactory agreement from any successor to assume and agree to perform the agreement; or a request by the Company or any affiliate that the NEO participate in an unlawful act or take any action constituting a breach of the NEO’s professional standard of conduct.

Change in Control: A change in control generally includes any of the following events: a “person,” as defined in the Securities Exchange Act of 1934, acquires 30% or more of the Company’s common stock or of voting securities entitled to vote generally in the election of directors; or a majority of the Board is replaced in certain circumstances; or the consummation of certain reorganizations, mergers or consolidations involving the Company; or the consummation of a shareholder approved liquidation, dissolution or sale of substantially all of our assets which meets certain conditions.

Under the change in control agreements for the NEO, if, during the period beginning on the change in control and continuing for two years thereafter, the Company and all affiliates terminate the NEO’s employment other than for cause, death or disability, or the NEO resigns employment for good reason, then the Company will provide the NEO with the following benefits: a termination payment based upon a multiple of base salary plus target annual incentive, which multiple is three for Mr. Chapman and two for Messrs. Benkert and Christian, and one and one-half for Ms. Hardwick and Mr. Schach; and the continuation of medical, prescription, dental and other welfare benefit plans for three years for Mr. Chapman, and two years for Messrs. Benkert and Christian, and one and one-half years for Ms. Hardwick and Mr. Schach. No payments under the change in control agreement will be made to the Company’s NEOs upon a change in control unless their employment also terminates under the conditions described above. If a NEO is a party to a change of control agreement that provides severance benefits following a change in control, then that NEO’s participation in the severance plan will automatically terminate upon the occurrence of such change in control and no benefits will be paid from the severance plan. The change in control agreements do not have an excise tax gross-up feature.

Under the severance plan, the Company will provide the following benefits upon a termination by the Company and all affiliates other than for cause, death or disability or upon a resignation by the NEO for good reason: a termination payment based upon a multiple of base salary, which multiple is two for Mr. Chapman and one and one-half for Messrs. Benkert and Christian, and one for Ms. Hardwick and Mr. Schach; a prorated portion (based on the number of days in the year of termination during which the Participant was employed) of the annual incentive the executive would have received for the year of termination had he or she remained employed through the entire year (based on the actual performance for the year of termination); a lump sum payment in cash equal to the product of two for Mr. Chapman and one and one-half for Messrs. Benkert and Christian, and one for Ms. Hardwick and Mr. Schach times the annual amount of employer and employee contributions to the medical, prescription and dental plans; and a lump sum payment in cash equal to six months of fees of an outplacement service provider identified by the Company for the provision of a reasonable amount of outplacement services for the executive.

The At Risk Plan provides termination or change in control benefits to NEOs. Upon a change in control and in the event the NEO terminates employment from the Company with good reason, as described above, or is terminated by the Company without cause, all outstanding stock unit awards will vest. If the change in control and qualified termination occurs before the end of the performance period, the stock unit awards will immediately vest without any further adjustment. If upon a change in control the successor company or Company is unable to substitute or replace the stock unit awards on substantially equivalent terms, the previously granted stock unit awards will immediately vest on the change in control. If the change in control occurs before the end of the annual incentive award performance period, the annual incentive award payment will be prorated for the portion of the performance period the NEO was an active participant in the plan and will be considered earned as if the Company achieved a target performance level. If the change in control occurs after the end of the annual incentive performance period, the annual incentive award payment will be based on actual performance.

Prior to a change in control, upon the NEO’s death, disability or retirement after the end of the stock unit awards’ performance period, the restrictions on the stock unit awards will be removed and stock unit awards will immediately vest. In the event the NEO’s disability or retirement occurs before the end of the performance period, the restrictions on the stock unit awards will be removed upon or after the expiration of the performance period and adjusted or forfeited based on actual performance prorated as necessary to reflect the period of time during which the NEO was employed during the performance period. In the event of the NEO’s death before the end of the performance period, the restrictions on the stock unit awards will be removed and the NEO’s beneficiary will be entitled to the number of stock unit awards contingently granted. Prior to a change in control, upon the executive’s death or disability before the end of the performance period, the annual incentive award payment will be assumed to have achieved a target performance level and will be prorated as necessary to reflect the period of time during which the NEO was employed in the performance period. In the event the NEO’s death or disability occurs after the performance period, the annual incentive payment will be based on actual performance. In the event of the NEO’s normal retirement, the annual incentive award payment will be based on actual performance and will be prorated as necessary to reflect the period of time during which the NEO was employed in the performance period.

The following tables set forth the potential payments to the NEOs who are currently employed by the Company upon the termination of their employment with the Company, including a termination following a change in control. The tables assume that each termination event occurred on December 31, 2014, and the amounts shown are based upon the $46.23 per share closing price of the Company’s common stock on December 31, 2014. The tables do not include retirement benefits payable to the executives shown in the 2014 Pension Benefits Table on page 54.

Name	Termination by Company without cause or by the executive for good reason	Termination following a change in control	Termination by Company for cause or by executive without good reason	Normal Retirement or Disability	Death
Carl L. Chapman
Pro Rata Bonus	$977,144	$977,144	$0	$977,144	$977,144
Termination Payment	$1,680,000	$5,040,000	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$10,801,362	$0	$7,854,369	$10,801,362
Continuation of Welfare Plans (present value)	$23,458	$96,115	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$2,686,602	$16,914,621	$0	$8,831,513	$11,778,506
Previously Earned Deferred Compensation (2)	$3,145,684	$3,145,684	$3,145,684	$3,145,684	$3,145,684
Total (3)	$5,832,286	$20,060,305	$3,145,684	$11,977,197	$14,924,190

M. Susan Hardwick
Pro Rata Bonus	$183,658	$183,658	$0	$183,658	$183,658
Termination Payment	$326,300	$758,648	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$1,289,031	$0	$920,193	$1,289,031
Continuation of Welfare Plans (present value)	$5,768	$18,874	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$521,726	$2,250,211	$0	$1,103,851	$1,472,689
Previously Earned Deferred Compensation (2)	$1,369,352	$1,369,352	$1,369,352	$1,369,352	$1,369,352
Total (3)	$1,891,078	$3,619,563	$1,369,352	$2,473,203	$2,842,041

Jerome A. Benkert, Jr.
Pro Rata Bonus	$259,001	$259,001	$0	$259,001	$259,001
Termination Payment	$456,150	$973,120	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$3,904,493	$0	$2,948,734	$3,904,493
Continuation of Welfare Plans (present value)	$22,093	$40,362	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$743,244	$5,176,976	$0	$3,207,735	$4,163,494
Previously Earned Deferred Compensation (2)	$2,173,508	$2,173,508	$2,173,508	$2,173,508	$2,173,508
Total (3)	$2,916,752	$7,350,484	$2,173,508	$5,381,243	$6,337,002

Ronald E. Christian
Pro Rata Bonus	$303,886	$303,886	$0	$303,886	$303,886
Termination Payment	$602,850	$1,326,270	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$3,042,720	$0	$2,297,893	$3,042,720
Continuation of Welfare Plans (present value)	$20,186	$43,717	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$932,922	$4,716,593	$0	$2,601,779	$3,346,606
Previously Earned Deferred Compensation (2)	$3,674,856	$3,674,856	$3,674,856	$3,674,856	$3,674,856
Total (3)	$4,607,778	$8,391,449	$3,674,856	$6,276,635	$7,021,462

Eric J. Schach
Pro Rata Bonus	$200,843	$200,843	$0	$200,843	$200,843
Termination Payment	$356,800	$829,560	$0	$0	$0
Payment of Stock Unit Awards (1)	$0	$1,479,545	$0	$1,069,855	$1,479,545
Continuation of Welfare Plans (present value)	$16,722	$31,543	$0	$0	$0
Outplacement Services	$6,000	$0	$0	$0	$0
Subtotal	$580,365	$2,541,491	$0	$1,270,698	$1,680,388
Previously Earned Deferred Compensation (2)	$1,240,102	$1,240,102	$1,240,102	$1,240,102	$1,240,102
Total (3)	$1,820,467	$3,781,593	$1,240,102	$2,510,800	$2,920,490

(1)
Amounts shown represent the unvested stock unit awards that would be paid to a NEO in connection with termination events listed in this table. In the event of disability or normal retirement, payments are prorated based upon that portion of the applicable performance period during which the NEO was an active participant in the At Risk Plan and with the assumption that target performance goals under the At Risk Plan are met. In the event of a NEO’s death, or upon a change of control that fully meets conditions outlined on pages 58-59, vesting is accelerated, and payments are not prorated or adjusted for performance. All other payments remain subject to scheduled performance adjustments, except for any portion of a payment that is attributable to a 2012 stock unit grant, which already contains performance adjustments approved by the Compensation Committee in February 2015. In the event of a Company termination with or without cause or a NEO resignation with or without good reason, all interests in stock unit awards are forfeited.

(2)
The amount shown as deferred compensation is the total value of the NEO’s nonqualified deferred compensation plan accounts as shown in the 2014 Nonqualified Deferred Compensation Table. This amount will be paid in accordance with the plan document upon separation or retirement from the Company. Depending upon the election made by the executive, a change in control could accelerate the payment of these amounts. Also, depending on the event and the election made, these amounts may be paid in installments.

(3)
The total payment following a change in control will be reduced to a level below the Section 280G safe harbor amount if the NEO would receive a higher after-tax benefit than if the executive were to pay the applicable excise tax on the full payment amount.

Mr. Doty’s employment ended following his death on August 25, 2014. The following table illustrates all payments made to Mr. Doty’s designated beneficiary in connection with the termination of his employment:

Name	Pro Rata Bonus (1)	Outstanding Equity (2)	Unfunded Supplemental Retirement Plan (3)	Nonqualified Defined Benefit Restoration Plan (4)	Nonqualified Deferred Compensation Plan (5)	Total
William S. Doty	$146,791	$2,684,389	$250,332	$205,003	$1,031,514	$4,318,029

(1)	The 2014 annual incentive, prorated to reflect active service, and paid in 2014.

(2)
A lump-sum payment, which reflects the accelerated vesting and valuation of all outstanding equity incentive stock units, effective August 25, 2014. Further equity details are discussed in footnote five (5) of the Summary Compensation Table on page 50.

(3)	The first of five equal installments to be paid annually to Mr. Doty’s beneficiary from 2014 to 2018, based on Mr. Doty’s prior elections in the Unfunded Supplemental Retirement Plan.

(4)	The first of five equal installments to be paid annually to Mr. Doty’s beneficiary from 2014 to 2018, based on Mr. Doty’s prior elections in the Nonqualified Defined Benefit Restoration Plan.

(5)
The balance of Mr. Doty’s Nonqualified Deferred Compensation Plan account has been paid in full to his designated beneficiary. Further details are discussed in footnote five (5) of the Summary Compensation Table on page 50.

Compensation Risk Assessment

A team of employees led by the executive vice president, chief legal and external affairs officer and secretary, and under the oversight of the Board’s Compensation Committee and Audit Committee, conducted an inventory of the long and short-term compensation plans and programs of the Company and its subsidiaries. The effort involved the evaluation of plan design elements including caps, payout cliffs, triggers, funding mechanisms and payout amounts and governance features including approvals, independent oversight and accurate and timely payouts. The effort included an assessment of the relationship of these features and elements to risk management and risk taking by employees of the Company and its subsidiaries. The following conclusions were reached with respect to the characteristics of our compensation plans and programs:

•
For NEOs and other officers, significant weighting is placed towards compensation from long-term plans that issue equity awards and have a three-year performance period and therefore discourages short-term risk taking;

•	The use of linear interpolation for annual and long-term incentive awards minimizes payout cliffs and the resulting potential for a large percentage loss of compensation;

•	Formal approval and plan monitoring processes are in place;

•	Incentive awards are capped by the applicable committee, board or plan;

•
The performance metrics for the annual incentive compensation are driven primarily by earnings measures, but a significant portion of annual incentive plans include non-financial metrics such as customer satisfaction, conservation and safety;

•
The performance metrics for the long-term incentive compensation under the At Risk Plan are balanced between total shareholder return compared to the peer group and the absolute measure of return on equity; and

•	Share ownership and recoupment policies are in place.

Based on the review and analysis described above, which was presented to and reviewed by the Compensation Committee and Audit Committee, management concluded that the Company’s incentive plans, along with its subsidiary incentive plans, include many or all of the above listed risk-mitigating elements. As a result of this review, management has concluded that the current compensation plans, practices and policies of the Company and its subsidiaries do not promote excessive risk taking which would be reasonably likely to have a material adverse effect on the Company.

Item 2. Non-Binding Proposal to Approve the Compensation of Our Named Executive Officers

In accordance with regulations implementing the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are requesting your non-binding approval of the compensation of our NEOs. Under Indiana law, the non-binding approval will be given if votes cast for approval exceed votes cast against approval. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. The compensation of our NEOs is described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative starting on page 35 of this proxy statement.

The Compensation Committee designs our NEO’s compensation program to reward the achievement of our short-term and long-term objectives and relates the compensation to the value created for our shareholders. Our compensation program also reflects competitive and best practices in the marketplace. The mix of compensation components is competitive with that of other companies of similar size and operational characteristics, links compensation to corporate performance and individual performance and encourages stock ownership by senior management. Based on its review of the total compensation of our NEOs for 2014, the Compensation Committee believes that the total compensation for each of the NEOs is reasonable and effectively achieves the objective of aligning compensation with performance measures directly related to our financial goals and creation of shareholder value without encouraging our NEOs to take unnecessary or excessive risks.

The “Compensation Discussion and Analysis” section of this proxy statement and the accompanying tables and narrative starting on page 35 of this proxy statement provide a comprehensive review of our NEO compensation objectives, program and rationale. We urge you to read this disclosure before voting on this proposal.

At the Company’s meeting of shareholders held on May 22, 2014, approximately ninety-six percent (96%) of the votes cast on the say-on-pay proposal were voted in favor of this proposal. The Compensation Committee believes this affirms our shareholders’ support of the Company’s approach to executive compensation.

For the reasons stated above, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are requesting your non-binding approval of the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote on this proposal will be non-binding on us and the Board and will not be construed as overruling a decision by us or the Board. Your vote will not create or imply any change to our fiduciary duties or create or imply any additional fiduciary duties for us or the Board. However, the Board values the opinions that our shareholders express in their votes and will consider the outcome of the vote when making future executive compensation decisions as it deems appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE TO “APPROVE” THE NON-BINDING ADVISORY PROPOSAL
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Item 3. Ratification of Reappointment of Independent Registered Public Accounting Firm

The Board of Directors recommends that the shareholders ratify the Board’s Audit Committee selection of Deloitte as the independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2015. A representative of Deloitte will be present at the annual meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

The appointment of Deloitte will be ratified if the votes cast for ratification exceed the votes cast against ratification. Abstentions will not be counted as votes cast and, therefore, will not be counted as votes either for or against the proposition. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to select other auditors. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Board determines that such change would be in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

Independent Registered Public Accounting Firm of the Company

The Board of Directors and the Audit Committee have selected Deloitte as the independent registered public accountants of the Company and its subsidiaries for 2015. See “Report of the Audit and Risk Management Committee.”

AUDIT AND NON-AUDIT FEES
The following tabulation shows the audit and non-audit fees incurred and payable to Deloitte for the years ended December 31, 2014 and December 31, 2013:

	2014	2013
Audit Fees (1)	$1,506,125	$1,415,807
Audit-Related Fees (2)	$585,650	$530,391
Tax Fees (3)	$106,575	$95,589
All Other Fees	$0	$0

Total Fees Incurred and Payable to Deloitte (4)	$2,198,350	$2,041,787

(1)
Aggregate fees incurred and payable to Deloitte for professional services rendered for the audits of the Company’s 2014 and 2013 fiscal year annual financial statements and the review of financial statements included in Company’s Forms 10-K or 10-Q filed during the Company’s 2014 and 2013 fiscal years. The amount includes fees related to the attestation to the Company’s assertion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $176,925 and $128,607 in 2014 and 2013, respectively.

(2)
Audit-related fees consisted principally of reviews related to various financing transactions, regulatory filings, consultation on various accounting issues, and audit fees related to the stand alone audits of certain nonutility consolidated subsidiaries of the Company. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $28,250 and $12,141 in 2014 and 2013, respectively.

(3)
Tax fees consisted of fees paid to Deloitte for the review of tax returns, consultation on other tax matters of the Company and of its consolidated subsidiaries. In addition, this amount includes the reimbursement of out-of-pocket costs incurred related to the provision of these services totaling $9,755 and $11,889 in 2014 and 2013, respectively.

(4)
Pursuant to its charter, the Audit Committee is responsible for selecting, approving professional fees and overseeing the independence, qualifications and performance of the independent registered public accounting firm. The Audit Committee has adopted a formal policy with respect to the pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm. Pre-approval is assessed on a case-by-case basis. In assessing requests for services to be provided by the independent registered public accounting firm, the Audit Committee considers whether such services are consistent with the auditors’ independence, whether the independent registered public accounting firm is likely to provide the most effective and efficient service based upon the firm’s familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The audit-related, tax and other services provided by Deloitte in the last year and related fees were approved by the Audit Committee in accordance with this policy.

CHANGES IN AND DISAGREEMENTS WITH AUDITORS IN ACCOUNTING AND FINANCIAL DISCLOSURE
        None.

Shareholder Proposals for 2016 Annual Meeting

Under Rule 14a-8 promulgated pursuant to the Securities Exchange Act of 1934, shareholders of the Company may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the 2016 annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2016 annual meeting, shareholder proposals must be received at the Company’s principal office, One Vectren Square, 211 N.W. Riverside Drive, Evansville, Indiana 47708, Attention: Corporate Secretary, no later than November 24, 2015 and must otherwise comply with the requirements of Rule 14a-8.

If a shareholder desires to bring business before the meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, the shareholder must follow procedures outlined in the By-Laws. A copy of these procedures is available upon request from the corporate secretary at the address referenced above. One of the procedural requirements in the By-Laws is timely notice in writing of the business the shareholder proposes to bring before the meeting, even if such matter is already the subject of any notice to the shareholders or public disclosure from the Board of directors. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not later than the close of business on the 90th day nor earlier than the 120th day prior to the first anniversary date of the annual meeting of the shareholders for the preceding year; provided, however, that if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, such shareholder notice shall be given by the later of: (a) the close of business on the 90th day prior to the actual date of shareholder meeting, or (b) the close of business on the tenth day following the day on which the notice of the annual meeting is first publicly announced or disclosed. The shareholder’s notice must set forth (i) a brief description of the matter to be brought before the annual meeting, (ii) the name and address as they appear on the corporate records of the shareholder proposing the business, (iii) the number of shares of capital stock of the Company owned by the shareholder beneficially and of record together with a representation that the shareholder will notify the Company in writing of the class and number of such shares owned beneficially and of record for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (c) a description of any agreement, arrangement or understanding with respect to such proposal between or among the shareholder and any of its affiliates or associates, and any others (including their names) acting in concert with any of the foregoing together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (d) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any of its affiliates or associates with respect to shares of stock of the Company, together with a representation that the shareholder will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed, (e) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal contained in the notice, (f) a representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the proposal and/or otherwise to solicit proxies from shareholders in support of such proposal, and (g) any other information relating to such shareholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Appendix A

EXCERPT FROM CODE OF BY-LAWS OF VECTREN CORPORATION

SECTION 3.6 (b). DIRECTOR QUALIFICATIONS
(b)
Director Qualifications. The following represents the non-exclusive list of criteria that must be considered by the Governance Committee (as established in Section 4.9 hereof) in assessing whether any proposed candidate/nominee should be considered for membership on the Board. Generally, the criteria will be employed by the Governance Committee when recruiting individuals for membership, as well as responding to properly submitted nominees provided to the Governance Committee or the Board in accordance with the procedures and requirements applicable to that process. The criteria are as follows:

1.	The satisfaction of the requirements for “independence” as that concept is established from time to time by the Board;

2.	The satisfaction of other potentially applicable “independence” and eligibility requirements, such as those required of members of the Audit Committee and the Compensation Committee;

3.
The person’s professional experiences, including achievements, and whether those experiences and achievements would be useful to the Board, given its existing composition, in discharging its responsibilities;

4.
The person’s subject matter expertise, i.e., finance, accounting, legal, management, technology, strategic visioning, marketing, and the desirability of that particular expertise given the existing composition of the Board;

5.	The viewpoint, background and demographics of the person and whether the person would positively contribute to the overall diversity of the Board;

6.	The person’s professional ethics, integrity and values;

7.	The person’s intelligence and ability to make independent analytical inquiries;

8.	The person’s stated willingness and ability to devote adequate time to Board activities, including attending meetings and development sessions and adequately preparing for those activities;

9.
The person’s service on more than three (3) public company boards, excluding the Board, unless the Governance Committee concludes, based upon a review of all of the facts and circumstances, that such service on more than three other public company boards would not impair the ability of the proposed candidate/nominee to discharge their responsibilities as a member of the Board, and, provided further, the proposed candidate/nominee does not serve on more than five (5) other public company boards;

10.	The person’s principal business responsibilities;

11.	Whether the person would be able to serve on the Board for an extended period of time;

12.
Whether the person has, or potentially could have, a conflict of interest which would affect the person’s ability to serve on the Board or to participate in decisions that are material to the Corporation; and

13.	Whether and to what extent the person has an ownership interest in the Corporation.

The foregoing criteria represent a non-exclusive list of factors to be considered when evaluating potential candidates and responding to properly submitted nominees. In each case, the then existing composition of the Board, its current and prospective needs, the operating requirements of the Corporation, and the long-term interests of the Corporation’s shareholders will be included in the mix of factors to be reviewed and assessed when performing this evaluation.

The review and application of these criteria will initially be conducted by the Governance Committee, and, following that action, the matter will then be presented to the Board for action, if appropriate and advisable. If any Board member, not a member of the Governance Committee, requests an independent review of any candidate against these criteria, the full Board shall conduct such a review.

Appendix B

EXCERPT FROM CODE OF BY-LAWS OF VECTREN CORPORATION

SECTION 4.15. QUALIFICATIONS FOR CONTINUED SERVICE, RETIREMENT
(a)
No director who has attained the age of seventy-five (75) years is qualified to remain a director longer than the term of office during which they turned age seventy-five (75), unless this prohibition is waived by a majority of the independent members of the Board, excluding the director seeking the waiver, or a majority of the members of the Governance Committee, excluding the director seeking the waiver, subject to the disclosure and other provisions of the Securities and Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.

(b)
The following qualifications are to be considered by the board of directors to determine whether an individual director may continue to be a director or may be re-nominated to be a director upon the expiration of his or her term:

(i)
If the director is to be counted as one of the Corporation’s “independent” directors, as that term is defined from time to time by the board of directors, and he or she no longer qualifies as an “independent” director;

(ii)
If the director serves on the boards of directors of more than three (3) or more public companies in addition to the Corporation and the Governance Committee has concluded that such service would impair the ability of the director to discharge their responsibilities as a member of the board, and, provided further, the director does not serve on more than five (5) other public company boards;

(iii)	If there is a change in the director’s principal business activity which affects the director’s continuing ability to contribute to the Corporation;

(iv)	If the director fails to comply with the duly adopted share ownership guidelines (following a transition period for new service or an increase in the ownership equivalents);

(v)	If the director consistently fails to attend functions of the board of directors, including board meetings, committee meetings and board development activities;

(vi)	If the director fails to abide by the Code of Conduct applicable to the directors;

(vii)	If the director fails to comply with the Corporate Governance Guidelines;

(viii)	If the director has received more than a 50% withhold vote in an election where his or her name is on the ballot; or

(ix)	If the director is no longer able to fulfill the duties of a director of the Corporation.

(c)
The Governance Committee shall first make the determination whether an individual director is qualified to remain on the board of directors or to be re-nominated to the board of directors if his or her term is expiring. Thereafter, if a director is determined by the Governance Committee to not meet the qualifications, the matter shall be referred to the full board of directors with the affected director being excused from the meeting and consideration.

Appendix C

GAAP TO NON-GAAP RECONCILIATIONS
The discussion in the “Compensation Discussion and Analysis” section of this proxy statement relating to the achievement of performance targets under the Company’s At Risk Plan includes a discussion of certain adjusted consolidated earnings per share and adjusted return on equity incentive measures which are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures should not be considered in isolation from, or as replacements for, earnings per share in accordance with GAAP, nor as substitutes for measures of profitability reported in accordance with GAAP. Our Compensation Committee uses these non-GAAP measures for performance-based compensation purposes only. The following chart reconciles these non-GAAP measures discussed in the Compensation Discussion and Analysis to the closest GAAP measures.

The chart below reconciles consolidated net income and consolidated basic earnings per share to the adjusted results by excluding the accounting impacts relating to the results and loss on the transaction of Vectren Fuels, Inc. through the date of sale, August 29, 2014, when the Company exited the coal mining business.

(In millions, except EPS)	GAAP Measure	Exclude Vectren Fuels, Inc. Results (1)	Non-GAAP Measure
Consolidated Net Income	$166.9	$20.2	$187.1
Return on Equity	10.59%	1.28%	11.87%
Basic EPS	$2.02	$0.25	$2.27

(1)
Results were further adjusted to reflect financing assumptions consistent with the target resulting in a $.01 per share reduction. The Non-GAAP reconciliation provided in the 10-K illustrates a Non-GAAP EPS of $2.28.

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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY YOU. IF NO DIRECTION IS GIVEN, THE NAMED PROXY HOLDERS
WILL VOTE FOR ITEMS 1, 2 AND 3. THE NAMED PROXY HOLDERS WILL VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS THAT
MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY CAN BE REVOKED BY YOU AT ANY TIM E PRIOR TO THE VOTE ON THE ITEMS.

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3 below.

1.	Election	01 Carl L. Chapman	05 Martin C. Jischke	09 R. Daniel Sadlier	☐	Vote FOR	☐	Vote WITHHELD
	of all	02 James H. DeGraffenreidt, Jr.	06 Robert G. Jones	10 Michael L. Smith		all nominees		from all
	directors:	03 John D. Engelbrecht	07 J. Timothy McGinley	11 Jean L. Wojtowicz		(except as		nominees
		04 Anton H. George	08 Patrick K. Mullen			marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve a non-binding advisory resolution approving the compensation of	☐	For	☐	Against	☐	Abstain
the named executive officers.

3.	Ratify the reappointment of Deloitte & Touche LLP as the independent registered	☐	For	☐	Against	☐	Abstain
public accounting firm for Vectren Corporation and its subsidiaries for 2015.

Address Change? Mark box, sign, and indicate changes below: ☐			Date ______________________________

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Vectren Corporation

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 12, 2015
10:00 a.m. (CDT)

One Vectren Sq.
211 N.W. Riverside Dr.
Evansville, IN 47708

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Vectren Corporation One Vectren Sq. Evansville, IN 47708	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 12, 2015.

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